   As filed with the Securities and Exchange Commission on February 9, 1999

                                                       Registration No.333-59421
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                                 Pre-Effective
                                Amendment No. 1
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------
                       HOME SECURITY INTERNATIONAL, INC.
                      (Name of Registrant in its Charter)

         Delaware                    1731                    98-0169495
(State or jurisdiction of     (Primary Standard           (I.R.S. Employer
     incorporation or             Industrial            Identification No.)
      organization)       Classification Code Number)

                          Level 7, 77 Pacific Highway
                            North Sydney, NSW 2060
                            (011) (61-2) 9936-2424
         (Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

                           111 E. Wacker Drive #2800
                         Chicago, Illinois 60601-4205
                                (312) 602-2000

           (Name, address and telephone number of agent for service)

                                  Copies to:
                               Arthur Don, Esq.
                          Fernando R. Carranza, Esq.
                               D'Ancona & Pflaum
                            30 North LaSalle Street
                                  Suite 2900
                            Chicago, Illinois 60602
                                (312) 602-2000
                              FAX (312) 602-3000
                                 ---------------
  Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================
                                                              Proposed
                                                 Proposed      maximum
                                  Amount         maximum      aggregate   Amount of
    Title of each class of         to be      offering price  offering   registration
 securities to be registered   registered(2)   per unit(1)    price(1)      fee(3)
-------------------------------------------------------------------------------------
 Common Stock................    2,150,000      $9.5625      $20,559,375     $5,716
=====================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 (the "Securities Act"), based upon the average of the high and low prices of Common Stock as reported on the American Stock Exchange on February 4, 1999.
(2) All shares to be sold by the Selling Shareholder.
(3) Includes $4,522 credit for registration fee paid with the initial S-1 filing dated July 20, 1998, Registration No. 333-59421.

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                 SUBJECT TO COMPLETION DATED FEBRUARY 9, 1999

PROSPECTUS
                               2,150,000 Shares

                                      LOGO

                       Home Security International, Inc.

                                  Common Stock

  This Prospectus relates to the offer and sale by FAI Home Security Holdings Pty Ltd. ("FAI" or "Selling Shareholder") of up to 2,150,000 shares (the "Shares") of Common Stock, $.001 par value, of Home Security International,
Inc. ("Company"). The Shares may be offered by the Selling Shareholder in transactions on the American Stock Exchange or such other markets upon which the Company may from time to time list its shares of Common Stock, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution." Pursuant to a Registration Rights Agreement the Selling Shareholder shall, for a period of twelve (12) months following the effective date of this Prospectus, have the ability to sell up to 25% of its holdings in the Company during any ensuing three month period. Thereafter the Selling Shareholder will have the ability to sell its entire interest in the Company. See "Certain Transactions--Transactions with FAI Insurances." The shares of Common Stock of the Company are traded on the American Stock Exchange under the symbol "HSI." On February 4, 1999, the last reported sale price for the Common Stock on the American Stock Exchange was $9.750 per share. See "Price Range of Common Stock." The Company will receive none of the proceeds from the sale of the Shares by the Selling Shareholder. See "Use of Proceeds."

                                  -----------

  See "Risk Factors" commencing on page 5 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

  NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING NOT CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF THE SECURITIES MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN OR THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN ARE CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               -----------------

                               TABLE OF CONTENTS
                                                             Page
                                                             ----
            Prospectus Summary ..............................   1
            Risk Factors ....................................   5
            Use of Proceeds .................................  11
            Dividend Policy .................................  11
            Price Range of Common Stock .....................  11
            Capitalization ..................................  12
            Selected Financial Data .........................  13
            Management's Discussion and Analysis of
              Financial Condition and Results of
              Operations ....................................  15
            Business ........................................  23
            Management ......................................  35
            Certain Transactions ............................  40
            Principal Shareholders ..........................  43
            Description of Securities .......................  45
            Shares Eligible for Future Sale .................  47
            Plan of Distribution ............................  48
            Legal Matters ...................................  49
            Experts .........................................  49
            Additional Information ..........................  49
            Certain Forward-Looking Statements ..............  50
            Index to Financial Statements ................... F-1

            =====================================================

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and notes thereto appearing elsewhere in this prospectus ("Prospectus"). As used throughout this Prospectus, unless the context otherwise requires, the terms "Company" or "Home Security International, Inc." refer to Home Security International, Inc., its wholly owned subsidiaries and its predecessor entities. Each prospective investor is urged to read this Prospectus in its entirety. All figures are in U.S. dollars unless otherwise noted. Investors should read the risk factors related to the purchase of Common Stock of the Company. See "Risk Factors".

                                  The Company

  The Company is a direct sales company which, through an extensive distributor network (the "Distributor Network"), sells, installs and services a residential security alarm system marketed under the trade name SecurityGuard, principally in Australia and New Zealand, with expanding international operations in Europe, South Africa and North America. The Company's security system (the "SecurityGuard System"), which includes a SecurityGuard alarm, which provides home protection to a customer's premises through interior heat sensitive motion detectors, flashing lights, a siren, window decals and a centralized processing unit ("CPU") with the ability to communicate signals to a central monitoring station, a smoke alarm/detector, a fire extinguisher, and a fire blanket. In order to capitalize on its base of customers with installed SecurityGuard Systems (which the Company believes to be approximately 197,000, which constitutes the number of units sold since the Company's inception), the Company is continually seeking additional methods of generating recurring revenue, including the sale of extended warranties to its customers and the introduction of on-line alarm monitoring services in Australia and New Zealand in the next twelve months.

  The Company's business success is dependent upon the continued successful implementation of its "Direct Sales Marketing Program" by its Distributor Network. The Direct Sales Marketing Program is a systematic approach to selling the SecurityGuard System through low cost lead generation, telemarketing and in home sales appointments. The program's focus is on middle income families and retirees, a market which the Company believes has been historically underserved by the security alarm industry. Sales leads are generated using various methods, including referrals from in home sales appointments, shopping center "drop box" promotions and the collection of crime awareness and fire safety surveys conducted in shopping malls and in targeted neighborhoods. These leads are then utilized by telemarketers to set up in home sales appointments, during which the sales representatives make a crime awareness and fire safety presentation and then demonstrate the functionality of the SecurityGuard System. In order to increase the effectiveness of its Direct Sales Marketing Program, the Company requires participants in its Distributor Network to regularly participate in comprehensive training seminars developed by the Company relating to all aspects of its Direct Sales Marketing Program.

  The Distributor Network is a structured sales hierarchy of "Independent Agents", "Area Distributors" and "Distributors" who are compensated solely on the basis of sales of the Company's SecurityGuard Systems. The Company believes that it possesses an advantage over other direct sales companies since advancement through the Distributor Network is based exclusively on the participant's success in sales of the Company's products, rather than recruitment of other sales representatives. The Independent Agents, who are the entry level participants in the Distributor Network, are motivated by an attractive sales commission structure, as well as the opportunity to become Area Distributors who own and operate their own distribution business. Independent Agents are promoted based on a proven ability to sell the Company's products over a defined period of time. Each Area Distributor purchases products from the Company for resale to end users through Independent Agents who operate out of their offices. Successful Area Distributors, in turn, can become Distributors who earn an override on sales by the Company made to their attributed Area Distributors, as well as continuing to earn profits on the sales made by their distribution business. The Company believes that the Distributor Network, in addition to offering a potential for substantial individual compensation and profit, is an effective motivational tool which emphasizes peer ranking and recognition in order to improve sales performance. The Company also believes the Distributor Network gives it a significant strategic advantage over its competitors by limiting the capital investment needed to grow the Company, since its Area Distributors and Distributors are responsible for most costs associated with running their distribution businesses (including all recruitment, telemarketing and SecurityGuard System installation costs). See "Business--Distributor Network".

  The Company's strategy is to expand its operations by increasing the size of the Distributor Network in those countries in which it now operates and initiating the Distributor Network in new international markets. The Company also expects to increase sales by generating sources of recurring revenue from its existing base of customers with installed alarms through the sale of extended warranties and the introduction of on-line monitoring services. In addition, in order to enhance sales, create operating efficiencies and improve margins, the Company has recently acquired a 50% interest in FAI Finance Corporation Pty Ltd ("FFC"), a consumer finance company primarily in the business of financing purchases of the SecurityGuard System in Australia and New Zealand (the "FFC Transaction") and a 75% interest in Ness Security Products Pty Ltd ("Ness"), which manufactures the SecurityGuard alarm (the "Ness Transaction"). The acquisitions are principally intended to ensure that each of FFC and Ness continues to focus its primary business efforts on the Company's interests, as well as to produce certain operating efficiencies by more thoroughly integrating their businesses with that of the Company. See "Business --Strategic Acquisitions".

  The principal executive office of the Company is located at Level 7, 77 Pacific Highway, North Sydney, NSW 2060 Australia and its telephone number is (011) (61-2) 9936-2424.

                              Recent Developments

FFC Transaction

  On December 31, 1997, the Company purchased 50% of the shares (the "FFC Shares") of FFC from FAI Insurances Limited ("FAI Insurances"), a significant shareholder of the Company. FFC, a consumer finance company with operations in Australia and New Zealand, was the financing source for approximately 74% of the financed sales of the SecurityGuard System to end users in Australia and New Zealand for the fiscal year ended June 30, 1998, which constituted 56% of all sales of the SecurityGuard System in Australia and New Zealand during that period. The purchase price for the FFC Shares of $7,016,525 was paid through the delivery of a five year promissory note (the "FFC Note"), which bears interest at a rate of 7.75% per annum payable monthly in arrears and is secured by the FFC Shares. Pursuant to the terms of the FFC Note, as amended, the Company is required to utilize any funds raised in any equity offering subsequent to the FFC Transaction to pay down the FFC Note (the "FFC Note Payment"), (see "Business--Strategic Acquisitions"). Further, pursuant to a Deed of Variation executed February 7, 1999, the Company agreed to make an accelerated payment on the FFC Note in the amount of $500,000 in exchange for FAI Insurances' waiver of the FFC Note Payment as regards to the Ness Transaction. See "Certain Transactions--Transactions with FAI Insurances". As part of the FFC Transaction, the Company received an option (the "FFC Option"), at no additional cost, exercisable within four years of the date of the FFC Transaction, to purchase the remaining 50% interest in FFC from FAI Insurances, for the same consideration plus 50% of FFC's retained earnings and 50% of the net change in FFC's capital reserves from the date of the FFC Transaction until the date the FFC Option is exercised. If the FFC Option is exercised the purchase price will be financed by FAI Insurances over a four year period from the date the FFC Option is exercised on terms comparable to the FFC Note. See "Business-- Strategic Acquisitions" and "Certain Transactions--Transactions with FAI Insurances".

Ness Transaction

  On July 17, 1998, the Company entered into a stock purchase agreement, as amended on October 1, 1998, ("Stock Purchase Agreement"), whereby the Company purchased all of the issued and outstanding common stock of International Integrated Home Security Limited ("IIHSL"), a British Virgin Islands holding company. IIHSL is the holder of 75.04% of the issued and outstanding common stock of Ness. Ness is a leading manufacturer of security alarm products in Australia and the Company's sole supplier of the SecurityGuard alarm. The purchase price for all of the issued and outstanding common stock of IIHSL consisted of the following: (i) 400,000 shares of Common Stock, (ii) a five year convertible warrant to purchase 360,000 shares of Common Stock at an exercise price of $13.00 (the "Ness Warrants"), (iii) cash in the amount of $2,426,000 ($126,000 paid concurrent with the execution of the Stock Purchase Agreement and $2,300,000 paid on the closing of the Ness Transaction); and (iv) a promissory note, secured by the IIHSL shares, in the amount of $9,098,000, payable in installments of $400,000 on each of June 30, 1999 and December 31, 1999, respectively, with the balance of the note due on June 30, 2000 ("Ness Note"). The Company is currently negotiating the purchase of the additional 24.96% of Ness. See "Business--Strategic Acquisitions."

                        Summary Selected Financial Data

Summary Statement of Operations Data:


                                                                               Three Months Ended        Pro Forma
                                         Years Ended June 30,                     September 30,         Three Months
                           -------------------------------------------------   -------------------          Ended
                            1994      1995      1996       1997       1998       1997       1998    September 30, 1998(1)
                           -------   -------   -------   --------   --------   --------   --------  ---------------------
                                    (in thousands, except per share and unit sales data)
Net sales...............   $10,629   $21,437   $26,701   $ 33,465   $ 44,119   $ 11,049   $ 10,226        $ 12,777
Gross profit............     3,901     7,218     9,116      9,191     17,824      4,723      4,364           6,456
Income (Loss) from
 operations.............       (54)    2,127     2,510      3,138      7,014      2,224      2,457           2,140
Interest income, net....         5        65       203        784        226         90         17            (146)
Net income (loss).......       (74)    1,470     1,659      2,292      5,381      1,435      1,605           1,678
Diluted net income per
 share of Common
 Stock..................                                 $   0.51   $   1.04   $   0.28   $   0.31        $   0.30
Diluted weighted average
 shares of Common Stock
 outstanding(3).........                                    4,500      5,182      5,095      5,162           5,562
Unit Sales Data:(2)
Unit sales..............    12,235    25,280    31,669     38,071     57,589     13,354     14,949          14,949
Cumulative unit sales...    29,182    54,462    86,131    124,202    181,791    137,556    196,740         196,740

Summary Balance Sheet Data:

                                                                                                 As of
                                                           As of June 30,                    September 30,        Pro Forma as of
                                           ---------------------------------------------   -----------------    September 30, 1998
                                            1994     1995     1996      1997      1998      1997      1998        As Adjusted(1)
                                           ------   ------   -------   -------   -------   -------   -------   ---------------------
                                                                               (in thousands)
Cash and cash equivalents...............   $  247   $1,230   $   370   $     -   $ 7,006   $ 6,351   $ 6,348         $  3,876
Working capital (deficit)...............       (1)   1,684     3,451    (1,754)    3,120     3,509     4,647            4,788
Total assets............................    2,281    7,671    13,384    15,957    30,485    21,789    30,984           49,617
Total debt, including current portion...      557        -         -         -     4,737         -     4,516           13,119
Shareholders' equity....................      369    3,912     9,894     9,790    18,098    14,728    19,503           24,107

--------
(1) Gives effect to the Ness Transaction as if it had occurred at the beginning of the period.
(2) Unit sales represents the sales of the SecurityGuard System during the applicable period and cumulative unit sales represents the aggregate sales of the SecurityGuard System since the Company began operations in 1988.
(3) Pro forma diluted net income per share of Common Stock and pro forma weighted average shares of Common Stock outstanding are computed after giving effect to the transaction listed in Note 1 above.

                                 RISK FACTORS

  An investment in the Shares involves a high degree of risk and is not recommended for any investor who cannot afford to lose his or her entire investment. In addition to the other information in the Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before making an investment in the shares.

  Risk of International Expansion. Although the Company's sales historically have been generated in the Australian and New Zealand markets, the Company has initiated expansion programs in Europe, South Africa and North America. There can be no assurance that the Company will be able to market, sell and deliver its products and services successfully in these new markets. A key component of the Company's strategy is deployment of its Direct Sales Marketing Program in markets outside of Australia and New Zealand through its Distributor Network. Although the Company believes that the implementation of the Distributor Network in those markets limits the Company's costs related to expansion, the Company is still required to bear certain start-up costs when entering new markets, including costs related to obtaining regulatory approval of the SecurityGuard System and other pre-operational start-up costs. The expenses associated with establishing the Distributor Network in new markets during any period may substantially affect the Company's operating results during that period. In addition, for the Company to expand successfully into a new market, the Company must obtain a sufficient number and density of customers in that market to support the additional investment made by the Company, and establish a relationship with a local financing company that will finance the purchase of products by customers. There can be no assurance that the required customer numbers and density in any new market will be achieved or that a relationship with a local financing company in that market will be established. If the revenues generated by the Company in new and existing markets are not sufficient to offset the expense of establishing and maintaining the infrastructure to facilitate expansion of international operations, the Company's business, operating results and financial condition could be materially adversely affected. The Company is also subject to certain risks inherent in operating globally, including international monetary conditions, tariffs, import licenses, trade policies, domestic and foreign tax policies and foreign manufacturing regulations. Furthermore, varying climatic conditions in countries in which the Company operates or intends to commence operations may affect the performance of the alarm system, thereby requiring modification of its design.

  Dependence on Consumer Financing. For the fiscal year ended June 30, 1998, approximately 75% of the sales of SecurityGuard Systems by participants of the Distributor Network to consumers were financed on an installment basis. The Company's distributors in Australia and New Zealand have the option of offering potential consumers financing from FFC (see "Business--Strategic Acquisitions") or other financing organizations. In each of the other markets in which the Distributor Network operates, the Company has arranged for a local financing company to make financing available to purchasers in the market. The availability of consumer financing in new international markets and the continued availability of consumer finance in existing markets will be a significant factor in determining whether the Company will succeed in these markets. Any changes in interest rates or credit quality requirements of financing organizations may adversely affect sales of the Company's products and therefore have a material adverse effect on the Company. There can be no assurance that financing will be available on terms which are attractive to consumers and suitable for the Company's operations.

  Currency Fluctuations and Duty Rates. Although the Company's principal operations are concentrated in Australia and New Zealand, it conducts operations throughout the world. (See "Risk Factors--Geographic Concentration".) Accordingly, the Company's financial performance could be adversely affected by fluctuations in currency exchange rates as well as changes in duty rates. Furthermore, as the Company reports its financial results in U.S. dollars, a significant movement in the value of the U.S. dollar against certain international currencies, particularly the Australian dollar ("AUD"), could have a material adverse effect on the Company's reported financial position and results of operations. The AUD has declined in value relative to the U.S. dollar from .7452 on July 1, 1997 to .6192 on June 30, 1998 and as of September 30, 1998 was valued at 0.5904 as compared to the U.S. dollar. The change in valuation has resulted in lower reported revenues than budgeted when translated into U.S. dollars for the fiscal year ended June 30, 1998. The Company has experienced gains and losses in recent periods due to transactions in foreign currencies. The Company hedged a portion of its foreign exchange risk against the U.S. dollar through an AUD $2.5 million dollar collar hedge and an AUD $1.0 million dollar forward contract, both of which were settled on June 26, 1998. Although the Company is not in the business of currency hedging, it may from time to time engage in hedge arrangements. Nevertheless, there can be no assurance that the Company will be successful in limiting risks related to currency fluctuations and that changes in exchange rates will not have a material adverse effect on the Company or its results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources".

  Risk Associated With Acquisitions. The Company's success will depend, in part, on its ability to integrate its recent acquisition of FFC and the acquisition of Ness into the Company's core sales business. There can be no assurance that the Company will be able to successfully integrate such businesses into its operations without substantial costs, delays or other problems, that either FFC or Ness will have a positive effect on the Company's profitability in an amount sufficient to justify the investment therein or that the Company will be able to realize expected operating and economic efficiencies in the operation of either Ness or FFC following such acquisitions. In addition, integration of such acquisitions may require a substantial amount of time from key management personnel. If the Company does not manage these acquisitions effectively, its business, financial condition and results of operations could be materially adversely affected. See "Business--Strategic Acquisitions".

  Management of Growth. An important element of the Company's business strategy has been and continues to be expansion of its Distributor Network beyond its present base of operations. This expansion has placed and will continue to place substantial demands on the Company's management, operational resources and system of financial controls. The Company's future operating results will depend in part on the Company's ability to continue to implement and maintain operating and financial systems and to expand, train and manage its employees and members of its Distributor Network. Additionally, management of growth may limit the time available to the Company's management to devote to other operational, financial and strategic issues. There can be no assurance that the Company will successfully implement and maintain the necessary operational and financial systems or successfully obtain, integrate and utilize the personnel, management, operational and financial resources required to manage a developing and expanding business in new markets. Failure to implement such systems successfully and use such resources effectively could have a material adverse effect on the Company's results of operations and financial condition.

  Government Regulation. The Company must receive approval from the various regulatory and licensing authorities for each country, state and local area in which it operates. The Company may be required to obtain formal approval to operate the Direct Sales Marketing Program and for the construction, design, functionality, acceptability or merchantable quality of the SecurityGuard System. The time that it takes to secure these approvals in any market will affect the Company's growth and ability to establish a presence in such markets. In certain jurisdictions, the Company has been required to obtain licenses or permits prior to the commencement of operations. The loss of such licenses or permits, or the establishment of conditions to the granting or retention of such licenses or permits, could have a material adverse effect on the Company. In certain jurisdictions the Company may also be required to comply with standards governing employee selection and training, and to meet certain standards in the conduct of its business. Although the Company believes that it is presently in substantial compliance with all licensing and regulatory requirements in each jurisdiction in which it operates, there can be no assurance the Company will be able to secure the necessary regulatory approvals in all of the countries or smaller geographic areas in which it seeks to operate or that it will continue receiving regulatory approvals for its existing activities. Recently, a trend has emerged on the part of local governmental authorities to adopt various laws and regulations aimed at reducing the number of false alarms. Enactment of such measures could have a material affect on the Company's future business and results of operations. See "Business--Government Regulation".

  Dependence On Key Management Executives. The success of the Company's business is largely dependent upon the active participation of Bradley D. Cooper and other executive officers. The loss or interruption of the continued services for any reason of one or more of the Company's key officers or the inability of the Company to hire or retain qualified executives may have a material adverse effect on the Company's business. Although Mr. Cooper's principal occupation is as the Company's Chief Executive Officer and Chairman, he has significant interests in other operating companies, and periodically gives speeches and writes articles on sales motivation techniques. The Company has "key-man" life insurance policies on Mr. Cooper, Terrence J. Youngman (President), David Appleby (Vice President of International Business Development) and Geoffrey D. Knowles (Vice President of Marketing) for $5 million, $1 million, $2 million and $2 million respectively. See "Management".

  Recruitment of Independent Agents. The Company is dependent on the continued recruitment of new Independent Agents to serve as sales agents for the Distributor Network. The Distributor Network faces competition in the recruitment of sales agents from other organizations, some of which are not in the security alarm industry. The Company's ability to maintain or increase its sales growth in the future will depend in part upon the number and quality of Independent Agents that the Distributor Network can recruit and the Company can train. There can be no assurance that a sufficient number of Independent Agents will be recruited or retained by the Distributor Network.

  Competition. The security alarm industry in each country where the Company operates is highly competitive and there can be no assurance that the Company will be able to compete successfully in the future. Although the Company has achieved rapid growth in the sale of the SecurityGuard System in Australia and New Zealand, there is no assurance that the Company will have continued success in these countries. Although the Company believes that the Distributor Network provides it with a competitive advantage over other security alarm companies in Australia and New Zealand, the loss of any such competitive position could have a material adverse effect on the Company. In marketing the SecurityGuard System outside Australia and New Zealand, the Company competes with larger national and international companies who may be better capitalized and who conduct media advertising, which the Company does not currently utilize. In the United States, the Company faces competition from alarm installation and monitoring companies which are better capitalized than the Company and which offer low-priced installations of security systems. Competitive pressure may require the Company to reduce its prices to achieve in other countries the growth rate it has experienced in Australia and New Zealand. Furthermore, new competitors are continuing to enter the industry and the Company may encounter additional competition from such future industry entrants. See "Business--Competition".

  Quarterly Variations In Operating Results. The Company has historically experienced fluctuations in its quarterly operating results and expects to experience fluctuations of its quarterly operating results in the future. These fluctuations have been caused by many factors, including, among others, the opening and closing of distributor offices, the volume and timing of customer generation, competitive pricing pressures, local and national crime rates in the markets in which the Distributor Network operates, general economic conditions, foreign currency fluctuations and seasonality. The Company's sales can be hampered by unfavorable weather conditions, holidays and reduced hours of daylight. The Company's budgeted expenses are based, to some extent, on its expectations of future sales and customer growth. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall due to levels of new sales that are lower than anticipated. Given the possibility of quarterly fluctuations, the Company believes that comparisons of the results of its operation for preceding quarters are not necessarily meaningful and that the results for any one quarter should not be relied upon as an indication of future performance. In the event that the Company's revenues or operating results for any quarter are lower than expected by securities analysts or the market in general, such shortfall could have an immediate and significant adverse impact on the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  Geographic Concentration. Sales in Australia and New Zealand for the fiscal years ended June 30, 1995, June 30, 1996, June 30, 1997 and June 30, 1998
accounted for approximately 95%, 94%, 94% and 87%, respectively, of the Company's total net sales. The Company expects that sales in Australia and New Zealand will continue to account for a significant portion of the Company's net sales in the future. The performance of the Company may be adversely affected by any change in regional economic conditions or other factors affecting these markets. See "Business--Geographic Operations".

  Product Concentration. To date, sales of the SecurityGuard System and related services accounted for substantially all of the Company's sales, and will continue to account for substantially all sales in the foreseeable future. Decline in the demand for this product, whether as a result of competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--SecurityGuard System" and "Business--Services".

  Risks of Liability. Most of the alarm installation agreements and other agreements pursuant to which the Company and the Distributor Network sell the SecurityGuard System and related services contain provisions and disclaimers limiting liability to customers. These provisions and disclaimers are intended to reduce the risk of liability to the Company for the acts or omissions of employees or Distributor Network representatives and for system failures. However, in the event of litigation with respect to such matters, there can be no assurance that these liability limiting provisions and disclaimers will be enforceable. While the Company currently carries insurance of various types, including general liability and errors and omissions insurance, the loss experience of the Company and other security service companies may affect the availability and cost of such insurance in the future. Certain of the Company's insurance policies and the laws of some jurisdictions may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence or wanton behavior. The cost and effect of litigation could have a material adverse effect on the Company.

  Benefits to Selling Shareholder. The proceeds from this Offering will be received in total by the Selling Shareholder, which currently holds a 38.7% interest in the Company. Pursuant to a Registration Rights Agreement entered into between the Selling Shareholder and the Company, for a period of twelve
(12) months following the effective date of this Prospectus, FAI will have the ability to sell up to 25% of its holdings in the Company during any ensuing 3 month period. Thereafter the Selling Shareholder will have the ability to sell its entire interest in the Company. See "Certain Transactions--Transactions with FAI Insurances".

  Adverse Publicity. Direct sales companies are occasionally the subject of print articles and broadcast programs which present a negative view of such companies and that emphasize their use of high pressure sales practices. Although the Company maintains an active training and compliance program to deter abusive sales practices by the participants in the Distributor Network, the Company and the Distributor Network occasionally have received adverse publicity. The Company has been the subject of isolated news articles accusing its sales agents of high pressure sales practices including focusing on customers' fears by using photographs of burglarized homes to encourage purchases of the SecurityGuard System, and for charging above market financing rates to consumers who cannot afford the product. Publicity of this nature could have a material adverse affect on the Company's sales and earnings.

  Limitations on Enforceability of Judgments. A substantial portion of the assets of the Company are, and for the foreseeable future will be, located outside the United States. In addition, all or a substantial portion of the assets of directors, executive officers and experts residing outside the United States are or may be located outside of the United States, primarily in Australia. As a result, it may not be possible to effect service of process in the United States on such directors and executive officers, such experts or on the Company's subsidiaries or to enforce, collect or realize upon, judgments against such persons obtained in United States courts which are predicated upon civil liability under United States securities laws. The Company has been advised by its special Australian counsel, Dibbs, Crowther & Osborne, that there are doubts as to the enforceability of civil liabilities imposed by United States courts and as to the ability of stockholders to pursue in Australian courts claims based on the contents of this Prospectus or otherwise predicated on United States federal securities laws against the Company or its directors, executive officers and experts.

  Foreign Taxation. Because the Company is a United States corporation which generates substantially all of its income from non-U.S. operations, its income will generally be subject to taxation in different jurisdictions. Certain operations of the Company conducted outside the United States or by foreign subsidiaries, in addition to being subject to taxation in foreign jurisdictions, are also subject to various provisions of the Internal Revenue Code of 1986, as amended (the "Code"), which impose special taxes in certain circumstances on foreign subsidiaries of United States corporations. While the Company will generally receive foreign tax credits for taxes paid in foreign jurisdictions which can be offset against United States tax liabilities, there can be no assurance that the Company will generate sufficient United States income to fully utilize such foreign tax credits.

  Anti-takeover Considerations. Certain provisions of the Company's By-Laws and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of the Company, and limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. For example, these provisions allow a staggered board of directors and the issuance, without stockholder approval, of preferred stock with rights and privileges senior to the Common Stock. The issuance of preferred stock could result in the dilution of the voting power of the shares of Common Stock purchased in this Offering and could have a dilutive effect on earnings per share. The Company is also subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business ventures with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Description of Securities--Certain Provisions of the Company's Charter and Delaware Law".

  Potential Adverse Effect of Warrants and Company Options. The Company issued warrants to purchase an aggregate of 240,000 shares of Common Stock to the IPO Representatives which are exercisable at a price of $16.50 per share (the "IPO Warrants") and has issued warrants to purchase an aggregate of 360,000 shares pursuant to the Ness Transaction which are exercisable at a price of $13.00 per share (the "Ness Warrants"). See "Description of Securities--Warrants". Additionally, the Company has reserved 50,000 shares of Common Stock for issuance under its 1997 Non-Employee Director Stock Option Plan and 750,000 shares of Common Stock for issuance under its employee 1997 Stock Option Plan of which 20,000 and 750,000 options, respectively, have been issued, all at an exercise price of $10.00 per share. See "Management--Stock Compensation Plans". The holders thereof will have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of the other security holders. As long as the IPO Warrants, Ness Warrants and other Company options remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the holders of the IPO Warrants, the Ness Warrants and other Company options may exercise such warrants or options at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those under which the existing warrants or options are exercisable. See "Description of Securities" and "Certain Transactions".

  Risk Associated With the Potential Acquisition of the Remaining Interest of FFC and/or Ness. The Company may choose to proceed with the acquisition of the remaining 50% interest in FFC that it does not currently own by exercising the FFC Option, and is currently negotiating with the management of Ness to acquire the 24.96% interest it did not acquire pursuant to the Ness Transaction. If the consideration for either such transaction consists of cash, a substantial portion of the Company's available cash may have to be used to consummate the transaction. If the consideration for either transaction consists of Common Stock or other securities, stockholders of the Company could suffer dilution of their interests in the Company. In addition, the consummation of either transaction could involve acquisition related charges. See "Business--Strategic Acquisitions".

  Shares Eligible For Future Sale. Sales of shares of Common Stock by existing shareholders, including the Selling Shareholder, or by existing holders of outstanding options and warrants, under Rule 144 of the Act, pursuant to the exercise of registration rights (including the Registration Rights Agreement entered into between the Selling Stockholder and the Company dated February 7, 1999, see "Certain Transactions--Tranactions with FAI Issuances") or otherwise, could have an adverse effect on the price of the Common Stock. The holders of the IPO Warrants will be able to sell publicly the Common Stock issuable upon exercise thereof, either through the exercise of certain registration rights, or for shares issued pursuant to the "cashless exercise" provisions thereof, pursuant to Rule 144. See "Description of Securities" and "Underwriting".

  No Dividends. The Company does not anticipate paying dividends on its Common Stock for the foreseeable future. Dividends will only be paid at such time as the cash flow of the Company is sufficient to justify such payments, provided that there are no restrictions on payment of dividends under credit or other agreements. See "Dividend Policy".

  Possible Illiquidity of Trading Market. The Common Stock is listed on the American Stock Exchange. To continue to be listed on the American Stock Exchange, the Company must continue to satisfy certain maintenance standards. If the Company is unable to maintain the standards for continued quotation on the American Stock Exchange, the Common Stock could be subject to delisting by the American Stock Exchange. In such event, an investor would find it more difficult to dispose of the Shares, or to obtain accurate quotations as to their price.

  Potential Volatility of Stock Price. The stock market has, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Such broad market fluctuations may adversely affect the market price of the Common Stock. In addition, the market price of the Common Stock may prove to be highly volatile. Announcements of innovations or new commercial products by the Company or its competitors, developments or disputes concerning proprietary rights, regulatory developments in countries in which the Company operates, as well as period to period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Common Stock.

                                USE OF PROCEEDS

  The Company will receive no proceeds from the sale of the Shares of Common Stock sold by the Selling Shareholder.

                                DIVIDEND POLICY

  Except for a final dividend distribution to FAI Insurances made prior to the initial public offering ("IPO") of approximately $5.9 million (including a partial return of capital of approximately $0.6 million), the Company has paid no dividends on the Common Stock and does not anticipate doing so for the foreseeable future. Dividends will only be paid at such time as the cash flow of the Company is sufficient to justify such payments. The Company anticipates that all earnings, if any, for the foreseeable future will be retained to finance the growth and development of the business. See "Certain Transactions-- Transactions with FAI Insurances".

                          PRICE RANGE OF COMMON STOCK

  On July 15, 1997, the Company commenced the initial public offering of its Common Stock, which has been traded on the American Stock Exchange since that date.

  The following table sets forth the high and low closing sale prices of the Common Stock as reported by the American Stock Exchange for the periods indicated.

      Fiscal June 30, 1998                                       High     Low
      --------------------                                      ------- -------
      First Quarter (July 15-September 30)..................... $14.875 $10.000
      Second Quarter (October 1-December 31)...................  13.250   9.000
      Third Quarter (January 1-March 31).......................  11.375   9.062
      Fourth Quarter (April 1-June 30).........................  13.875  10.000

      Fiscal June 30, 1999
      --------------------
      First Quarter (July 1-September 30)......................  13.000  8.375
      Second Quarter (October 1-December 31)...................  11.250  7.500

  On February 4, 1999, the last reported sale price of the Common Stock as reported by the American Stock Exchange was $9.750. Based on information obtained from the Company's transfer agent, there are seven holders of record of the Common Stock and the Company believes that the number of beneficial owners of its Common Stock is in excess of 250.

                                CAPITALIZATION

  The following table sets the capitalization of the Company as of September 30, 1998 as adjusted to reflect the issuance of 400,000 shares of Common Stock and the Ness Warrants pursuant to the Ness Transaction. The capitalization information set forth in the table below is unaudited and qualified by, and should be read in conjunction with the financial statements, the notes thereto included elsewhere in this Registration Statement.


                                                           September 30, 1998
                                                         ---------------------
                                                                  Adjusted for
                                                                    the Ness
                                                         Actual    Acquisition
                                                         -------  ------------
Total Debt (1).........................................  $ 4,517     $ 13,120
Shareholders' Equity
  Preferred Stock, $.001 value; 1,000,000 shares
   authorized; none outstanding........................      --          --
  Common Stock $.001 value; 20,000,000 shares
   authorized; 5,150,500 shares outstanding, 5,550,500
   as adjusted for the 400,000 shares of
   Common Stock issued pursuant to the
   Ness Transaction (2)................................        5           6
Additional Paid in Capital(3)..........................   16,111      20,715
Secured Note...........................................   (2,375)     (2,375)
Foreign Currency Translation Reserve...................   (1,178)     (1,178)
Retained Earnings......................................    6,939       6,939
                                                         -------     -------
    Total Shareholders' Equity.........................   19,502      24,107
                                                         -------     -------
    Total Capitalization...............................  $24,019     $37,227
                                                         =======     =======

--------
(1) Represents the current and long-term debt of the Company. Pursuant to the Ness Transaction the Company issued a promissory note, secured by the IIHSL Shares, in the amount of $9,098,000 (discounted to $8,603,000 for financial reporting purposes), payable in installments of $400,000 on each of June 30, 1999 and December 31, 1999, with the balance of the note due on June 30, 2000. If any portion of the principal amount of the Note is still outstanding on October 1, 1999, the Company shall issue an additional five year warrant to purchase 200,000 shares of HSI Common Stock at an exercise price of $13.00 per share. Likewise, if any portion of the principal amount of the Note is still outstanding on January 1, 2000, the Company shall issue an additional five year warrant to purchase 200,000 shares of HSI common stock at an exercise price of $13.00 per share.

(2) Excludes (i) an aggregate 750,000 shares of Common Stock subject to options issued under the Company's 1997 Stock Option Plan and 20,000 shares of Common Stock subject to options under the Company's 1997 Non-Employee Director Stock Option Plan, all at an exercise price of $10.00 per share,
    (ii) 240,000 shares of Common Stock reserved for issuance upon exercise of the IPO Warrants, at an exercise price of $16.50 per share, (iii) 360,000 shares of Common Stock reserved for issuance upon the exercise of the Ness Warrants. See "Management--Stock Compensation Plans" and "Description of Securities--Warrants".

(3) The "Adjusted" Additional Paid in Capital figure includes the value attributed to the Ness Warrants in the Stock Purchase Agreement relating to the Ness Transaction.

                            SELECTED FINANCIAL DATA

  The selected financial information set forth below has been derived from the financial data of the Company, its subsidiaries and its predecessor entities, including FAI Home Security Pty Limited, FAI Home Security (ENZED) Limited, FAI Home Security (NZ) Trust and FAI Home Security (NZ) Limited. The selected statement of operations and balance sheet data of the Company as of and for the years ended June 30, 1994, 1995, 1996, 1997 and 1998 have been derived from the audited consolidated financial statements of the Company. See "Consolidated Financial Statements of Home Security International--Note 1". The selected statement of operations and balance sheet data as of and for the three month period ended September 30, 1997 and 1998, are unaudited, but in the opinion of management include all adjustments necessary for a fair presentation of such data. The selected financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in the Prospectus. The Pro forma financial data as of and for the three months ended September 30, 1998 is unaudited, and has been derived from the financial data of the Company after giving effect to the Ness Transaction as though it had occurred at the beginning of such period. See "Pro forma financial Statements".

Statement of Operations Data:


                                                                           Three Months Ended       Pro Forma
                                        Years Ended June 30,                  September 30,      Three Months Ended
                          -----------------------------------------------  ------------------  September 30, 1998
                           1994      1995      1996      1997      1998      1997      1998       As Adjusted (1)
                          -------  --------  --------  --------  --------  --------  --------  ---------------------
                                             (in thousands, except per share and unit sales data)
Net sales...............  $10,629  $ 21,437  $ 26,701  $ 33,465  $ 44,119  $ 11,049  $ 10,226         $12,777
Cost of goods sold......   (6,728)  (14,219)  (17,585)  (24,274)  (26,295)   (6,326)   (5,862)         (6,321)
                          -------  --------  --------  --------  --------  --------  --------         -------
Gross profit............    3,901     7,218     9,116     9,191    17,824     4,723     4,364           6,456
General and
 administrative
 expenses...............   (3,955)   (5,091)   (6,606)   (6,053)  (10,810)   (2,499)   (1,907)         (3,316)
                          -------  --------  --------  --------  --------  --------  --------          ------
Income (Loss) from
 operations.............      (54)    2,127     2,510     3,138     7,014     2,224     2,457           3,140
Interest income (cost),
 net....................        5        65       203       784       226        90        17            (146)
                          -------  --------  --------  --------  --------  --------  --------          ------
Income (Loss) before
 taxes, equity in income
 of affiliated companies
 and minority interest..      (49)    2,192     2,713     3,922     7,240     2,314     2,474           2,994
Income tax expense......      (25)     (722)   (1,054)   (1,630)   (2,111)     (879)     (917)         (1,242)
                          -------  --------  --------  --------  --------  --------  --------          ------
Income (Loss) before
 equity in income of
 affiliated companies
 and minority interest
 See R (1)..............      (74)    1,470     1,659     2,292     5,129     1,435     1,557           1,752
Equity in income of
 affiliated companies...      --        --        --        --        252       --         48              48
Minority Interest.......      --        --        --        --        --        --        --             (122)
                          -------  --------  --------  --------  --------  --------  --------          ------
Net income (loss).......  $   (74) $  1,470  $  1,659  $  2,292  $  5,381  $  1,435  $  1,605          $1,678
                          =======  ========  ========  ========  ========  ========  ========          ======
Diluted net income per
 share of Common
 Stock(3)...............                               $   0.51  $   1.04  $   0.28  $   0.31          $ 0.30
                                                       ========  ========  ========  ========          ======
Diluted weighted average
 shares of Common Stock
 outstanding(3).........                                  4,500     5,182     5,095     5,162           5,562
Unit Sales Data:(2)
Unit sales..............   12,235    25,280    31,669    38,071    57,589    13,354    14,949          14,949
Cumulative unit sales...   29,182    54,462    86,131   124,202   181,791   137,556   196,740         196,740

--------
(1) Gives effect to the Ness Transaction as if it had occurred at the beginning of the period.
(2) Unit sales represents the sales of the SecurityGuard System during the applicable period and cumulative unit sales represents the aggregate sales of the SecurityGuard System since the Company began operations in 1988.
(3) Pro Forma diluted net income per share of Common Stock and pro forma weighted average shares of Common Stock outstanding are computed after giving effect to the transactions listed in Note 1 above.

Balance Sheet Data:


                                       As of June 30,              As of September 30,    Pro Forma as of
                         ---------------------------------------  --------------------   September 30, 1998
                          1994    1995   1996    1997     1998     1997         1998        As Adjusted(1)
                         ------  ------ ------- -------  -------  -------      -------   ------------------
                                                        (in thousands)
Cash and cash
 equivalents............ $  247  $1,230 $   370 $   --   $ 7,006 $ 6,351       $ 6,348        $ 3,876
Working capital
 (deficit)..............     (1)  1,684   3,451  (1,754)   3,120   3,509         4,647          4,788
Total assets............  2,281   7,671  13,384  15,957   30,485  21,789        30,984         49,617
Total debt, including
 current portion........    557     --      --      --     4,737     --          4,516         13,120
Shareholders' equity....    369   3,912   9,894   9,790   18,098  14,728        19,503         24,107

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  The Company is a direct sales company which, through the Distributor Network, sells, installs and services a residential security alarm system marketed under the trade name SecurityGuard, principally in Australia and New Zealand, with expanding international operations in Europe, South Africa and North America.

  The Company's revenues from SecurityGuard System sales are recorded upon shipment by the Company to Area Distributors and Distributors and are net of any discounts. Revenues related to extended warranties are recognized over the life of the warranty agreement with the customer, although payment is received in full at the beginning of the agreement. In the face of increased competition in the industry, there can be no assurance that the Company will not face increased pricing pressure, which in turn could lead to changes in the selling price of the SecurityGuard System or services furnished by the Company. The impact of any such price changes on the Company's revenue or operating results cannot be accurately determined.

  On June 30, 1997, the Company acquired from FAI Insurances Limited and certain of its subsidiaries ("FAI Insurances") (i) the Australian and New Zealand security alarm operations ("Australia and New Zealand Operations") of FAI Insurances and (ii) the assets of FAI Insurances' security alarm operations outside Australia and New Zealand (which were previously purchased by FAI Insurances from Bradley D. Cooper on March 31, 1997) ("International Assets") (collectively, the "Reorganization"). Pursuant to the Reorganization, the Company's previous existing royalty agreement with FAI Insurances, which provided for the payment of commissions for each SecurityGuard System sold in exchange for the use of the "FAI" name and logo was replaced by a no cost license agreement (the "License Agreement") with FAI Insurances for the continued use of the "FAI" name and logo. As a result of the Reorganization, the Company's financial statements have been prepared using the U.S. GAAP "common control" concept. Under this concept, the financial statements of the Company include the results of operations of the Company's predecessor entities operated by FAI Insurances (i.e., FAI Home Security Pty Limited, FAI Home Security (ENZED) Limited, FAI Home Security (NZ) Trust and FAI Home Security (NZ) Limited) as if the Company had owned such entities before the Reorganization. Additionally, the Company has included in its financial statements for the year ended June 30, 1997 the results for three months of operations (April 1, 1997-- June 30, 1997) of the International Assets purchased by FAI Insurances on March 31, 1997 from Bradley D. Cooper and subsequently transferred to the Company as part of the Reorganization. The inclusion of the operating results of that business for the three month period had no material impact on the Company's results for the year ended June 30, 1997. See "Certain Transactions-- Transactions Involving Bradley D. Cooper".

  On December 31, 1997, the Company acquired a 50% equity interest in FFC. The purchase price of $7,016,525 for the FFC Shares was paid by the Company through delivery of the FFC Note which provides for periodic principal payments over a five year period, and bears interest at a per annum rate of 7.75% payable monthly in arrears. FFC is a consumer and business finance company operating in Australia and New Zealand. FFC specializes in the provision of consumer credit, primarily to purchasers of the SecurityGuard System through sales finance arrangements with the Company and participants in the Distributor Network, and also through personal loan and insurance products which are not currently part of the Company's business. For the nine months ended March 31, 1998 approximately 80% of the principal amount of loans made by FFC were derived from consumer loans to finance purchases of the SecurityGuard System by end users in Australia and New Zealand. FFC is also experiencing growth in its business from sources other than the Company, particularly in the personal loan market. See "Business--Strategic Acquisitions".

  The consolidated financial statements are translated into U.S. dollars to reflect the Company's reporting currency. The assets and liabilities are translated at the balance sheet date exchange rate. The statements of operations data for each period have been translated at the average exchange rate throughout such period. The resulting translation effects are reflected in shareholders' equity. Because of fluctuations in the values of currencies in which the Company receives revenues against the U.S. dollar, the Company believes that period to period comparisons of reported financial results, may not fully reflect sales and other operating trends for the periods compared.


  On October 1, 1997, the Company entered into an AUD $2.5 million collar hedge which expired on June 30, 1998. The contract was taken out to secure a foreign currency translation rate within a band of 0.7200 and 0.7461 for AUD conversion to U.S. dollars. Additionally, on December 4, 1997 the Company entered into a forward contract selling AUD $1.0 million for U.S. dollars at 0.6800 which also expired on June 30, 1998. These contracts were settled on June 26, 1998. For the fiscal year ended June 30, 1998 the Company recorded a gain of $355,000 on its derivatives. As of September 30, 1998 the Company had no outstanding derivative contracts.


Year 2000 disclosure

  The Company is currently in the process of evaluating its information technology infrastructure ("ITI") for Year 2000 compliance. In this regard, the Company has identified three (3) areas of exposure. First, the Company's operating environment, which includes the following: software, hardware, and the remaining infrastructure. The software and hardware exposures have been identified as either "mission critical" or "non-mission critical". Mission critical software includes the Company's accounting package, customer databases, and operating systems, including Windows 95 and Windows NT. The Company is presently undergoing a review process with regard to mission critical software. The Company expects to achieve Year 2000 compliance for all mission critical software by early 1999, and anticipates that the costs to achieve compliance will not have a material impact on the financial condition or results of operations of the Company. Mission critical hardware encompasses the data communication infrastructure and all server end hardware. The Company has employed an external information technology firm to review its mission critical hardware and provide an analysis of the Company's potential risks, and alternatives to ensure Year 2000 compliance. Such review is in its last stages, and the Company expects to achieve Year 2000 compliance for its mission critical hardware by the end of 1998. All non-mission critical software and hardware and all of the remaining infrastructure will be evaluated in early 1999. Second, all major vendors have begun to be contacted in writing, with a request to supply a response in writing, which confirms the services or products they supply are Year 2000 compliant. In this regard, the Company has obtained confirmation from Ness that the SecurityGuard System is Year 2000 compliant. The Company has also adopted a policy requiring written confirmation of Year 2000 compliance from any prospective vendor. Last, the Company will ensure all subsidiaries, including each of FFC and Ness, implement the above strategies to ensure Year 2000 compliance. Additionally, FFC is currently involved in a joint project with FAI General Insurance Company Limited ("FAI General"), a subsidiary of FAI Insurances, to identify, categorize and if necessary, update, all software and hardware components to ensure Year 2000 compliance. FFC has obtained confirmation from the vendor of its financial database package, that such software is Year 2000 compliant. Furthermore, in regards to Ness, the Company has begun to utilize the same internal and external resources identified above, to test the manufacturing infrastructure of Ness for Year 2000 compliance. If necessary, the Company will reprogram or replace any non-compliant manufacturing equipment. The Company does not expect that the cost, if any, to modify any of its or its subsidiaries ITI and/or other infrastructures, in order to ensure Year 2000 compliance will have a material impact on its financial condition or results of operations. This statement is a Year 2000 Readiness disclosure entitled to protection as provided in the Year 2000 Information and Readiness Disclosure Act.

                                                                             Three Months Ended
                                                    Year Ended June 30,        September 30,
                                                    --------------------     ------------------
                                                    1996   1997    1998      1997         1998
                                                    -----  -----  ------     -----        -----
                                                                    (Unaudited)
   Net sales....................................... 100.0% 100.0% 100.0%     100.0%       100.0%
   Cost of goods sold..............................  65.9%  72.5%  59.6%      57.3%        57.3%
                                                    -----  -----  -----      -----        -----
   Gross profit....................................  34.1%  27.5%  40.4%      42.7%        42.7%
   General and administrative expenses.............  24.7%  18.1%  24.5%      22.6%        18.6%
                                                    -----  -----  -----      -----        -----
   Income from operations..........................   9.4%   9.4%  15.9%      20.1%        24.0%
   Interest income, net............................   0.8%   2.3%   0.5%       0.8%         0.2%
                                                    -----  -----  -----      -----        -----
   Income before income taxes, equity in income of
    affiliated companies...........................  10.2%  11.7%  16.4%      20.9%        24.2%
   Income tax expense..............................   4.0%   4.9%   4.8%       8.0%         9.0%
                                                    -----  -----  -----      -----        -----
   Income (Loss) before equity in income of
    affiliated companies...........................   6.2%   6.8%  11.6%      13.0%        15.2%
   Equity in income of affiliated companies........   --     --      .6        --            .5
                                                    -----  -----  -----      -----        -----
   Net income......................................   6.2%   6.8%  12.2%      13.0%        15.7%

Comparison of three months ended September 30, 1998 and September 30, 1997.

  Net Sales: Net sales decreased by $0.8 million or 7% from $11.0 million for the three months ended September 30, 1997 to $10.2 million for the three months ended September 30, 1998. The decrease in net sales was primarily due to the decline in the value of the Australian Dollar ("AUD") against the U.S. dollar. The value of the AUD against the USD declined from an average conversion rate of
0.7328 for the three months ended September 30, 1997 to 0.5858 for the three months ended September 30, 1998. Australian net sales denominated in local currency increased by 16% for the three months ended September 30, 1998 as compared to the three months ended September 30, 1997. The increase denominated in local currency was attributable to a 19% increase in unit sales in Australia from 9,348 units for the three months ended September 30, 1997 to 11,092 units for the three months ended September 30, 1998.

  Net sales for the European, South African and North American markets increased $0.8 million or 72% from $1.1 million for the three months ended September 30, 1997 to $1.9 million for the three months ended September 30, 1998. This increase was primarily attributable to a 49% increase in unit sales in the European, South African and North American markets from 1,517 units for the three months ended September 30, 1997 to 2,256 units for the three months ended September 30, 1998.

  Cost of Goods Sold: Cost of goods sold decreased by $0.4 million from $6.3 million to $5.9 million. This reduction is primarily due to the decline in the value of the AUD and NZD against the U.S. dollar. As a percentage of net sales, cost of goods sold remained stable at 57.3% for the three months ended September 30, 1997 and 1998, respectively.

  General and Administrative Expenses: General and administrative expenses were $1.9 million for the three months ended September 30, 1998, compared to $2.5 million for the three months ended September 30, 1997. Total general and administrative expenses, as a percentage of net sales, decreased to 18.6% for the three months ended September 30, 1998 compared to 22.6% for the three months ended September 30, 1997. The reduction in general and administrative expenses as a percentage of net sales was primarily due to the following factors: (i) a 10% reduction in overheads within the Australian operations from AUD$2.52 million for the three months ended September 30, 1997 to AUD$2.27 million for the three months ended September 30, 1998; and (ii) general and administrative expenses for the European, South African and North American operations remained stable at $0.4 million for the three months ended September 30, 1997 and 1998 respectively despite an increase in net sales of 72% for the same periods.

  Income From Operations: Income from operations increased 14% from $2.2 million for the three months ended September 30, 1997 to $2.5 million for the three months ended September 30, 1998.

  Interest Income: Interest income remained stable at $0.1 million for the three months ended September 30, 1997 and 1998, respectively.

  Interest Expense: Interest expense for the three months ended September 30, 1998 was $100,000. This included interest payments of $99,000 to FAI Insurances pursuant to the FFC Note. There was no interest expense for the three months ended September 30, 1997.

  Income Tax Expense: The effective rate of tax decreased from 38% for the three months ended September 30, 1997 to 37% for the three months ended September 30, 1998. This reduction is primarily attributable to the increase in income earned in the United Kingdom, South Africa and Canada, all of which have lower tax rates than Australia.

  Equity in Income of Affiliated Companies: Equity in income of affiliates for the three months ended September 30, 1998 was $48,000. This was calculated by taking the Company's 50% share of FFC's net income of $222,000 for the three months ended September 30, 1998 and deducting amortization of goodwill for the same period of $174,000. There was no equity in income of affiliates for the three months ended September 30, 1997 as the FFC Transaction took place on December 31, 1997.

  Net Income: Net income increased 14% from $1.4 million for the three months ended September 30, 1997 to $1.6 million for the three months ended September 30, 1998.

Comparison of fiscal years ended June 30, 1998 and June 30, 1997.

  Net Sales: Net sales increased by $10.6 million or 32% from $33.5 million for the fiscal year ended June 30, 1997 to $44.1 million for the fiscal year ended June 30, 1998. The increase in net sales was primarily due to the following factors: (i) a 19% increase in net sales in the Australia and New Zealand markets, from $32.8 million for the fiscal year ended June 30, 1997 to $39.0 million for the fiscal year ended June 30, 1998, which was attributable to a 36% increase in unit sales in Australia and New Zealand from 36,892 units for the fiscal year ended June 30, 1997 to 50,081 units for the fiscal year ended June 30, 1998; and (ii) the inclusion in the fiscal year ended June 30, 1998 of $5.1 million from the European, South African and North American markets, including $3.4 million for the nine months ended March 31, 1998, which were not part of the Company's results for the nine months ended March 31, 1997. Unit sales in these markets for the fiscal year ended June 30, 1998 were 7,508 units compared to 2,649 units for the fiscal year ended June 30, 1997, an increase of 183%. Sales during the nine months ended March 31, 1997 of 1,618 were made by entities related to Bradley D. Cooper which owned the International Assets during that period. See "Certain Transactions-- Transactions Involving Bradley D. Cooper".

  Cost of Goods Sold: Cost of goods sold increased by $2.0 million from $24.3 million to $26.3 million. This represented a decrease, as a percentage of net sales, from 73% to 60% for the fiscal years ended June 30, 1997 and 1998, respectively. This decrease, however, was partly due to the elimination of the royalty fee charged for the use of the FAI name by FAI Insurances during the fiscal year ended June 30, 1997. As adjusted to exclude this related party royalty charge of $3.6 million, cost of goods for the fiscal year ended June 30, 1997 would have been $20.6 million, which was 62% of revenues. This reduction from 62% to 60% was due primarily to a change in the Chief Executive Officer's compensation package, from a commission basis (recorded in cost of goods sold) for the fiscal year ended June 30, 1997, to a base salary plus 10% of net profit after tax (recorded in general and administrative expenses) for the fiscal year ended June 30, 1998.

  Management Fees Received--Related Party: Management fees received from a related party for the fiscal year ended June 30, 1997 comprises management fee income totaling $0.6 million, which for the fiscal year ended June 30, 1998, is eliminated as an intercompany transaction.

  General and Administrative Expenses: General and administrative expenses were $10.8 million for the fiscal year ended June 30, 1998, compared to $6.6 million for the fiscal year ended June 30, 1997. General and administrative expenses for the fiscal year ended June 30, 1998, however, included $2.3 million of expenses relating to the European, North American and South African operations, which were only part of the Company's operations for the three months ended June 30, 1997. Included in the $2.3 million is a provision of $0.4 million due to delays in the product approval process in Belgium and a $0.3 million charge was expensed in relation to the establishment of the U.S. market. General and administrative expense also included an offsetting gain of $0.4 million resulting from the settlement of its derivative contracts. Total general and administrative expenses, as a percentage of net sales (as adjusted to exclude the management fee income of $0.6 million received from a related party in the 1997 period) increased to 24.5% for the fiscal year ended June 30, 1998 compared to 19.7% for the fiscal year ended June 30, 1997. The re-classification of the Chief Executive Officer's compensation package resulted in an increase of $1.3 million or 2.9% as a percentage of net sales for the fiscal year ended June 30, 1998 as compared to the fiscal year ended June 30, 1997.

  Income From Operations: Net income from operations increased from $3.1 million for the fiscal year ended June 30, 1997 to $7.0 million for the fiscal year ended June 30, 1998. As adjusted to exclude the related party royalty payments (which were eliminated pursuant to the License Agreement) and the management fee income received from a related party, income from operations increased $0.9 million from $6.1 million for the fiscal year ended June 30, 1997 compared to $7.0 million for the fiscal year ended June 30, 1998.

  Interest Income: Interest income decreased from $837,000 for the fiscal year ended June 30, 1997 to $450,000 for the fiscal year ended June 30, 1998. However, the fiscal year ended June 30, 1997 included related party interest income of $756,000. Excluding interest income received from related parties for the fiscal year ended June 30, 1997, interest income increased from $82,000 to $450,000 for the fiscal years ended June 30, 1997 and 1998 respectively. The increase during the 1998 period was attributable to higher cash balances.

  Interest Expense: Interest expense for the fiscal year ended June 30, 1998 was $225,000. This included interest payments of $217,000 to FAI Insurances pursuant to the FFC Note. For the fiscal year ended June 30, 1997 there was no interest expense for the Company.

  Income Tax Expense: The effective rate of tax decreased from 42% for the fiscal year ended June 30, 1997 to 29% for the fiscal year ended June 30, 1998. This reduction is primarily attributable to the following factors: (i) the introduction of income earned in the United Kingdom, South Africa and Canada all of which have lower tax rates than Australia; and (ii) the purchase by the Company, on June 30, 1998, of a 49% interest in a partnership that has entered into an agreement with Prime Life Corporation to acquire a retirement village in Melbourne, Australia. The investment in the partnership provided the Company with a one-time tax deduction with a permanent difference for tax purposes of $1.7 million for the fiscal year ended June 30, 1998.

  Equity in Income of Affiliated Companies: Equity in income of affiliates for the fiscal year ended June 30, 1998 was $252,000. This was calculated by taking the Company's 50% share of FFC's net income of $414,000 for the six months ended June 30, 1998 and deducting amortization of goodwill for the same period of $161,000. There was no equity in income of affiliates for the fiscal year ended June 30, 1997 as the FFC Transaction took place on December 31, 1997.

  Net Income: Net income increased from $2.3 million for the fiscal year ended June 30, 1997 to $5.4 million for the fiscal year ended June 30, 1998. However, as described above, the fiscal year ended June 30, 1997 included related party charges of $3.6 million in royalty payments, interest income of $0.8 million and management fee income of $0.6 million. As adjusted to exclude these related party charges and interest income, net income increased 42% from $3.8 million for the fiscal year ended June 30, 1997 to $5.4 million for the fiscal year ended June 30, 1998.

Comparison of fiscal years ended June 30, 1997 and June 30, 1996

  Net Sales. Net sales increased by $6.8 million or 25% from $26.7 million for the fiscal year ended June 30, 1996 to $33.5 million for the fiscal year ended June 30, 1997. This increase was primarily due to continued growth of unit sales in the New Zealand market. Net sales in the Australian market increased by approximately $0.6 million (2.5%) from $21.9 million for the fiscal year ended June 30, 1996 to $22.5 million for the fiscal year ended June 30, 1997.

  Cost of Goods Sold. Cost of goods sold increased by $6.7 million from fiscal year 1996 to fiscal year 1997. As a percentage of net sales, cost of goods sold increased from 66% for the fiscal year ended June 30, 1996 to 73% for the fiscal year ended June 30, 1997. This increase was due, in part, to the increased cost of goods from the manufacturer for an updated version of the SecurityGuard alarm with enhanced features, increases in commission and bonus payments to senior executives related to sales volumes and increases in royalty fees paid to related parties for use of the FAI brand name. This royalty, which was eliminated for all periods after June 30, 1997, increased as a percentage of revenues from 10% for the fiscal year ended June 30, 1996 to 11% for the fiscal year ended June 30, 1997. Excluding related party expenses such as royalty charges for both periods, cost of goods sold, as a percentage of revenues, increased from 56% of total revenue for the fiscal year ended June 30, 1996 to 62% for the fiscal year ended June 30, 1997. See "Management--Executive Employment Agreements," and "Certain Transactions-- Transactions with FAI Insurances".

  General and Administrative Expenses. General and administrative expenses were $6.6 million for both the fiscal years ended June 30, 1996 and 1997. As a percentage of net sales, total general and administrative expenses decreased to 20% in the fiscal year ended June 30, 1997 from 25% for the fiscal year ended June 30, 1996. The decrease as a percentage of net sales for the fiscal year ended June 30, 1997 compared to the fiscal year ended June 30, 1996, reflects the economies of scale of operating the Distributor Network, since increases in net sales did not entail a proportionate increase in overhead. Furthermore, the decrease in general and administrative expenses reflects changes to the Chief Executive Officer's employment agreement made during fiscal 1997, which made him responsible for all costs of support staff, travel, accommodation and other expenses related to the performance of his duties as Chief Executive Officer of the Company. For fiscal 1997, these expenses were encompassed by the commission structure used to compensate the Chief Executive Officer and for such period were therefore included in cost of goods sold rather than general and administrative expense. Additionally, the Company received a management fee of $0.5 million (net of management fees paid to FFC) from FAI Insurances in connection with the management of the international operations. See "Certain Transactions--Transactions Involving Bradley D. Cooper". General and administrative expenses also include a charge of $0.4 million for the amortization of goodwill which was expensed in the fiscal year ended June 30, 1997 compared to $0.2 million for the fiscal year ended June 30, 1996.

  Income from Operations. Income from operations increased from $2.5 million for the fiscal year ended June 30, 1996 to $3.1 million for the fiscal year ended June 30, 1997. If royalty payments to FAI Insurances for the use of the FAI name and other related party charges and income were excluded for both periods, net income from operations would have increased from $5.3 million for the fiscal year ended June 30, 1996 to $6.8 million for the fiscal year ended June 30, 1997. See "Certain Transactions--Transactions with FAI Insurances".

  Interest Income. Interest income was approximately $0.8 million for the fiscal year ended June 30, 1997 compared to $0.2 million for the fiscal year ended June 30, 1996. This was due to the higher loan balances with a related party, FFC, during the year ended June 30, 1996. See "Certain Transactions-- Transactions with FAI Insurances".

  Income Tax Expense. The effective rate of tax increased from 39% for the fiscal year ended June 30, 1996 to 42% for the fiscal year ended June 30, 1997. This was due to the non-deductibility of goodwill amortization of $0.4 million during fiscal year ended June 30, 1997.

  Net Income. Net income increased from $1.7 million for the fiscal year ended June 30, 1996 to $2.3 million for the fiscal year ended June 30, 1997.


Liquidity and capital resources

  The principal source of the Company's liquidity historically has been, and in the future is expected to be, cashflow from operations. The Company currently has no credit facility with a bank or other financial institution, although it believes appropriate facilities would be available on reasonable terms if needed.

     Effective October 1, 1998, the Company executed an amendment to the Stock Purchase Agreement, dated as of July 17, 1998, ("Stock Purchase Agreement") through which the Company acquired 100% of the issued and outstanding stock (the "IIHSL Shares") of IIHSL. Pursuant to the Stock Purchase Agreement, the Company paid aggregate consideration consisting of: (i) 400,000 shares of the Company's common stock, $.001 par value per share ("HSI Common Stock"); (ii) five year convertible warrants to purchase 360,000 shares of HSI Common Stock at an exercise price of $13.00 per share; (iii) cash in the amount of $2,426,000 ($126,000 paid concurrent with the execution of the Purchase Agreement and $2,300,000 to be paid upon closing of the Transaction); (iv) a promissory note, secured by the IIHSL Shares, in the amount of $9,098,000, payable in installments of $400,000 on each of June 30, 1999 and December 31, 1999, with the balance of the note due on June 30, 2000 ("Ness Note"); and, (v) a non-refundable re-negotiation fee of $200,000. If any portion of the principal amount of the Ness Note is still outstanding on October 1, 1999, the Company shall issue an additional five year warrant to purchase 200,000 shares of HSI Common Stock at an exercise price of $13.00 per share. Likewise, if any portion of the principal amount of the Note is still outstanding on January 1, 2000, the Company shall issue an additional five year warrant to purchase 200,000 shares of HSI common stock at an exercise price of $13.00 per share.

     Cashflow from operations decreased from $1.4 million for the three months ended September 30, 1997 to $0.2 million for the three months ended September 30, 1998. The decrease in cash flow provided by operations was attributable to
(i) early repayment of creditors within the European, South African and North American operations. Early repayment of creditors enabled these operations to reduce the cost of inventories by taking advantage of favorable exchange rates, and (ii) capitalization in prepayments and other assets of (a) costs relating to the purchase of IIHSL, and (b) costs associated with the filing of a Form S-1 with the Securities and Exchange Commission on July 20, 1998.

     Accounts receivable increased during the three months ended September 20, 1998 as a result of the continued expansion of the Distributor Network.

     Net cash used in investing activities raised a surplus of $1.3 million during the three months ended September 30, 1997 in contrast to a deficit of $0.6 million during the three months ended September 30, 1998. The deficit in net cash used in investing activities was due to the following factors: (i) an advance of $0.2 million to FFC; (ii) purchase of additional capital assets of $0.1 million; and (iii) short term loan granted of $0.3 million.

     Net cash generated from financing activities raised a surplus of $3.7 million during the three months ended September 30, 1997 in contrast to zero for the three months ended September 30, 1998. The $3.7 million surplus during the three months ended September 30, 1997 resulted from the sale of shares in the IPO in July 1997.

     The Company believes that internally generated cashflows will be adequate to support currently planned business operations over the next twelve months. The Company's strategy for growth is based on the expansion of its Distributor Network into existing and new markets, with the costs of such expansion largely borne by the distributor. It is expected excess cashflows generated by the Company will be used in part to make repayments due on the FFC Note such as the $694,117 payment made on December 31, 1998 and if the Company acquires the remaining 24.96% interest of Ness, for such acquisition. Additionally, the Company may from time to time, use excess cash flows to make strategic acquisitions or other investments. Notwithstanding that the Company's costs in expanding its Distributor Network are expected to be limited, the Company may be required to obtain additional capital to fund growth from other financing sources if the cashflow generated by the Australian and New Zealand operations is insufficient to meet the cash requirements of developing the international operations. Potential sources of such capital may include proceeds from bank financing or additional offerings of the equity or debt securities of the Company. There can be no assurance that such capital will be available on acceptable terms from these or other potential sources. The lack of such capital could have a material adverse effect on the Company's operations.

                                   BUSINESS

Overview

  The Company is a direct sales company which, through an extensive distributor network (the "Distributor Network"), sells, installs and services a residential security alarm system marketed under the tradename SecurityGuard, principally in Australia and New Zealand, with expanding international operations in Europe, South Africa and North America. The Company's security system (the "SecurityGuard System"), which includes a SecurityGuard alarm, which provides home protection to a customer's premises through an interior heat sensitive motion detector, flashing lights, a siren, window decals and a centralized processing unit ("CPU") with the ability to communicate signals to a central monitoring station, a smoke alarm/detector, a rechargeable fire extinguisher, and a fire blanket. In order to capitalize on its base of customers with installed SecurityGuard Systems (which the Company believes to be approximately 197,000, which constitutes the number of units sold since the Company's inception), the Company is continually seeking additional methods of generating recurring revenue, including the sale of extended warranties to its customers and the introduction of on-line alarm monitoring services in Australia and New Zealand in the next twelve months.

  The Company was founded by Bradley D. Cooper and commenced business in Sydney, Australia in 1988. At its inception, the Company sold alarms through part-time dealers who purchased franchises from the Company. In May 1991, the Company adopted a more traditional sales structure by shifting to commission-based compensation for its employees/agents, who were given extensive in-house sales training. Although this approach allowed the Company to expand and establish an office in Melbourne, Australia and to grow to five offices in Australia within a year and a half, the growth and the income generation of its sales force plateaued. In response to this development, in early 1993, the Company implemented the Distributor Network strategy, which converted the existing Company owned and operated branch offices to independently owned and operated distribution offices, and converted the Company employed salespersons to independent distributors responsible for their own costs. The Company believes that this shift to the Distributor Network strategy is responsible for the rapid growth in unit sales since that time. Since the first independent distribution office launched its operations in September 1993, the Company has grown to a total of sixty-seven distribution offices in Australia and New Zealand, with an additional eighteen offices in Europe, South Africa and North America.

  In 1990 50% of the Company was sold to FAI Insurances and the remaining 50% was sold to FAI Insurances in a series of transactions during 1994 and 1995. In November 1995, FAI Insurances sold the home security operations of the Company outside Australia and New Zealand to Bradley Cooper. On March 31, 1997, FAI Insurances reacquired the business and substantially all of the assets of the international operations from Mr. Cooper. See "Certain Transactions--Transactions Involving Bradley D. Cooper". Thereafter, on June 30, 1997, the Company completed the Reorganization, and thereby began operations as a Delaware corporation. Following the Reorganization, in July 1997 the Company completed the IPO. See "Certain Transactions--Transactions with FAI Insurances."

Security Alarm Industry

  According to the IBIS Information Service Report on the Security and Investigative Services L7864, printed April 14, 1997 (the "IBIS Report") the security alarm industry in Australia derives 90% of its revenue from businesses and 10% from households, and is concentrated among four companies, including the Company, Brambles Industries Ltd., Chubb Security Holdings Australia Ltd. and Tempo Services Ltd., who account for approximately 68% of the market. The IBIS Report indicated that gross sales for the entire industry for 1995-1996 were AUD $866 million and that the real rate of growth during that year was estimated at 3.5%. The Company's management believes that growth in the residential security alarm industry is attributable to a number of factors. First, it appears that media coverage of crime, along with political discussions concerning its causes and remedies, have increased public consciousness of crime. Second, a number of insurance companies offer premium discounts to customers with security and fire detection systems or require their customers to maintain such systems as a condition of coverage. Third, the worldwide residential market for security alarms remains relatively unpenetrated. Fourth, there is an industry trend toward reducing installation costs to increase affordability.

  The Company believes that the security alarm services industry is characterized by the following attributes:

     High Degree of Fragmentation. Although residential security alarm services in Australia, New Zealand and worldwide are consolidating, the industry remains highly fragmented, consisting of major international companies and a large number of local and regional companies within each geographic market. The fragmented nature of the industry can be attributed to the low capital requirements associated with performing basic installation and maintenance of security alarm systems. However, the business of a full service, integrated security services company providing central station monitoring services is capital intensive, and the Company believes that the high fixed costs of establishing both central monitoring stations and full service operations contribute to the small number of national competitors in each international market.

     Continued Product Diversification and Integration of Services. The products and services marketed in the residential security alarm industry range from alarm systems that provide basic intrusion and fire detection to sophisticated systems incorporating features such as closed circuit television and access control. A recent trend in the residential security alarm industry has been increased integration of different types of products into single systems provided by single vendors. The Company believes that this trend is a result of the need for enhanced security services on a more cost-effective basis. Whereas basic alarm systems were once adequate for many businesses and homes, it appears that many consumers now demand remote control access and monitoring integrated into a single system to provide for their overall security needs. A security alarm system which provides burglar and fire alarm monitoring and remote control, all integrated into one central system, not only provides enhanced security services, but also is more cost-effective than separate systems installed by separate vendors. Accordingly, the Company is aggressively positioning itself to take advantage of this trend by expanding the services offered to its customers to include 24-hour monitoring services. In this environment, the Company believes that it can gain a competitive advantage over smaller companies in the industry that do not have the infrastructure or the expertise to support the larger and more sophisticated integrated systems.

     Advances in Digital Communications Technology. Alarm systems use either hardwired or wireless technology for systems installed on subscribers' premises and may include digital, multiplex and wireless (radio) technologies for the transmission of alarm signals to a central monitoring center. Prior to the development of digital communications technology, alarm monitoring required a dedicated telephone line, which made long-distance monitoring uneconomic. Consequently, alarm monitoring companies were required to maintain a large number of geographically dispersed monitoring stations in order to achieve a national or regional presence. The development of digital communications technology eliminated the need for dedicated telephone lines, reducing the cost of monitoring services to the subscriber and permitting the monitoring of subscriber accounts over a wide geographic area from a central monitoring station. The elimination of local monitoring stations has not only decreased the cost of providing alarm monitoring services, it has also substantially increased the economies of scale for larger alarm service companies. In addition, the concurrent development of microprocessor-based control panels has substantially reduced the cost of the subscriber equipment available to consumers in the residential and commercial markets and has substantially reduced service costs because many diagnostic and maintenance functions can be performed from a vendor's office without sending a technician to the customer's premises.

Strategy

  The Company expects to increase sales by continuing to focus its sales efforts on markets underserved by the security alarm industry and by increasing the size of the Distributor Network in those countries in which it now operates. In addition, the Company expects to expand its operations by initiating the Distributor Network in new international markets and through generating sources of recurring revenue by offering its existing base of customers with installed alarms security related services, such as extended warranties and on-line monitoring services. The Company is also seeking to become more efficient and cost-effective by taking advantage of the increased economies of scale afforded by its growth and through the integration of its strategic acquisitions, which should allow the Company to realize increased profits. Each of the key elements of the Company's growth strategy is discussed below.

  Focus on Underserved Markets. The Company's sales and marketing efforts are focused on demographic groups which have traditionally been underserved by the security alarm industry. The Company aggressively markets its products to middle income families and retired persons in contrast to a majority of its competitors, which tend to focus their attention on the upper middle class market. The Company believes that by focusing its marketing on the underserved markets it currently serves, the Company will continue to reach a customer base which has been historically ignored by the security alarm industry.

  Increased Penetration of Existing Geographic Markets. The Company believes that its success is directly related to its increased penetration of existing geographic markets. By actively expanding the Distributor Network in existing geographic markets via increasing the number of independent sales agents and distributors, the Company believes that it will be able to increase account density in those regions and thereby enhance the efficiency of its operations and its distributors. By increasing sales in a given area, the Company believes that it achieves increased operating efficiencies associated with providing its 24 hour emergency response services and warranty maintenance. Also by increasing the number of SecurityGuard System installations in each distributor area in which it has already secured customers, it will be able to provide monitoring to its customers at a lower marginal cost. Additionally, as the Company penetrates a new market it develops a reputation for providing quality products and superior customer service which enhances community awareness of the Company. The Company believes this increased community awareness is important to its ability to generate high quality sales leads.

  International Expansion. The Company is committed to actively expanding its international operations and is placing greater emphasis on those operations as a significant source of future growth. The Company intends to expand its international operations via the controlled growth model it employed to successfully grow its Australian and New Zealand operations. The Company's strategy is to develop a limited number of distribution offices in each new market it enters while learning the intricacies and nuances of selling to such market before aggressively expanding its distributor base in that market. This plan will be implemented by the Company's existing senior management team who will spend extended periods of time in markets targeted for expansion in order to more effectively direct the growth of the international operations. After targeting a region for expansion, the Company generally appoints a limited number of Distributors for that region. These Distributors are responsible for establishing operations in the designated region and report directly to the Company's head office in Australia. Prior to appointment in a new market, each new Distributor must successfully complete an intensive twelve week training program at the Company's offices in Australia. The Distributors bear all costs of commencing operations in their respective market, other than initial recruitment and product approval expenses.

  Additional Services and Recurring Revenue. The Company continually seeks to generate additional and recurring revenue from its existing base of customers with previously installed SecurityGuard Systems (which the Company believes to be approximately 197,000, which constitutes the number of units sold since the Company's inception). To this end, the Company currently sells extended warranties to its customers (to supplement the one year limited warranty which accompanies the sale of the SecurityGuard System) and intends to offer online security alarm monitoring services to its customers in Australia and New Zealand within the next twelve months. The Company currently offers, as part of the SecurityGuard System, twenty-four hour emergency response services, which is provided by local security patrol persons upon telephonic notification that an alarm has sounded. In May 1998 the Company began offering on-line monitoring services on a limited basis to its customers in South Africa and intends to offer on-line monitoring in other markets when the Company's base of customers with installed SecurityGuard Systems in any such region is sufficient to support such an operation.

  Vertical Integration. In order to enhance sales and improve operating efficiencies and margins, the Company in December 1997 closed one strategic acquisition, the FFC Transaction, and in October 1998 closed a second strategic acquisition, the Ness Transaction. Pursuant to the FFC Transaction, the Company acquired a 50% equity interest in FFC, a consumer business finance company operating in Australia and New Zealand, along with the FCC Option to purchase the remaining 50% equity interest in FFC at any time prior to December 31, 2001. FFC was originally founded primarily to provide financing for the Company's security alarm sales, particularly for those consumers not normally serviced by traditional financing companies, such as retired persons and renters. Although for the fiscal year ended June 30, 1998, approximately 80% of the principal amount of all consumer loans made by FFC were made to finance SecurityGuard System purchases in Australia and New Zealand, in recent years
FFC has begun diversifying its products and services to become less dependent on the Company as a source of business. The acquisition of FFC by the Company helps ensure that the operations of FFC will continue to primarily serve the Company's interests. In addition, the Company believes the FFC Transaction is critical to the future growth of the Company because it reduces an operational risk by ensuring the availability of credit to purchasers of the SecurityGuard System in Australia and New Zealand, of whom, during the fiscal year ended
June 30, 1998, approximately 75% financed their purchase (and approximately
74% of those purchases were financed by FFC). It is also anticipated that FFC will market additional products and services to the Company's customers as a way for FFC to generate additional revenue. See "Business--Strategic Acquisitions."

  The Company also acquired a 75% interest in Ness, the manufacturer of the SecurityGuard alarm. Ness is a leading designer and manufacturer of security and safety related products within Australia. Sales of the SecurityGuard alarm to the Company represented approximately 78% of Ness' sales during the fiscal year ended June 30, 1998, which has resulted in attempts by Ness to diversify its product line and thereby increase sales to other companies. Consummating the Ness Transaction ensures that the business operations of Ness will be primarily focused on serving the interests of the Company. The acquisition of Ness will also reduce certain operational risks by affording the Company better control over production times and schedules, which have become more important in light of the greater lead times required to ensure timely delivery of the Company's products in international markets. The Company also believes it will be able to reduce the manufacturing cost of the SecurityGuard alarm by more effectively negotiating with Ness' suppliers. Furthermore, the Company will effectively achieve a higher profit margin on the sale of the SecurityGuard System by recovering in income 75% of the price mark-up currently charged by Ness to the Company. Ness also has an award winning research and development staff which will facilitate the development of enhancements to the SecurityGuard System, including a dialer to assist the Company in providing future on-line monitoring services to its existing base of customers. See "Business--Strategic Acquisitions."

Geographic Operations

  The Company has been actively selling SecurityGuard Systems for approximately eight years in Australia and New Zealand and believes it is one of the fastest growing residential security alarm businesses in the market. Currently there are fifty-five distributor offices in Australia and twelve distributor offices in New Zealand. The Company has experienced significant increases in unit sales of alarm systems in Australia and New Zealand over the past five fiscal years. Unit sales in Australia and New Zealand have increased from 11,744 units in fiscal year 1993 to 50,081 units in fiscal year 1998.

  The Company is actively expanding its international operations and is placing increasing importance on those operations as a significant source of future growth. The Company believes that the characteristics and growth of the Australian and New Zealand markets are representative of the conditions that exist in the other countries in which the Company operates or plans to commence operations. The Company currently maintains a total of nineteen international distributor offices located in Belgium (one), Canada (one), Germany (one), the Netherlands (six), South Africa (four), the United Kingdom (three) and the United States (three). Of the nineteen international offices, fifteen were opened during the fiscal year ended June 30, 1998; three in the United States, three in the United Kingdom, and six in the Netherlands. Unit sales for the international markets have increased from 1,157 units in fiscal year 1995 to 7,508 units in fiscal year 1998.

  Over the next two years the Company intends to continue its international expansion by adding distribution offices in established markets and entering new markets. The planned international expansion efforts outside Australia and New Zealand may cause an increase in expenses from time to time, without necessarily generating a corresponding increase in revenue. Additionally, the lack of availability of financing in new regions could significantly impact the successful expansion of the Company's operations. See "Risk Factors--Risk of International Expansion"; "Risk Factors--Dependence on Consumer Financing." There can be no assurance that the success of the Distributor Network and corresponding operating results in Australia and New Zealand can be replicated throughout the world.

The SecurityGuard System

  The Company's SecurityGuard alarm was designed and developed by Ness and is a two time winner of the prestigious Australian Design Award (1992 and 1996) and a winner of the Australian Design Mark (1996). The Australian Design Mark and the Australian Design Award are awarded by Standards Australia, an independent not-for-profit organization which utilizes industry and design experts to evaluate products for excellence. To attain the Australian Design Mark, a product must achieve excellence in four key areas: (i) the design process; (ii) the product; (iii) the manufacture of the product; and (iv) the product lifecycle. Generally, a product must first achieve the Australian Design Mark to be eligible to receive the Australian Design Award. In special circumstances products that are innovative and original in design can achieve the Australian Design Award without first receiving the Australian Design Mark. Due to its innovative design, in 1992 the SecurityGuard alarm received the Australian Design Award prior to receiving the Australian Design Mark. In 1996, the SecurityGuard alarm was only one of 37 products to achieve the Australian Design Mark, and thereafter was only one of eight products to achieve Australian Design Award status in that year.

  The basic SecurityGuard alarm provides protection for two openings to the premises through interior heat sensitive motion detectors, a siren, flashing lights, window decals and a CPU with the ability to communicate signals to the Company's proposed central monitoring station. In addition to the SecurityGuard alarm, as part of the SecurityGuard System, the Company provides the customer with a smoke alarm/detector, a fire extinguisher and a fire blanket. The Company's smoke alarm/detector features dual ionization chambers to limit false alarms, incorporates low battery warning beeps and when triggered, emits a loud persistent siren noise in the high frequency range of the audible sound spectrum. Smoke alarm/detectors are recommended by all fire and emergency services, and are now compulsory in new homes in certain areas. Customers have the option of adding sirens and motion detectors and increasing fire protection by means of additional smoke and heat detectors and alarms. The SecurityGuard System also features the ability to arm and disarm the alarm via a wireless remote control device which also acts as a "panic button". The remote control feature of the SecurityGuard System helps differentiate the Company's alarm from those of its competitors whose alarm systems generally require the input of a security code to arm and disarm the alarm. The Company's average fee for a SecurityGuard System, was approximately AUD $2090 per account customer for the fiscal year ended June 30, 1998, including all installation service charges. Also included within the cost of each SecurityGuard System is a one year limited warranty on system parts and a one year limited warranty on labor.

  The SecurityGuard alarm is molded in an extruded polycarbonate casing and features double soldered circuitry, a sealed independent power source, battery back up and automatic testing of battery power supply. It is radio controlled with access through a radio transmitted, sixteen digit, binary code bit stream. It has a security key override switch, and a 120 decibel (at 1 meter) horn speaker installed within the alarm plus an external siren and blue flashing strobe light. The alarm features infra-red detection cells that respond effectively to body temperature, remote controls and a tuner set to optimum range, signal and strength. The alarm's volume is deliberately set at a level that causes extreme discomfort to human beings and should result in the invader leaving the premises. In addition, the volume of the alarm is sufficient to alert not just the home's residents, but also their neighbors, increasing the likelihood that the invader will be seen and apprehended. The alarm reacts instantaneously on detecting an intruder, reducing the intruder's ability to search for or remove valuables. Unlike silent alarms, which are linked to police stations or other patrols, the SecurityGuard System's immediate shrill alarm does not furnish the home invader with a pre-established or known response time. The design of the SecurityGuard alarm is not intended to assist in catching intruders, but to prevent protected homes from being burglarized or invaded and to minimize losses if they are invaded. The SecurityGuard System complies with the relevant Australian/NZ Standards for alarm system manufacture, AS2201.1/5. The system carries guarantees of quality and service on terms and conditions comparable to others in the industry.

  The SecurityGuard System installed by the Company is a wireless alarm system, which uses radio signals from transmitters incorporated into the protective devices to communicate activation signals from such devices to the customer's CPU. By comparison, hard-wire devices, which are characterized by substantially higher initial costs to the customer, use actual wires to connect each of the protective devices to the customer's

CPU. Wireless devices can generally be installed more simply and quickly than those that require alarm wiring, thus reducing labor costs. In addition, wireless devices are also easy to remove and reinstall when a customer relocates to a new residence.

Services

  24 Hour Emergency Response Services; On-line Monitoring. The Company currently offers twenty-four hour emergency response service to its customers as part of its SecurityGuard System for five years from the date of installation. As part of this service the Company contracts with local security patrol services to send personnel to a residence upon telephonic notification that an alarm has sounded. In addition, the Company intends to market twenty-four hour on-line monitoring services to all of its Australian and New Zealand customers within the next twelve months and began providing (on a limited basis) twenty-four hour on-line monitoring to its South African customers in May 1998. Initially, the Company intends to outsource the monitoring in Australia and New Zealand to a central station in Sydney, Australia that utilizes advanced communications and computer systems to route incoming alarm signals and telephone calls to operators. Monitoring stations in each of the Company's international markets will be established as its installed base in such market is sufficient to support such an operation. Depending on the type of service chosen by the customer, central monitoring personnel will respond to alarms by relaying information to local security patrols or police departments, notifying the customer or taking other appropriate action. Non-emergency administrative signals will include power failures, low battery signals, deactivation and reactivation of the alarm monitoring system, and test signals, and will be processed automatically by central monitoring station computers.

  Extended Warranty. In September 1996, the Company commenced offering an extended warranty program to its customers in Australia and New Zealand, which offers the opportunity to extend the original manufacturers product warranty of twelve months by an additional twelve or twenty-four months. The cost of the extended warranty to the customer is AUD $99 for twelve months and AUD $169 for twenty-four months. The extended warranty contract covers all costs of repairs during the contract period. From the time the Company commenced its extended warranty program through June 30, 1998 it has entered into 17,252 extended warranty contracts. The percentage of contracts divided between twelve and twenty-four-month contracts were 38% and 62% respectively. The income derived from the sale of extended warranty contracts is recognized proportionately over the period of each contract.

  Installation And Field Services. Each distribution office is required by the Company to maintain its own installation and field service personnel. Distributors subcontract services and installation to third parties who are trained by the Company to install and maintain the SecurityGuard System. Installations of new systems are performed promptly, without charge, after the completion of the sale. After completing an installation, the technician instructs the customer on the use of the system and furnishes a written manual and, in many instances, an instructional video. In order to demonstrate its commitment to customer service the Company also requires each technician to clean up all debris caused by the installation of the system before completing the installation as well as offering to perform any other minor maintenance work for the customer. Additional follow-up instruction is provided by Independent Agents as needed. As the density of the Company's customer base increases, the Company will be able to more efficiently schedule and route field service technicians. The increased efficiency in scheduling and routing also allows the Company to provide faster field service response and support, which leads to a higher level of customer satisfaction.

Sales and Marketing

  The Company's business success is dependent upon the continued successful implementation of its Direct Sales Marketing Program by its Distributor Network. The Direct Sales Marketing Program is a systematic approach to selling the SecurityGuard System through low cost lead generation, telemarketing and in home sales appointments. The program focus is on middle income families and retirees, a market which the Company believes has been historically underserved by the security alarm industry. Sales leads are generated using various methods, including referrals from in home sales appointments, shopping center "drop box" promotions and the collection of crime awareness and fire safety surveys conducted in shopping malls and in targeted neighborhoods. These leads are then utilized by telemarketers to set up in home sales appointments, during which the sales representatives make a crime awareness and fire safety presentation and then demonstrate the functionality of the SecurityGuard System. In order to increase the effectiveness of its Direct Sales Marketing Program, the Company requires participants in its Distributor Network to regularly participate in comprehensive training seminars developed by the Company relating to all aspects of its Direct Sales Marketing Program. The Company believes that its Direct Sales Marketing Program represents a competitive advantage over other security alarm companies.

  The Distributor Network is responsible for all marketing of the SecurityGuard System. The Company does not generally use media advertising to promote the SecurityGuard System, instead it relies on the Independent Agents to generate leads. The Independent Agents solicit sales leads from every in-home appointment, as well as through shopping mall "drop box" promotions and the collection of crime awareness and fire safety surveys. In exchange for completing a survey or participating in a promotion, individuals are given a chance to win a free SecurityGuard System. Telemarketers contact individuals who respond to these efforts and make appointments for home visits by Independent Agents. Each individual who hosts an in-home sales appointment, regardless of whether the individual makes a purchase, receives a valuables register, a book containing crime, fire and general home safety tips and a personal attack alarm. The Company's sales and marketing approach stresses three aspects of the SecurityGuard System: deterrence, detection and ejection. The Company believes that the mere existence of a security alarm system in a home deters burglars and home invaders from attempting entry. The features of the SecurityGuard System are aimed at detecting any unauthorized access. Once activated, the alarm is designed to provoke a quick flight response by the intruder, preventing a burglary or, at a minimum, minimizing the loss. During the in home presentation, the Independent Agents present a mounted display of the alarm and related equipment and describe their features. Furthermore, the Independent Agents use the in-home presentation to educate the consumer with regard to the crime level of the area and the utility of the SecurityGuard System in dealing with crime and in reducing danger and losses to the property.

  The Company believes the utilization of these selling methods is an effective means of generating quality leads and a high frequency of in-home sales appointments from such leads. By focusing on persons who participate in its promotions and surveys, and confirming the individuals' continued interest through follow-up telephone contact to arrange in-home appointments, the Distributor Network identifies those persons most likely to respond favorably to its sales efforts. This has led to sales rates from home visits which are much higher than for companies which rely on random door to door sales. The Company also believes that by making sales to multiple homes in a neighborhood and increasing crime awareness in the neighborhood, crime prevention synergies and additional sales opportunities are achieved as neighbors begin to work together to minimize crime. While the Company's sales approach relies on an emotional response from the potential customer, the Company maintains an active training and compliance program to deter abusive sales practices and to ensure that the Independent Agents do not use a high-pressure approach to increase unit sales.

  Customer Service. In 1995, the Company implemented its "We Care" customer satisfaction program by recruiting, as its Director of Customer Care and Compliance, an individual who had previously been a Senior Investigation Officer of an Australian state government consumer affairs organization. The We Care program consists of a number of measures intended to maximize customer satisfaction, including an annual survey of customers, periodic awards to participants in the Distributor Network who maintain superior customer satisfaction, and the installation of a toll-free number which customers can call with any questions or complaints. The We Care program also includes a total quality management program through which the Company analyzes and documents all processes critical to customer satisfaction, including sales, installations, monitoring, billing and customer service. The Company then implements improvements and continually updates the analysis process.

Distributor Network

  The Distributor Network is a structured sales hierarchy of Independent Agents, Area Distributors and Distributors who are compensated solely on the basis of sales of the Company's SecurityGuard Systems. The Company believes that it possesses an advantage over other direct sales companies since advancement through the Distributor Network is based exclusively on the participant's success in sales of the Company's products, rather than recruitment of other sales representatives. The Independent Agents, who are the entry level participants in the Distributor Network, are motivated by an attractive sales commission structure, as well as the opportunity to become Area Distributors who own and operate their own distribution business. Independent Agents are promoted based on a proven ability to sell the Company's products over a defined period of time. Each Area Distributor purchases products from the Company for resale to end users through Independent Agents who operate out of their offices. Successful Area Distributors, in turn, can become Distributors who earn an override on sales by the Company made to their attributed Area Distributors as well as continuing to earn profits on the sales made by their distribution business. The Company believes that the Distributor Network, in addition to offering a potential for substantial individual compensation and profit, is an effective motivational tool which emphasizes peer ranking and recognition in order to improve sales performance. The Company also believes the Distributor Network gives it a significant strategic advantage over its competitors by limiting the capital investment needed to grow the Company, since its Area Distributors and Distributors are responsible for most costs associated with running their distribution businesses (including all recruitment, telemarketing and SecurityGuard System installation costs). The following is a description of each tier of the Distributor Network.

  Level 1--Independent Agent. The majority of the sales personnel within the Distribution Network are Independent Agents who contract directly with Distributors and Area Distributors. Independent Agents are compensated solely by commissions paid by the Area Distributors or Distributors on SecurityGuard System sales made by the Independent Agent. The Independent Agents primary responsibilities include the generation of leads and the delivery of scripted in home sales presentations to potential customers. Every prospective Independent Agent starts as an agent in training and goes through the Company's training program, which includes accompanying existing Independent Agents on in home sales presentations prior to becoming an Independent Agent. For an Independent Agent to be promoted to an Area Distributor he/she is required to achieve a predetermined level of sales over a specified period and must successfully complete a course in area distributorship operation. As of June 30, 1998, the Company had 758 Independent Agents (including 164 agents in training and 132 agents in markets outside of Australia and New Zealand).

  Level 2--Area Distributors. Area Distributors sell the SecurityGuard System to the public utilizing the Independent Agents as their sales representatives. Area Distributors own and operate their own offices and are responsible for most costs associated with the implementation of the Direct Sales Marketing Program within their assigned area, including telemarketing, lead generation and recruitment. Independent Agents operate from the Area Distributor's premises and are paid commissions by the Area Distributor based on their sales of SecurityGuard Systems. The Area Distributors purchase the SecurityGuard Systems directly from the Company, and their compensation is the profit earned from the sales of the SecurityGuard Systems less the payment of (i) commissions to Independent Agents, (ii) the cost of the SecurityGuard System and (iii) operating expenses (including recruiting, telemarketing and installation costs). There is no limit to the number of Independent Agents that can operate out of an Area Distributor's office. For Area Distributors to be promoted to Distributors, they are required to achieve a predetermined level of sales within a specified period and must successfully complete a course in advanced distributorship operation. As of June 30, 1998, the Company had fifty-one Area Distributors, including fifteen in markets outside of Australia and New Zealand.

  Level 3--Distributors. Distributors, with support from the Company, are responsible for ensuring that Independent Agents are motivated and proficient in all aspects of direct sales by, among other items: (i) ensuring all new Independent Agents go through a specified training program which includes proficiency tests, video taping and "on the job" observation and critical analysis; (ii) organizing major conferences annually, as well as running weekly internal training seminars; (iii) professionally videotaping major training conferences and seminars; (iv) professionally recording teleconferences of meetings where Distributors discuss topics on business enhancement, such as lead generation; (v) running reward programs for the introduction or recruitment of new staff members; and (vi) recognizing and rewarding other staff for securing new customers. Distributors are compensated in a manner similar to the Area Distributors although they may purchase Security Guard Systems from the Company at a slightly lower price per unit than Area Distributors. In addition to earning profits on sales made by their own distribution business, Distributors receive a commission override for all purchases by

Area Distributors within the Distributor Network that are attributed to them by the Company. Independent Agents working under a Distributor are paid the same commission structure as those working under an Area Distributor. As of June 30, 1998, the Company had thirty-seven Distributors, including nine in markets outside of Australia and New Zealand.

  Historically, the Company has also utilized "Dealers" to sell the SecurityGuard System to the public. Dealers operate out of a Distributor's or an Area Distributor's office, under the supervision of the Distributor or Area Distributor, as the case may be. Dealers, like Independent Agents, are compensated solely by commissions on SecurityGuard Systems sold, but earn a greater proportion of the sales price as commission than that earned by an Independent Agent. As of June 30, 1998 there were ten persons who had been designated as Dealers by the Company.

Strategic Acquisitions

  FFC Transaction. On December 31, 1997, the Company purchased the FFC Shares from FAI Insurances in the FFC Transaction. FFC, a consumer finance company with operations in Australia and New Zealand, was the financing source for approximately 74% of the financed sales of the SecurityGuard System to end users in Australia and New Zealand for the fiscal year ended June 30, 1998, which constituted 56% of all sales of the SecurityGuard System in Australia and New Zealand during that period. The purchase price for the FFC Shares of $7,016,525 was paid through the delivery of the FFC Note, a five year promissory note which bears interest at a rate of 7.75% per annum payable monthly in arrears and is secured by the FFC Shares. The first installment of $1,631,750 was paid on January 2, 1998. The next principal installment of $694,117 was paid on December 31, 1998. Pursuant to the terms of the FFC Note, as amended, the Company is required to utilize any funds raised in any equity offering subsequent to the FFC Transaction to pay down the FFC Note ("FFC Note Payment"). Pursuant to a Deed of Variation executed February 7, 1999, the Company agreed to make an accelerated payment on the FFC Note in the amount of $500,000 in exchange for FAI Insurances' waiver of the FFC Note Payment as regards to the Ness Transaction, as well as other considerations. See "Certain Transactions--Transactions with FAI Insurances." The Company also received the FFC Option, at no additional cost, exercisable within four years of the date of the FFC Transaction, to purchase the remaining 50% interest in FFC from FAI Insurances, for the same consideration plus 50% of FFC's retained earnings and 50% of the net change in FFC's capital reserves from the date of the FFC Transaction until the date the FFC Option is exercised. If the FFC Option is exercised the purchase price will be financed by FAI Insurances over a four-year period from the date on which the FFC Option is exercised on terms comparable to the FFC Note. See "Certain Transactions--Transactions with FAI Insurances".

  FFC is a consumer and business finance company which specializes in the provision of consumer credit, primarily to purchasers of the SecurityGuard System through sales finance arrangements with the Company and participants in the Distributor Network, and also through personal loan and insurance products which are not currently part of the Company's business. The FFC Transaction ensures that the operations of FFC will be focused primarily on servicing the Company's customers. The Company believes the FFC Transaction is critical to the future growth of the Company because it will help ensure the availability of credit to purchasers of the SecurityGuard System in Australia and New Zealand. For the fiscal year period ended June 30, 1998, approximately 74% of sales by the Distributor Network to end-users were financed on an installment basis. The FFC Transaction also benefits the Company by enabling the Company to utilize the management of FFC to assist the Company in establishing financing arrangements in new international markets. FFC may also be able to capitalize on the Company's existing and future base of customers with installed alarms by marketing additional products and services to them, such as personal loans, as a way of generating additional revenue for FFC.

  FFC was founded in 1991 by FAI Insurances, primarily to provide financing for purchases of the SecurityGuard System in the Australia and New Zealand markets, particularly for certain groups of individuals not normally serviced by traditional financing companies, such as retired persons and renters. For the fiscal year ended June 30, 1998 approximately 80% of all consumer loans made by FFC were made to finance purchases of the SecurityGuard System in Australia and New Zealand. FFC's loan receivables carry a blended interest rate of approximately 23%.

  FFC was initially funded by an interest free loan from FAI Insurances of AUD $30 million, secured by a lien on all of its assets. Since the FFC
Transaction, FFC has paid interest, at the rate of 7.75% per annum, on its outstanding loan balance from FAI Insurances (which was $20,398,608 as of September 30, 1998). In addition, pursuant to a shareholders agreement, FAI Insurances has agreed with the Company that for every dollar the Company loans to FFC, FAI Insurances is obligated to match the amount of the loan. The Company believes FFC will be an attractive use of funds for its excess cash flows from operations.

  Currently, FFC's principal source of funds is a Receivables Purchase Agreement with Westpac Banking Corporation ("Westpac"), pursuant to which FFC sells eligible receivables to Westpac and undertakes to continue to service the receivables in exchange for a management fee. The net effect of the arrangement provides Westpac with approximately one-third of the interest collected by FFC, in exchange for providing FFC with the funds. The maximum currently available to FFC under the Receivables Purchase Agreement is AUD $50 million. The Company believes that the Receivables Purchase Agreement provides FFC the necessary capital to support its financing activities and future growth. The Company believes it will be able to actively grow the receivables balance of FFC. In addition to the funds which may be loaned to FFC by FAI Insurances and the Company, FFC is actively seeking to expand its receivables facility with Westpac and is evaluating additional options as a way of growing its receivable balance. See "Business--Strategy".

  FFC's main office is located in Sydney, Australia. FFC also maintains an office in Auckland, New Zealand. As of June 30, 1998, FFC had forty-two employees in Australia and fourteen employees in New Zealand.


Ness Transaction

  On July 17, 1998 the Company entered into a Stock Purchase Agreement with Integral Investments Limited ("Integral"), amended as of October 1, 1998 (the "Stock Purchase Agreement"), whereby it purchased all of the issued and outstanding common stock of Integrated International Home Security Limited ("IIHSL"), a British Virgin Islands company that owns 75.04% of the issued and outstanding common stock of Ness Security Products Pty Ltd., an Australian company, a leading designer and manufacturer of security alarm products in Australia and the Company's sole supplier of its SecurityGuard alarm (the "Ness Transaction"). As a result of the Ness Transaction, Integral obtained the right to designate one nominee for election to the board of directors of the Company. Paul Brown, the sole shareholder of Integral was designated the nominee of Integral.

  Pursuant to the Stock Purchase Agreement, as amended on October 1, 1998, the Company paid aggregate consideration consisting of: (i) 400,000 shares of common stock; (ii) a five year convertible warrant to purchase 360,000 of Common Stock at an exercise of $13.00; (iii) cash in the amount of $2,426,000 ($126,000 paid concurrent with the execution of the Purchase Agreement and $2,300,000 to be paid upon closing of the Transaction); and (iv) a promissory note,secured by the IIHSL Shares, in the amount of $9,098,000, payable in installment of $400,000 on each of June 30, 1999 and December 31, 1999, respectively, with the balance of the note due on June 30, 2000 ("Ness Note"). If any portion of the principal amount of the Ness Note is still outstanding on October 1, 1999, the Company shall issue an additional five year warrant to purchase 200,000 shares of the Company's Common Stock at an exercise price of $13.00 per share. Likewise, if any portion of the principal amount of the Ness Note is still outstanding on January 1,2000, the Company shall issue an additional five year warrant to purchase 200,000 shares of the Company's Common Stock at an exercise price of $13.00 per share. Additionally, Integral designated International Home Security International Limited to receive all securities pursuant to the Ness Transaction.

  Ness was founded in 1972 and has been the Company's sole supplier of its SecurityGuard alarm since 1989. The Company anticipates that one of the principal benefits of the Ness Transaction for the Company is that it will ensure that Ness' business operations will be focused primarily on producing products for the Company. The Ness Transaction will also enable the Company to better control production times and schedules. Furthermore, the Company will be able to achieve a higher profit margin on the sale of its SecurityGuard Systems by recovering in income 75% of the price mark-up charged for such systems by Ness to the Company and by more cost effectively purchasing the major component parts of Ness' primary products.

  Ness manufactures other products in addition to its SecurityGuard alarm, including the user requires assistance, specifically designed for aged and immobile residents of retirement communities and nursing homes; (ii) D 8 Dialer Security Alarm Panel, a traditional electricity-based security alarm system designed for commercial and residential markets that utilizes a dialer to call a central monitoring station and features eight fully programmable zones, programmable siren, radio interface and secure remote arming/disarming capabilities; (iii) Quantum Dual, a leading security alarm detector which combines a passive infra-red sensor and a doppler microwave to detect intruders far more reliably than conventional detectors. Quantum Dual also utilizes a microprocessor and has a special anti-creep zone lens that detects human movement directly below the lens where most detectors are "blind"; and (iv) other sensor detector products, including "Nessensor", an advanced high frequency vibration sensor for traditional residential and commercial security system installations.

  Ness has an accomplished research and development staff and an ISO 9001 certified computer board manufacturing facility that utilizes state-of-the-art surface mount technology. The Company believes that Ness' research and development expertise will be extremely important in supporting the Company's ability to successfully provide on-line monitoring services, by assisting the Company in the incorporation of a dialer into the existing SecurityGuard alarm to permit communication with the proposed central monitoring station. The Company also believes that Ness currently has excess manufacturing capacity that may allow Ness to provide contract manufacturing services for third parties until such time as the Company requires all of Ness' manufacturing capacity. See "Business--Strategy".

  Ness' main office is located in Sydney, Australia, and Ness has distribution offices in each of Melbourne, Perth and Brisbane. Ness also maintains an office in Hong Kong. As of June 30, 1998, Ness had 137 employees in Australia and five employees in Hong Kong.

  Since the inception of Ness' relationship with the Company in 1989, senior management of the two companies have met regularly. The Company is currently a party to a manufacturing/supply agreement with Ness under which Ness manufactures the SecurityGuard alarm for the Company. The agreement precludes termination prior to the year 2007 under normal circumstances, and grants the Company the exclusive right to sell the SecurityGuard alarm throughout the world (except the United States) and a non-exclusive right to sell to the United States market. The agreement also provides that Ness may market and sell the SecurityGuard alarm within the Company's exclusive territory, but only upon the Company's prior written consent, which shall not be unreasonably withheld. The manufacturing agreement further provides that Ness will be permitted to market and sell the SecurityGuard alarm in places where the Company does not intend to carry on business. Ness' right to sell the SecurityGuard alarm in any country terminates if it supplies or sells any product to companies that sell products in that country using a marketing method or strategy which is similar in nature to that used by the Company. Upon consummation of the Ness Transaction the Company plans to renegotiate the manufacturing agreement in order to improve the terms on which it buys the SecurityGuard alarm and to gain the exclusive right to sell the SecurityGuard alarm in the United States.

Competition

  The security alarm industry in Australia, New Zealand and the international markets in which the Company operates is highly competitive and fragmented. The Company competes with numerous other companies for new customers. The Company's three major competitors for first-time purchasers of alarm systems in Australia and New Zealand are Brambles Industries Ltd, Chubb Security Holdings Australia Ltd, and Tempo Services Ltd. Competition for new accounts is based primarily on purchase price, monthly monitoring fee, the range of services offered, and reputation for quality. The Company believes it has a superior marketing strategy because of its focus on underserved markets and the implementation of the Direct Sales Marketing Program to the end user through the Distributor Network. Although the Company believes that it is a leading seller of residential alarm systems in Australia and New Zealand, there is no assurance that the Company will continue to have a competitive advantage in those countries. The loss of any competitive position by the Company in either Australia or New Zealand could have a material adverse effect on the Company.

  In marketing the SecurityGuard System outside of Australia and New Zealand, the Company faces competition from large national and international alarm installation and monitoring companies. Many of those companies are better capitalized than the Company and often offer low-priced installations of security systems. However, the Company believes that it will be able to successfully penetrate and compete in such markets using the same marketing and sales strategy that it uses in Australia and New Zealand.

Trademarks And Intellectual Property

  The Company operates under the registered Company name "FAI Home Security" in Australia, New Zealand, North America, Europe and South Africa. The Company's License Agreement with FAI Insurances permits it to use the "FAI" name and logos on a royalty free, non-exclusive, non transferable basis. The License Agreement has a perpetual term and will terminate only upon breach by the Company. See "Certain Transactions--Transactions with FAI Insurances".

Government Regulation

  The Company's domestic operations in Australia and New Zealand, as well as its other worldwide operations, are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits prior to the commencement of operations, and the Company may also be required to comply with standards governing employee selection and training, and to meet certain standards in the conduct of its business. Many jurisdictions also require certain of the Company's employees to obtain licenses or permits.

  The alarm industry is also subject to requirements imposed by various insurance, approval, licensing and standards organizations. Depending upon the type of customer served, the type of security service provided and the requirements of the applicable local governmental jurisdiction, adherence to the requirements and standards of such organizations is mandatory in some instances and voluntary in others. The Company has experienced delays in achieving product approval from local authorities in Belgium, which has resulted in larger than anticipated start-up expenses and delays in the commencement of sales in that country.

  In most countries, the Company's advertising and sales practices are regulated by various consumer protection laws. Such laws and regulations include restrictions on the manner in which the Company promotes the sale of its security alarm systems and require the Company to provide purchasers of its alarm systems with certain rescission rights.

  Recently, a trend has emerged on the part of local governmental authorities to adopt various measures aimed at reducing the number of false alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, (iii) imposing fines on alarm customers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location and (v) requiring further verification of an alarm signal before the police will respond. See "Risk Factors--Government Regulation".

Employees

  At September 30, 1998, the Company employed eighty-two individuals, including sixty-eight on a full-time basis, one on a part-time basis and thirteen employees on an hourly basis. Currently, none of the Company's employees are represented by a labor union or covered by a collective bargaining agreement. The Company believes it has an excellent relationship with its employees.

Property

  The Company's executive office, administrative, customer care and extended warranty divisions are located at 77 Pacific Highway, North Sydney, Australia. The offices, which are leased from a subsidiary of FAI Insurances, constitute approximately 824 square meters and are leased at a rental rate of AUD $380 per square meter, per annum. The Company has entered into a five-year lease expiring in 2002, with an option to extend the lease arrangement for an additional five years with respect to certain portions of the space. See "Certain Transactions-- Transactions with FAI Insurances". The Company has also taken a three year lease for its twenty-four hour on-line monitoring division at level 2, 80 Chandos Street, Leonards, Australia. The division will occupy 280 square meters at a cost of AUD $220 per square meter per annum and has acquired an option on 140 square meters at the same location. The Company intends to construct a central monitoring station at this address beginning in March, 1999. The Company believes that its existing office space is adequate to meet its future needs.

  The Company has an office in England at 2nd Floor Lodge House, Kay Street, Burnley, Lancashire. The lease expires on April 12, 2000 and has an annual rent of STG (pounds) 6640. The Company also leases a warehouse facility in Manchester, England. The Company believes that its existing office and warehouse space in Europe is adequate to meet its future needs.

Legal Proceedings

  The Company experiences routine litigation in the normal course of its business. The Company does not believe that any currently pending or threatened litigation will have a material adverse effect on the financial condition and results of operations of the Company.

                                  MANAGEMENT

Directors and Executive Officers

  The executive officers and directors of the Company and their ages as of December 29, 1998 are as follows:

               Name           Age                       Position
               ----           ---                       --------
      Bradley D. Cooper       39  Chairman of the Board of Directors, Chief Executive
                                   Officer
      Terrence J. Youngman    45  President
      Robert D. Appleby       47  Executive Vice President of International Business
                                   Development
      Mark Whitaker           31  Chief Financial Officer, Treasurer, Executive Vice
                                   President of Finance
      Geoffrey D. Knowles     33  Executive Vice President of Marketing
      Felicity A. Hilbert     29  Executive Vice President of Operations
      Timothy M. Mainprize(1) 50  Director
      Steven Rabinovici(1)(2) 46  Director
      Paul Brown(3)           38  Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Integrated Investments Limited, the sole stockholder of IIHSL and seller in the Ness Transaction, designated Mr. Brown in October 1998, as its director nominee pursuant to the rights granted to it in the Ness Transaction.

  Mr. Bradley D. Cooper is the founder of the Company and has been its Chief Executive Officer since its inception in 1985. Mr. Cooper became Chairman of the Board of the Company on May 1, 1997. Mr. Cooper is also a director and major shareholder of the Phoenix Leisure Group Pty Ltd, which holds the Australian license for Rossignol Skis. He is the founding director and major shareholder of Theme Products Pty Ltd, which holds exclusive licenses to manufacture, market and distribute children's furniture in Australia for such childhood favorites as Warner Bros. (Looney Tunes), Sesame Street, and Thomas the Tank Engine. and is Chairman of Vision Publishing Pty Ltd, a business publishing and conference company. Mr. Cooper is also a director of the Elizabethan Theatre Trust.

  Mr. Terrence J. Youngman is the President of the Company and is responsible for management of all senior departmental managers and overall Company operations, a position he has held since 1996. Mr. Youngman has been employed by the Company since 1992, serving as General Manager from 1995 to 1996 and Finance Administration Manager from 1992 to 1995. In 1991 and 1992 Mr. Youngman served as a Finance Accountant for Furniture Australia (BTS Subsidiaries).

  Mr. Robert D. Appleby is the Executive Vice President of International Business Development for the Company and has served in this position since 1993. His responsibilities include the recruitment, training, development and motivation of the Company's distributors in Australia and overseas. Prior to his present position, Mr. Appleby served as the Company's International Sales Director.

  Mr. Mark Whitaker is the Company's Chief Financial Officer, Treasurer and Executive Vice President of Finance and has served in this capacity since December 1996. Mr. Whitaker has been employed by the Company since 1992, serving as Assistant General Manager in 1995 and 1996, as Group Accountant from 1993 to 1995 and as a Financial Accountant from 1992 to 1993. Prior to his employment with the Company, Mr. Whitaker was employed by Hewlett Packard (in England) as a financial accountant from 1991 to 1992.

  Mr. Geoffrey D. Knowles has served as Executive Vice President of Marketing for the Company since 1994. Mr. Knowles is responsible for the development and implementation of all sales and marketing material, training programs and internal competitions for all sales personnel. Mr. Knowles has been employed by the Company since 1993, serving as Assistant General Manager of the Company from 1993 to 1994 and National Sales Manager during 1993. From 1986 to 1992 Mr. Knowles was the Managing Director of Knowles Enterprises Pty Ltd., a company which sold electrical appliances.

  Ms. Felicity A. Hilbert has served as the Company's Executive Vice President of Operations, responsible for the operational management of the Company, the Customer Service department and the Extended Services department in Australia and overseas, since 1996. Ms. Hilbert has been employed by the Company since 1992, serving as the International Operations Manager from 1994 to 1996, as Distributor Relations Manager and National Administration Manager from 1993 to 1994 and as an Administrative Assistant for the Company's Melbourne branch from 1992 to 1993. Ms. Hilbert was employed by Tilt Lift Equipment Pty Ltd., a company which specializes in providing commercial construction products and services, from 1988 to 1992.

  Mr. Timothy M. Mainprize was elected a director of the Company in April 1997. Mr. Mainprize is currently a consultant to FAI Insurances Limited as well as a number of other companies. Mr. Mainprize was Chief Financial Officer of FAI Insurances, where he was also responsible for its Information Technology and was a member of the Investment Committee. Mr. Mainprize was with FAI Insurances since 1988 and was appointed a director of FAI Insurances in 1993, a position he held until January 1999.

  Mr. Steven Rabinovici was elected a director of the Company in April 1997. He is currently the Chairman of the Board of Complete Management, Inc. ("CMI"), a position he has held since December, 1995. CMI is a medical management services company. From December, 1992 through December, 1995 he also served as President, Chief Executive Officer and a Director of CMI. From July 1990 through December 31, 1992, he was an independent health care and business consultant. Earlier in his career, Mr. Rabinovici had more than 10 years experience in hospital administration, including approximately two years as associate administrator of Brookdale Hospital Medical Center, a 1,000 bed teaching hospital, and two years as the administrator of the Division of Psychiatry, Cornell University New York Hospital. Mr. Rabinovici has a Bachelors degree from City University of New York, Brooklyn College, a Masters degree in Public Health from Columbia University School of Public Health and a Juris Doctorate degree from New York Law School.

  Mr. Paul Brown has been a private investor in different entities including the sole beneficial owner of Integrated International Home Security Investments Limited ("IIHSL") and corporate consultant for the last five years. Integrated Investments Limited, the sole shareholder of IIHSL and seller in the Ness Transaction, has designated Mr. Brown as its director nominee, effective October 1, 1998, pursuant to the rights granted to it in the Stock Purchase Agreement relating to the Ness Transaction.

  Pursuant to the Ness Transaction, International Home Security Investments Limited (the "IIHSL Shareholder"), the sole shareholder of IIHSL, will have the right to designate one nominee, subject to the reasonable approval of the Board of Directors, for election to the Board of Directors for the lesser of a period of five years, or until it is the beneficial owner of less than 5% of the Common Stock of the Company. Paul Brown, a private investor and the sole beneficial owner of International Home Security Investments Limited, has been designated as the nominee of the IIHSL Shareholder.

  Steven A. Rothstein and Dennis J. Puleo each resigned from the Board of Directors, effective as of December, 1998, and were not replaced by the Company.

Staggered Board of Directors

  Pursuant to the Company's Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving staggered three-year terms.

  Class I Directors. The following persons serve as Class I directors with their term expiring in 1998: Steven Rabinovici.

  Class II Directors. The following persons serve as Class II directors with their term expiring in 1999: Timothy M. Mainprize.

  Class III Directors. The following person serves as a Class III director with his term expiring in 2000: Bradley D. Cooper and Paul Brown.

  All directors of each class hold their positions until the annual meeting of shareholders held during the year in which the terms of the directors in such class expire, or until their respective successors are elected and qualified.

Compensation of Directors

  Non-employee directors receive annual compensation of $10,000 and are reimbursed for out-of-pocket expenses incurred in attending each committee or board meeting. Pursuant to the 1997 Non-Employee Director Stock Option Plan options to purchase a total of 20,000 shares have been granted to date to the Company's non-employee directors, at an exercise price of $10.00 per share, and on the day after each Annual Meeting of Stockholders each non-employee director will be granted options to purchase 2,500 shares of Common Stock at an exercise price equal to the closing market price on the date of such meeting. All options will be exercisable six months after the effective date of grant of said options and expire on the fifth anniversary of such date. See "Stock Compensation Plans" below.

Directors Committees

  The Board of Directors has established an Audit Committee and a Compensation Committee, each consisting exclusively of non-employee directors. The Audit Committee is responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for officers of the Company, and is also responsible for administering the 1997 Stock Option Plan.

Limitation of Director's Liability and Indemnification

  Article Nine of the Company's Certificate of Incorporation provides that the liability of the Company's directors to the Company for monetary damages is eliminated to the fullest extent permissible under Delaware law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief, rescission or damages. The Company's By-laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At the present time, there is no pending litigation involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Executive Employment Agreements

  Certain executive employment agreements have been executed with the Company by the following key executives: Messrs. Bradley Cooper, Terrence J. Youngman, David Appleby, Mark Whitaker and Geoffrey Knowles and Ms. Felicity Hiblert and continue through June 30, 2000.

  The executive employment agreement (which has been superseded by a consulting agreement with a company beneficially owned by Mr. Cooper described below) with Mr. Cooper provides that he shall receive a base salary of $700,000 per year plus a bonus equivalent to 10% of Net Profit After Tax ("NPAT"), as calculated prior to his bonus entitlement. In addition, Mr. Cooper may receive an additional bonus, as may be determined by the Company's Board of Directors and its Compensation Committee. Mr. Cooper bears all expenses associated with his employment including rent, administrative support and travel costs, and the Company is not obligated to pay or reimburse Mr. Cooper for any out of pocket expenses incurred while he is on Company business. Mr. Cooper is eligible to receive stock options in accordance with the Company's 1997 Stock Option Plan or any other executive stock option plan as may be established from time to time by the Company's Board of Directors. The total remuneration received by Mr. Cooper is reviewed by the Company's Compensation Committee on an annual basis, and is subject to adjustment based on such review. In the event of termination during the first three years of the agreement, the Company must pay to Mr. Cooper an amount equal to Mr. Cooper's total remuneration (exclusive of bonuses) received or earned during the 12 month period preceding such termination. On October 1, 1997, the executive employment agreement with Mr. Cooper was replaced by a consulting agreement with Speakeasy Pty Ltd, a company beneficially owned by Mr. Cooper. The terms of the consulting agreement are substantially the same as the terms of the executive employment agreement that it replaced, except that the Company agreed to reimburse Speakeasy Pty Ltd for certain out of pocket costs which may be incurred by Mr. Cooper in connection with services rendered by him solely related to the Company's expansion into new markets outside of Australia and New Zealand.

  The executive employment agreement with Mr. Appleby provides that he receives no base salary. Instead, Mr. Appleby receives, on a monthly basis, a commission of approximately AUD $16 for each sale of a SecurityGuard System within Australia and New Zealand to a member of the public (provided the product has not been returned by the consumer and no refund of the purchase price has been made) and a bonus for reaching specified unit sale targets. For the twelve months ended June 30, 1998, Mr. Appleby received remuneration, based on the number of units sold, of $652,586 and a bonus of $341,052. The executive employment agreement with Mr. Knowles is substantially the same as that of Mr. Appleby except for his commission, which is approximately AUD $10 for each SecurityGuard System sold under the same conditions as Mr. Appleby. For the twelve months ended June 30, 1998, Mr. Knowles received remuneration, based on the number of units sold, of $339,043 and a bonus of $136,421.

  Mr. Youngman's agreement provides for a base salary of $75,000 and he is not entitled to any bonus.

  The executive employment agreement for each of Mr. Whitaker and Ms. Hilbert provides for a base salary of $67,000.

  The total remuneration, including any bonus, received by Messrs. Appleby, Knowles, Youngman and Whitaker and Ms. Hilbert under their respective agreements is reviewed by the Company's Compensation Committee on an annual basis, and is subject to adjustment based on such review.

Executive Compensation

  The following table sets forth the compensation paid by the Company for the years ended June 30, 1998, 1997 and 1996 to the Chief Executive Officer and to the other executive officers of the Company whose total annual salary and bonus for the year ended June 30, 1998 exceeded $100,000 (together, the "Named Executive Officers").

                          Summary Compensation Table


                                  Annual Compensation
                                 ----------------------
                                                        Securities
                                                        Underlying
                                                          Stock     All Other
  Name and Principal Position    Year  Salary   Bonus   Options(#) Compensation
  ---------------------------    ---- -------- -------- ---------- ------------
Bradley D. Cooper(1)............ 1998 $700,000 $575,458  250,000       --
 Chairman of the Board and Chief
  Executive Officer              1997 $692,192      --       --        --
                                 1996 $ 59,708      --       --        --
Robert D. Appleby............... 1998 $652,586 $341,052  165,000       --
 Executive Vice-President of
  International Business         1997 $476,468 $146,270      --        --
 Development                     1996 $113,826 $ 78,860      --        --
Geoffrey D. Knowles............. 1998 $339,043 $136,421   85,000       --
 Vice President of Marketing     1997 $312,400      --       --        --
                                 1996 $110,693      --       --        --

--------
(1) The salary paid to Mr. Cooper in fiscal year 1997 consisted solely of commissions for each SecurityGuard System sold by the Company. Mr. Cooper's employment agreement became effective with the IPO, and the consulting agreement with Speakeasy Pty Ltd which has replaced the employment agreement, eliminated this commission arrangement.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        Individual Grants                Potential Realizable
                         -----------------------------------------------   Value at Assumed
                         Number of                                       Annual Rates of Stock
                         Securities   % of Total    Exercise              Price Appreciation
                         Underlying Options Granted Price per               For Option Term
                          Options   to Employees in   Share   Expiration ---------------------
Name                     Granted(#)   Fiscal Year    ($/Sh.)   Date(1)     5%($)      10%($)
----                     ---------- --------------- --------- ---------- ---------- ----------
Bradley D. Cooper.......  250,000        33.3         10.00    7/15/07    1,572,237  3,984,356
Robert D. Appleby.......  165,000        22.0         10.00     4/8/08    1,037,676  2,629,675
Geoffrey D. Knowles.....   85,000        11.3         10.00     4/8/08      534,560  1,354,681

--------
(1) Each of these Options vests in annual 20% increments over a five year period, with the first 20% vested and exercisable on the first anniversary of the grant date, except that 85,000 options granted to Mr. Appleby and 55,000 options granted to Mr. Knowles will vest on October 31, 2003, or earlier in increments upon the Company achieving certain unit sales numbers outside of Australia and New Zealand prior to October 31, 2003.
Note, no options were exercised during the last fiscal year.


Stock Compensation Plans

  1997 Stock Option Plan. The Company has adopted the 1997 Stock Option Plan, under which the Compensation Committee may grant options to purchase up to an aggregate of 750,000 shares of Common Stock to management, employees and advisors of the Company. The 1997 Stock Option Plan provides for the grant of stock options ("Options"), including incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory stock options that do not qualify as stock options under
Section 422 of the Code ("Non-Statutory Options"). The Company has issued a total of 750,000 options under the 1997 Stock Option Plan, all at an exercise price of $10.00 per share, including 250,000 to Mr. Cooper, 90,000 to Mr. Youngman and 80,000 to each of Mr. Whitaker and Ms. Hilbert, granted on July 15, 1997, and 165,000 to Mr. Appleby and 85,000 to Mr. Knowles, granted on April 8, 1998. Each of these Options vests in annual 20% increments over a five year period, with the first 20% vested and exercisable on the first anniversary of the grant date, except that 85,000 Options granted to Mr. Appleby and 55,000 Options granted to Mr. Knowles will vest on October 31, 2003, or earlier in increments upon the Company achieving certain unit sales numbers outside of Australia and New Zealand prior to October 31, 2003. On December 14, 1998, subject to the approval of the stockholders of the Company at the annual meeting (expected to occur in February, 1999), the Board of Directors approved an amendment to the 1997 Employee Stock Option Plan which increased the shares by 400,000.

  1997 Non-Employee Director Stock Option Plan. The Company has adopted the 1997 Non-Employee Director Stock Option Plan, under which 50,000 shares of Common Stock have been authorized for issuance. Upon the closing of the Company's IPO, all four non-employee directors received options to purchase 5,000 shares of Common Stock at an exercise price of $10.00 per share under the 1997 Non-Employee Director Stock Option Plan. Commencing with the first annual meeting of shareholders following the IPO (expected to be conducted in February 1998), all non-employee directors continuing to serve as such will receive, on the day following each annual meeting of shareholders, options to purchase an additional 2,500 shares of Common Stock at an exercise price equivalent to the market price of the stock on the date of such grant. All such grants will be Non-Statutory Options. The options granted under the 1997 Non-Employee Director Stock Option Plan are exercisable beginning six months from the date of grant.

                             CERTAIN TRANSACTIONS

Transactions Involving Bradley D. Cooper

  In 1990, FAI Insurances acquired 50% of the stock of the Company from Bradley
D. Cooper. On September 5, 1994 and June 1, 1995 FAI Insurances acquired from Mr. Cooper an additional 4.18% and 5.98% of the Company, respectively, for approximately $2,552,000. On June 1, 1995, FAI Insurances acquired from Mr. Cooper the remaining 39.84% of the Company which it did not already own for a purchase price of approximately $6,280,800 payable over 49 months (subject to downward adjustment in the event certain Earnings Before Interest and Taxes ("EBIT") targets were not achieved). By May 1997, the purchase price was paid in full by FAI Insurances. As a result of these transactions, the Company became a wholly owned subsidiary of FAI Insurances.

  On November 11, 1995, Mr. Cooper acquired from FAI Insurances the International Assets for $220 and assumed approximately $2.0 million of intercompany debt associated with the International Assets owed to FAI Insurances. This intercompany debt was subsequently converted to a fixed term loan bearing interest at 10% per annum. On March 31, 1997, FAI Insurances reacquired the International Assets from Mr. Cooper for the purchase price of approximately $2.8 million. The International Assets included a license from FAI Insurances to distribute the SecurityGuard System in all countries outside Australia and New Zealand. FAI Insurances' purchase of the International Assets did not include the amount due under the fixed term loan and the right to repayment was not transferred by FAI Insurances to the Company in connection with the Reorganization or otherwise. As of December 31, 1998 Mr. Cooper was no longer obligated to FAI Insurances under the term loan as the outstanding amount at that time was forgiven.

  On July 1, 1996, the Company entered into a management agreement with Speakeasy Pty Ltd. (as the trustee for the Speakeasy Investment Trust, of which Bradley D. Cooper is the primary beneficiary), whereby the services of Mr. Cooper were made available to the Company. In exchange for services provided, Speakeasy Pty Limited was paid a commission of approximately $19.25 on each alarm unit sold by the Company. For the fiscal year ended June 30, 1997, the Company paid to Speakeasy Pty Limited approximately $692,192. This management agreement terminated on the closing of the Company's IPO and was replaced by an employment agreement between the Company and Mr. Cooper, which was subsequently replaced on October 1, 1997 by a consulting agreement with Speakeasy Pty Ltd., which provides Mr. Cooper's services to the Company on substantially the same terms as the employment agreement which became effective upon the IPO. See "Management--Executive Employment Agreements".

  On May 16, 1997 Vision Publishing Pty Limited ("Vision"), an entity owned by Bradley D. Cooper, entered into a loan arrangement with FAI Finance Corporation Pty Limited ("FFC"), then a wholly owned subsidiary of FAI Insurances, through which Mr. Cooper borrowed an amount of $468,602 at a 14% interest rate. The loan arrangement called for periodic payments of principal and interest. As of June 30, 1998, Vision was obligated under this loan arrangement in the amount of $41,005.

  On July 15, 1997 Mr. Cooper purchased 250,000 shares of the Company's Common Stock at $10.00 per share. Five percent (5%) of the purchase price for the shares was paid by Mr. Cooper in cash and the remainder was paid through a five-year note to the Company bearing interest at 7.0% per annum, payable semi-annually, and secured by the shares purchased. The note is repayable on the fifth anniversary of its issuance. The interest payable on the note is due on a full recourse basis. During the fiscal year ended June 30, 1998, Mr. Cooper made interest payments totaling $159,873.

  During the years ended June 30, 1996 and 1997, the Company made certain personal loan advances to Mr. Cooper. These loan advances were on a non-interest bearing basis and repayable on demand. The balance of these personal loans on June 30, 1996 and on June 30, 1997 were $105,432 and $14,076, respectively. These personal loan balances have been paid in full as of June 30, 1998.

Transactions with FAI Insurances

  On June 30, 1997, pursuant to the Reorganization, the Company acquired from FAI Insurances, the Australian and New Zealand security alarm operations of FAI Insurances (the "Australia and New Zealand Operations") and the International Assets. The Reorganization was effected by a share purchase agreement through which the Company, in exchange for the International Assets and 100% of the issued capital stock of the wholly owned subsidiaries of FAI Insurances which owned the Australia and New Zealand Operations, executed a $911,892 non-interest bearing note payable to FAI Insurances within thirty days of the effective date of the Company's IPO (the "FAI Note"), assumed a $208,894 non-interest bearing note payable to FAI Insurances within thirty days of the effective date of the Company's IPO (the "NZ Note") and issued 4,499,999 shares of Common Stock of the Company to FAI Home Security Pty Limited, a wholly owned subsidiary of FAI Insurances. In connection with the Reorganization, the Company entered into the License Agreement through which the license previously granted by FAI Insurances to use the "FAI" name and logo was modified to eliminate the royalty fee in connection therewith. Prior to the Reorganization, the Company paid a royalty fee to FAI Insurances for the fiscal years ended June 30, 1995, June 30, 1996 and June 30, 1997 of $1,989,371, $2,750,468 and $3,697,376, respectively. Immediately prior to the Reorganization, the Company, through its predecessor entities, made a final dividend distribution to FAI Insurances totaling approximately $5,876,224 (including a partial return of capital of $581,928) representing primarily the retained earnings of the Australia and New Zealand Operations on the date of the Reorganization. Following the Reorganization, the Company completed the IPO. The FAI Note and the NZ Note were paid in full by the Company from proceeds of the IPO.

  The Company leases from FAI General Insurances Limited, a subsidiary of FAI Insurances, approximately 824 square meters of office space for its principal executive and operational offices located at Levels Ground, 3, 7 and 8, 77 Pacific Highway, North Sydney NSW 2060. Under the terms of the agreement, the Company pays an annual rent of AUD $380 per square meter per annum. See "Business--Property".

  From time to time predecessor entities of the Company entered into loan transactions with other companies affiliated with FAI Insurances. These loan transactions were treated as intercompany loans since at the time the loans were made the Company was an affiliate of FAI Insurances. The balance of these loans as of June 30, 1995, 1996 and 1997 amounted to $2,675,655, $4,380,060, and
$2,025,427, respectively. All of these loans were satisfied in full subsequent to June 30, 1997.

  Pursuant to the FFC Transaction, on December 31, 1997 the Company purchased the FFC Shares from FAI Insurances for $7,016,525 and acquired the FFC Option, at no cost, to acquire the remaining 50% equity interest of FFC for the same consideration as was paid for the FFC Shares plus 50% of the net change in FFC's retained earnings from the date of the FFC Transaction until the date the FFC Option is exercised. The Company delivered the FFC Note in payment of the purchase price. As of June 30, 1998 the aggregate principal amount of the FFC Note, plus accrued interest, totaled approximately $4,737,135. The payment of the principal balance of this note is secured by the FFC Shares purchased by the Company in the FFC Transaction. See "Business--Strategic Acquisitions".

  On February 7, 1999, the Company entered into a Registration Rights Agreement with the Selling Shareholder, FAI Home Security Holdings Pty Ltd, a wholly owned subsidiary of FAI Insurance. Through the first year anniversary date of the Registration Rights Agreement, the Selling Shareholder will have the ability to sell up to 25% of its then current holdings in the Company during any ensuing 3 month period. Thereafter, the Selling Shareholder will have the ability to sell its entire interest in the Company without limitation. After the one year anniversary date of the Registration Rights Agreement, the Selling Shareholder has also agreed, that in the event of a secondary offering of debt or securities, to enter into a lock-up agreement not to sell its shares for a period not to exceed ninety (90) days.

  As part of the Registration Rights Agreement, the Company also entered into a Deed of Variation which amended the payment terms of the FFC Transaction. Pursuant to the Deed of Variation, the Company agreed to make an accelerated payment of $500,000 on June 30, 1999 in reduction of the outstanding balance on the FFC Note, in exchange for FAI Insurances' waiver of the FFC Note Payment for the Ness Transaction and any subsequent purchase of the remaining 24.96% interest in Ness, and the establishment of $2,000,000 credit facility for FFC. See "Business--Strategic Acquisitions". The Deed of Variation also provides that the FFC Note Payment will be due in the event of an issuance of debt or equity (of whatever type or nature) to the public or any other capital raising, including any issuance of securities to any entity irrespective of whether the capital raised is cash or another form of consideration.


Transactions with Steven A. Rothstein

  National Securities, of which Steven A. Rothstein is Chairman of the Board, served as one of the IPO Representatives. In connection with the IPO, National Securities received, in addition to applicable underwriting discounts, commissions and a nonaccountable expense allowance, 130,000 of the IPO Warrants, and the right to delegate one nominee for election as a director of the Company during the five year period ending on July 18, 2002. Mr. Rothstein resigned as a director in December, 1998, and National Securities waived its rights of nomination at that time.

Transactions with Integral Investments Limited and Paul Brown

  On July 17, 1998 the Company entered into a Stock Purchase Agreement with Integral Investments Limited ("Integral"), amended as of October 1, 1998 (the "Stock Purchase Agreement"), whereby it purchased all of the issued and outstanding common stock of Integrated International Home Security Limited ("IIHSL"), a British Virgin Islands company that owns 75.04% of the issued and outstanding common stock of Ness Security Products Pty Ltd., an Australian company, a leading designer and manufacturer of security alarm products in Australia and the Company's sole supplier of its SecurityGuard alarm (the "Ness Transaction"). As a result of the Ness Transaction, Integral obtained the right to designate one nominee for election to the board of directors of the Company. Paul Brown, the sole shareholder of Integral was designated the nominee of Integral.

  Pursuant to the Stock Purchase Agreement, the Company agreed to pay aggregate consideration consisting of: (i) 400,000 shares of Common Stock; (ii) a five year convertible warrant to purchase 360,000 of Common Stock at an exercise price of $13.00; (iii) cash in the amount of $2,426,000 ($126,000 paid concurrent with the execution of the Purchase Agreement and $2,300,000 to be paid upon closing of the Transaction); and (iv) a promissory note, secured by the IIHSL Shares, in the amount of $9,098,000, payable in installments of $400,000 on each of June 30, 1999 and December 31, 1999, respectively, with the balance of the note due on June 30, 2000 ("Ness Note"). If any portion of the principal amount of the Ness Note is still outstanding on October 1, 1999, the Company shall issue an additional five year warrant to purchase 200,000 shares of the Company's Common Stock at an exercise price of $13.00 per share. Likewise, if any portion of the principal amount of the Ness Note is still outstanding on January 1,2000, the Company shall issue an additional five year warrant to purchase 200,000 shares of the Company's Common Stock at an exercise price of $13.00 per share. Additionally, Integral designated International Home Security International Limited to receive all securities pursuant to the Ness Transaction.

Transaction Policy

  All future transactions, including loans, between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of December 29, 1998 and as adjusted to reflect the sale of the shares offered pursuant to this Offering and the shares issued pursuant to the Ness Transaction by (i) each executive officer of the Company, (ii) each director of the Company or nominee for director, (iii) all executive officers and directors as a group, and (iv) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock.

                                               Beneficial        Beneficial
                                             Ownership Prior   Ownership After
                                             to Offering(1)      Offering(1)
                                            ----------------- -----------------
                                            Number of         Number of
                                             Shares   Percent  Shares   Percent
                                            --------- ------- --------- -------
   Executive Officers and Directors(2)
     Bradley D. Cooper(3)..................   300,000   5.4%    300,000   5.4%
     Terrence J. Youngman(4)...............    18,000     *      18,000     *
     Robert D. Appleby.....................       --    --          --    --
     Mark Whitaker(5)......................    16,000     *      16,000     *
     Geoffrey D. Knowles...................       --    --          --    --
     Felicity A. Hilbert(5)................    16,000     *      16,000     *
     Steven Rabinovici(6)..................     5,000     *       5,000     *
     Timothy M. Mainprize(7)...............     5,000     *       5,000     *
     Paul Brown(8).........................   760,000  12.9%    760,000  12.9%
     All executive officers and directors
      as a group(9) persons)(9)............ 1,120,000  18.6%  1,120,000  18.6%
   Five Percent Shareholders
     FAI Home Security Holdings Pty
      Ltd.(10)............................. 2,150,000  38.7%  2,150,000  38.7%
      Level 7, 77 Pacific Highway
      North Sydney, NSW 2060 Australia
     Robertson, Stephens & Company
      Investment Management L.P.(11).......   796,600  14.4%    796,600  14.4%
      555 California St., Suite 2600
      San Francisco, CA 94104
     Heartland Advisors, Inc.(12).......... 1,357,900  24.5%  1,357,900  24.5%
      790 North Milwaukee Street
      Milwaukee, WI 53202

--------
*Less than one percent.
(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting power and sole investment power with respect to all the shares reflected in this table.
(2) Unless otherwise noted, the address for each of the executive officers and directors is c/o Home Security International, Inc., Level 7, 77 Pacific Highway, North Sydney, NSW 2060, Australia.
(3) Includes 250,000 shares owned by Mr. Cooper and 50,000 shares issuable upon the exercise of options which are deemed exercisable.
(4) Represents 18,000 shares issuable upon the exercise of options which are deemed exercisable.
(5) Represents 16,000 shares issuable upon the exercise of options which are deemed exercisable.
(6) Represents 5,000 shares issuable upon the exercise of options which are deemed exercisable. Does not include 10,000 shares held in a custodial account, of which Mr. Rabinovici is the custodian for Mr. Rabinovici's adult son.
(7) Represents 5,000 shares issuable upon the exercise of options which are deemed exercisable. Does not include 2,150,000 shares beneficially owned by FAI Insurance Limited, of which Mr. Mainprize is a director and the Chief Financial Officer. See also Note 9 below.
(8) Includes 400,000 shares issued to International Home Security Investments Limited pursuant to the Ness Transaction, as defined below, of which Paul Brown is the sole beneficial owner, and 360,000 shares issuable upon the exercise of the Ness Warrants also issued to International Home Security Investments Limited pursuant to the Ness Transaction. (See "Certain Transactions--Transactions with Integrated Investments Limited and Paul Brown").
(9) Includes 650,000 shares, 360,000 shares issuable upon the exercise of the Ness Warrants and 110,000 shares issuable upon the exercise of options which are deemed exercisable.
(10) A wholly owned subsidiary of FAI Insurances Limited. Based on information reported on Schedule 13G, filed on February 19, 1998. See also Note 7 above.
(11) Includes 626,100 shares held of record by The Robertson Stephens Orphan Fund ("Orphan"), of which Robertson, Stephens & Co. Investment
     Management, L.P. ("Robertson") is a General Partner. Robertson, Robertson Stephens Investment Management Co. ("Parent"), and Parent's 100% parent, BankAmerica Corporation, each share beneficial ownership of the 796,600 shares held by Orphan, and other subsidiaries. Based on information reported on Schedule 13G, filed on September 30, 1998.
(12) Based on information reported on Schedule 13G, Amendment No. 3, filed on December 10, 1998.

                           DESCRIPTION OF SECURITIES

Common Stock

  The authorized capital stock of the Company is 20,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of Preferred Stock, $.001 par value. As of the date this Prospectus is declared effective, 5,550,500 shares of Common Stock of the Company will be issued and outstanding, including 400,000 shares issued pursuant to the Ness transaction. There are no shares of Preferred Stock outstanding. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets available therefor at such time and in such amounts as the Board may, from time to time, determine. Each stockholder is entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of stockholders. As is permitted by Delaware law, there is no cumulative voting in connection with the election of directors. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities under the Company's charter documents. There are no sinking fund provisions applicable to the Common Stock. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock outstanding at that time. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering and the Ness Transaction will be, fully paid and nonassessable.

Preferred Stock

  The Company is authorized to issue up to 1,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights which could materially adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. At present, the Company has no plans to issue any shares of Preferred Stock. See "Risk Factors--Anti-Takeover Considerations".

Warrants

  In connection with the Ness Transaction, the Company issued to the IIHSL Shareholder warrants to purchase an aggregate of 360,000 shares of Common Stock, which warrants will be exercisable at the price of $13.00 per share ("Ness Warrants"). The Ness Warrants will be exercisable at any time during the five year period commencing on the closing of the Ness Transaction. The Company is not required to issue fractional shares upon the exercise of the Ness Warrants. The holders of the Ness Warrants do not possess any rights as a shareholder of the Company until such holders exercise such warrants.

  In connection with the IPO, the Company issued to the IPO Representatives warrants to purchase an aggregate of 240,000 shares of Common Stock which warrants are exercisable at the price of $16.50 per share ("IPO Warrants"). The IPO Warrants are exercisable at any time beginning on July 15, 1998 through July 15, 2002. The IPO Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, that the Company makes certain distributions to holders of its Common Stock. The Company is not required to issue fractional shares upon the exercise of the IPO Warrants. The holders of the IPO Warrants do not possess any rights as a shareholder of the Company until such holders exercise such warrants.

  The IPO Warrants provide certain rights with respect to the registration under the Securities Act of shares of Common Stock issuable upon exercise of the IPO Warrants. The Company has agreed that, until July 15, 2002, it will register the issuance of such shares (and, if necessary, their resale) so as to permit their public resale without restriction. The holders of the IPO Warrants have, until July 15, 2002, the right to demand two registrations by the Company of their shares and an unlimited number of incidental, or "piggyback," registration rights. These registration rights could result in substantial future expense to the Company and could adversely affect the Company's ability to complete future equity or debt financing. Furthermore, the registration and sale of Common Stock of the Company held by or issuable to the holders of registration rights, or even the potential of such sales, could have an adverse effect on the market price of the securities offered hereby.

  For the life of each of the IPO Warrants and the Ness Warrants, as well as options issued by the Company, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the warrants or options. The holders may be expected to exercise their warrants or options at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the warrants or options. Further, the terms on which the Company could obtain additional capital during the life of the warrants or options may be adversely affected.

Certain Provisions of the Company's Charter and Delaware Law

  Classified Board of Directors. The Company's By-laws provides for the Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' initial terms will expire at the 1998, 1999 or 2000 annual meeting of the stockholders. Starting with the 1998 annual meeting of the stockholders, one class of directors will be individually elected each year for a three-year term. See "Management--Directors and Executive Officers." The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this, in turn, will permit the Board of Directors to more effectively represent the interests of stockholders. See "Management--Limitation of Director's Liability and Indemnification".

  Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Laws which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Transfer Agent and Registrar

  The Company's Transfer Agent and Registrar is the Bank of New York, 101 Barclay Street, New York, New York 10286.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The Company currently has outstanding 5,550,500 shares of Common Stock, including 400,000 shares issued pursuant to the Ness transaction. All of the 2,150,000 shares registered in this Prospectus, as well as the 2,750,500 shares sold in the Company's IPO, will be freely tradeable without restriction or further registration under the Securities Act unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 650,000 shares will be subject to certain restrictions, as defined under Rule 144 (the "Restricted Shares"). Specifically, under Rule 144 250,000 shares sold to Bradley D. Cooper may not be resold publicly pursuant to Rule 144 for a period of one year following the date on which full payment for such shares is made and the 400,000 shares issued pursuant to the Ness Transaction may not be resold publicly pursuant to Rule 144 until at least one year after the close of the Ness Transaction. The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act. Restricted Shares generally may be sold in the public market only if registered under the Securities Act or sold in compliance with Rule 144 or other applicable regulation.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted shares with respect to which at least one year has elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company (approximately 55,505 shares immediately after this Offering), or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within three months prior to sale and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above.

  Restricted Shares that have been issued in reliance on Rule 701 (such as shares of Common Stock issued under the Company's stock option plans) may be resold by persons other than affiliates of the Company, subject only to the manner of sale provisions of Rule 144, and may be resold by affiliates of the Company under Rule 144 without compliance with its one-year holding period requirement. In addition, the holders of the IPO Warrants will, subject to the satisfaction of certain conditions, be able to sell the Common Stock issuable upon exercise thereof publicly through the exercise of certain registration rights or (for shares issued, pursuant to the "cashless exercise" provisions thereof) pursuant to Rule 144.

  Rule 144A under the Securities Act would permit, subject to certain conditions, the sale by the current holders of Restricted Shares issued prior to the IPO of all or a portion of their shares to certain "qualified institutional buyers," as defined in Rule 144A.

  The Company cannot predict the effect, if any, that sales of shares of Common Stock, or the availability of such shares for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's ability to raise capital through a sale of its securities.

                             PLAN OF DISTRIBUTION

     All of the Shares of Common Stock being offered hereby will be sold by the Selling Shareholders. An aggregate of 2,150,000 Shares of Common Stock may be offered and sold pursuant to this Prospectus by the Selling Shareholder. The Selling Shareholder will pay all expenses in connection with the registration of the Shares offered hereby up to a maximum of $75,000. Such Shares have been included in the Registration Statement of which this Prospectus forms a part.

     The 2,150,000 shares of Common Stock being offered by the Selling Shareholder pursuant to this Prospectus may be offered and sold from time to time as market conditions permit on the American Stock Exchange or such other markets upon which the Company may list shares of its Common Stock from time to time, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "Underwriters" within the meaning of the Securities Act in connection with such sales.

     Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the Shares, such Selling Shareholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which Regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M prohibits any stabilizing bid or stabilizing purchase for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

     The Company has entered into agreements with the Selling Shareholder to register their Shares under applicable federal and state securities laws. The agreements between the Company and the Selling Shareholders provide for cross-indemnification of the Selling Shareholders and the Company for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of registration of the Shares. See "Certain Transactions--Transactions with FAI Insurances".

     To comply with certain states' securities laws, if applicable, the shares of Common Stock registered hereunder will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold or offered unless they have been registered or qualified for sale in such states or an exception for registration or qualification is available and is complied with.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Shares offered hereby will be passed upon for the Company by D'Ancona & Pflaum. Arthur Don, a member of D'Ancona & Pflaum, acts as the Secretary for the Company, a non-executive position as defined in the Company's By-laws.

                                    EXPERTS

  The audited financial statements included in this Prospectus have been audited by Arthur Andersen and Deloitte & Touche independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving such reports.

                           ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. In addition, the Company is subject to the informational requirements of Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the American Stock Exchange and the above materials may also be inspected at the office of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

                      CERTAIN FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements and information within the meaning of Section 27A of the Securities Act and 21E of the Exchange Act that are based on beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the Company's operations and results of operations, competitive factors and pricing pressures, shifts in market demand, the performance and needs of the residential security alarm industry, the costs of product development and other risks and uncertainties including, in addition to any uncertainties specifically identified in the text surrounding such statements, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's shareholders, customers, suppliers, business partners, competitors, and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should the underlying estimates or assumptions prove incorrect, actual results or outcomes may vary significantly from those anticipated, believed, estimated, expected, intended or planned. See also "Risk Factors".

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Home Security International, Inc.:
  Report of Independent Public Accountants................................  F-3
  Consolidated Statements of Income for the Years Ended June 30, 1996,
   1997 and 1998 and the unaudited Three Months Ended September 30, 1997 and 1998...............................................................  F-4
  Consolidated Balance Sheets as at June 30, 1997 and 1998 and unaudited as at September 30, 1998...............................................  F-5
  Consolidated Statements of Cashflows for the Years Ended June 30, 1996,
   1997 and 1998 and the unaudited Three Months Ended September 30, 1997 and 1998...............................................................  F-6
  Consolidated Statements of Changes in Shareholders' Equity for the Years
   Ended June 30, 1996, 1997 and 1998 and the unaudited Three Months Ended
   September 30, 1998.....................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8

Cooper International Group:
  Report of Independent Public Accountants................................ F-22
  Combined Statements of Loss for the Period Ended June 30, 1995, Year
   Ended June 30, 1996 and the Nine Months Ended March 30, 1997........... F-23
  Combined Statements of Cashflows for the Period Ended June 30, 1995,
   Year Ended June 30, 1996 and the Nine Months Ended March 30, 1997...... F-24
  Combined Statements of Changes in Shareholders' Equity for the Period
   Ended June 30, 1995, Year Ended June 30, 1996 and the Nine Months Ended
   March 30, 1997......................................................... F-25
  Notes to Combined Financial Statements.................................. F-26

FAI Finance Corporation Pty Limited:
  Report of Independent Public Accountants................................ F-32
  Consolidated Statements of Income for the Years Ended June 30, 1996,
   1997 and 1998 and the unaudited Three Months Ended September 30, 1997 and 1998............................................................... F-33
  Consolidated Balance Sheets as of June 30, 1997 and 1998 and the
   unaudited as at September 30, 1998..................................... F-34
  Consolidated Statements of Cashflows for the Year Ended June 30, 1996,
   1997 and 1998 and the unaudited Three Months Ended September 30, 1997 and 1998............................................................... F-35
  Consolidated Statements of Changes in Shareholders' Equity for the Years
   Ended June 30, 1996, 1997 and 1998 and the unaudited Three Months Ended
   September 30, 1998..................................................... F-36
  Notes to Consolidated Financial Statements.............................. F-37

Integrated International Home Security Limited:
  Report of Independent Public Accountants................................ F-46
  Consolidated Statements of Income for the Nine Months Ended June 30,
   1996 and the Year Ended June 30, 1997 and 1998......................... F-47
  Consolidated Balance Sheets as of June 30, 1997 and 1998................ F-48
  Consolidated Statements of Cashflows for the Nine Months Ended June 30,
   1996 and the Year Ended June 30, 1997 and 1998......................... F-49
  Consolidated Statements of Changes in Shareholders Equity for the Nine
   Months Ended June 30, 1996 and the Year Ended June 30, 1997 and 1998... F-50
  Notes to Consolidated Financial Statements.............................. F-51
Pro Forma Financial Statements............................................ F-59
  Pro Forma Statement of Operations for the Three Months Ended September
   30, 1998............................................................... F-60
  Pro Forma Statement of Operations for the Fiscal Year Ended June 30,
   1998................................................................... F-61
  Pro Forma Balance Sheet as of September 30, 1998........................ F-63

                 (THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.)

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Home Security International, Inc.:

  We have audited the accompanying consolidated balance sheets of Home Security International, Inc. as of June 30, 1998 and 1997, and related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Australia, which are substantially similar to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Security International, Inc. as of June 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles in the United States of America.

  The consolidated financial statements of Home Security International, Inc. as of September 30, 1998 and for the three months ended September 30, 1998 and 1997, which are presented solely for comparative purposes, were not audited by Independent Public Accountants.

                                          /s/ Arthur Andersen

Sydney
July 24, 1998

                       HOME SECURITY INTERNATIONAL, INC.
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                                          Three Months Ended
                                                                  Year Ended June 30,                       September 30,
                                                       -----------------------------------------      --------------------------
                                                          1996           1997           1998             1997            1998
                                              Note         $US            $US            $US             $US             $US
                                                       -----------    -----------    -----------      ----------      ----------
                                                                                                             (Unaudited)
Net sales....................................  2        26,700,922     33,464,595     44,118,502      11,048,697      10,226,238
Cost of goods sold -  related party ......... 15        (2,750,468)    (3,647,376)             -               -               -
                   -  other..................          (14,834,094)   (20,626,411)   (26,294,641)     (6,325,736)     (5,861,610)
                                                       -----------    -----------    -----------      ----------      ----------
Gross profit.................................            9,116,360      9,190,808     17,823,861       4,722,961       4,364,628
Management fees received - related parties... 15                 -        559,002              -               -               -
General and administrative expenses..........           (6,606,377)    (6,612,318)   (10,810,316)     (2,498,647)     (1,907,113)
                                                       -----------    -----------    -----------      ----------      ----------
Income from operations.......................            2,509,983      3,137,492      7,013,545       2,224,314       2,457,515
Non operating income - other.................                    -          6,740              -               -               -
Interest income   - related party............ 15            75,087        755,613         26,679               -               -
                  - other....................              175,719         81,790        423,526          90,010         115,497
Interest expenses - related party............ 15           (47,625)       (60,046)      (216,629)              -         (98,783)
                  - other....................                    -              -         (7,904)              -          (1,204)
                                                       -----------    -----------    -----------      ----------      ----------
Income before taxes and equity in
  income of affiliated companies.............            2,713,164      3,921,589      7,239,217       2,314,324       2,473,025
Income tax expense........................... 14        (1,054,170)    (1,629,973)    (2,111,084)       (878,882)       (916,864)
                                                       -----------    -----------    -----------      ----------      ----------
Income before equity in income of
  affiliated companies.......................            1,658,994      2,291,616      5,128,133       1,435,442       1,556,161
Equity in income of affiliated
  companies.................................. 10                 -              -        252,417               -          48,452
                                                       -----------    -----------    -----------      ----------      ----------
Net income...................................            1,658,994      2,291,616      5,380,550       1,435,442       1,604,613
                                                       ===========    ===========    ===========      ==========      ==========
Net income per common share
  Basic earnings per share...................          $      0.37    $      0.51    $      1.05      $     0.29      $     0.31
  Diluted earnings per share.................          $      0.37    $      0.51    $      1.04      $     0.28      $     0.31
Weighted average number of shares outstanding
  Basic......................................            4,500,000      4,500,000      5,117,125       5,017,000       5,150,500
  Diluted....................................            4,500,000      4,500,000      5,181,612       5,094,761       5,162,457


  The accompanying notes are an integral part of these consolidated financial statements.

                       HOME SECURITY INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                  June 30,            September 30,
                                                                             1997          1998           1998
                                                                    Note     $US           $US            $US
                                                                          ----------    ----------    -------------
                                                                                                        (Unaudited)
ASSETS
------
Current assets
 Cash and cash equivalents......................................                 118     7,006,183       6,348,337
 Accounts receivable - related party............................     15    2,025,455             -               -
 Accounts receivable - trade, net...............................      3      615,560       874,745       1,623,622
 Inventories....................................................      4    1,277,104     2,032,443       2,145,496
 Prepaid expenses and other current assets......................      5      449,458     1,173,449       1,779,844
                                                                          ----------    ----------      ----------
   Total current assets                                                    4,367,695    11,086,820      11,897,299
                                                                          ----------    ----------      ----------
Non-current assets
 Investment in partnership......................................      9            -       303,424         289,296
 Investment in affiliated companies.............................     10            -     7,405,130       7,345,315
 Capital assets, net............................................      7      869,571     1,068,237       1,016,412
 Intangibles, net...............................................      8   10,142,077     9,601,923       9,466,885
 Deferred income taxes..........................................     14      549,393     1,016,652         966,045
 Receivables - related party....................................     15       24,366             -               -
 Other non-current assets.......................................               3,748         3,115           2,970
                                                                          ----------    ----------      ----------
   Total non-current assets                                               11,589,155    19,398,481      19,086,923
                                                                          ----------    ----------      ----------
   Total assets                                                           15,956,850    30,485,301      30,984,222
                                                                          ==========    ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities
 Bank overdraft.................................................              31,795             -               -
 Note payable - FAI Insurances Group............................  10,15            -       619,233         590,400
 Payables - trade...............................................           4,018,147     4,280,422       2,945,104
 Accrued warranty...............................................             411,778       247,126         221,863
 Accrued security callout.......................................             486,864       382,222         367,709
 Other accrued liabilities......................................             206,970       148,168         154,513
 Lease liability................................................              19,068        28,704          26,401
 Income tax payable.............................................             467,961     1,608,648       2,262,214
 Deferred income................................................             479,307       650,949         681,484
                                                                          ----------    ----------      ----------
   Total current liabilities....................................           6,121,890     7,965,472       7,249,688
                                                                          ----------    ----------      ----------
Non-current liabilities
 Note payable - FAI Insurances Group............................  10,15            -     4,117,902       3,926,160
 Lease liability................................................              44,877        33,342          29,104
 Accrued security callout.......................................                   -        91,944          92,194
 Deferred income................................................                   -       177,769         184,491
                                                                          ----------    ----------      ----------
   Total non-current liabilities                                              44,877     4,420,957       4,231,949
                                                                          ----------    ----------      ----------
   Total liabilities                                                       6,166,767    12,386,429      11,481,637
                                                                          ----------    ----------      ----------
Shareholders' equity
 Preferred stock $.001 value; 1,000,000 shares authorized,
  none outstanding..............................................                   -             -               -
 Common stock $.001 value; 20,000,000 shares authorized
  and 4,500,000, 5,150,500 and 5,150,500 shares issued and
  outstanding as of June 30, 1997, June 30, 1998 and September
  30, 1998, respectively........................................     18        4,500         5,150           5,150
 Additional paid-in capital.....................................          10,238,691    16,111,311      16,111,311
 Secured note...................................................      6            -    (2,375,000)     (2,375,000)
 Accumulated other comprehensive loss...........................            (406,534)     (976,565)     (1,177,465)
 Retained earnings (accumulated losses).........................             (46,574)    5,333,976       6,938,589
                                                                          ----------    ----------      ----------
   Total shareholders' equity...................................           9,790,083    18,098,872      19,502,585
                                                                          ----------    ----------      ----------
   Total liabilities and shareholders' equity...................          15,956,850    30,485,301      30,984,222
                                                                          ==========    ==========      ==========

  The accompanying notes are an integral part of these consolidated financial statements

                      HOME SECURITY INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASHFLOWS

                                                                                                      Three Months Ended
                                                                    Year Ended June 30,                  September 30,
                                                           -------------------------------------    -----------------------
                                                            1996 $US       1997 $US     1998 $US     1997 $US     1998 $US
                                                           ----------     ----------   ----------   ----------   ----------
                                                                                                          (Unaudited)
Cashflow from operating activities
    Net income..........................................    1,658,994      2,291,616    5,380,550    1,435,442    1,604,613
    Adjustments to reconcile net income to net cash
     from operating activities:
      Depreciation......................................       11,192         42,100      181,835       54,910       64,355
      Amortisation of goodwill..........................      226,498        391,924      540,154      142,880      135,038
      Equity in income of affiliated companies..........            -              -     (252,417)           -      (48,453)
      Deferred income taxes.............................   (1,143,650)      (138,947)    (585,314)     835,253      733,196
      Provision for losses on accounts receivable.......       58,213        100,715      670,988      170,427     (153,797)
      Increase in operating assets:
       Accounts receivable - trade......................      (21,925)      (203,120)  (1,025,880)    (580,746)    (602,942)
       Inventories......................................     (239,731)      (965,610)    (930,349)    (615,442)    (124,738)
       Prepaid expenses and other assets................     (305,224)       (33,054)    (830,074)    (247,210)    (458,456)
      Increase (decrease) in operating liabilities:
       Accounts payable.................................     (489,880)     2,159,629    1,051,807       41,837     (998,259)
       Accrued liabilities..............................      734,742      1,193,531    1,774,149      163,206       74,138
                                                           ----------     ----------   ----------   ----------   ----------
         Net cash provided by operating activities......      489,229      4,838,784    5,975,449    1,400,557      224,695
                                                           ----------     ----------   ----------   ----------   ----------
Cashflow from investing activities
    Proceeds from sale of capital assets................      112,062              -            -            -            -
    Additions to capital assets.........................      (70,701)      (871,894)    (553,404)    (101,163)     (85,492)
    Investment in affiliated companies..................            -              -   (2,000,578)           -     (234,333)
    Investment in partnership...........................            -              -     (303,424)           -            -
    Short term loans (granted)/ repayments received.....       (3,129)       295,353       23,488     (197,420)    (291,030)
    Receipt from /(payments to) related parties.........   (1,429,568)     2,137,679    1,020,054    1,590,066            -
    Purchase of goodwill................................            -       (271,826)           -            -            -
    Proceeds from sale of investment....................            -          1,914            -            -            -
    Cash in predecessor entities not acquired...........            -       (410,302)           -            -            -
                                                           ----------     ----------   ----------   ----------   ----------
          Net cash provided by/(used in) investing
           activities...................................   (1,391,336)       880,925   (1,813,864)   1,291,483     (610,855)
                                                           ----------     ----------   ----------   ----------   ----------
Cashflow from financing activities
    Dividend and trust distribution paid................            -     (5,294,296)           -            -            -
    Return of capital...................................            -       (581,928)           -            -            -
    Capital subscribed..................................            -              -    3,934,678    4,130,000            -
    Share issue costs...................................            -              -     (436,408)    (432,262)           -
    Increase (decrease) in bank overdraft...............            -         31,795      (29,055)     (30,626)           -
                                                           ----------     ----------   ----------   ----------   ----------
         Net cash provided by (used in) financing
           activities...................................            -     (5,844,429)   3,469,215    3,667,112            -
                                                           ----------     ----------   ----------   ----------   ----------
Net increase (decrease) in cash held....................     (902,107)      (124,721)   7,630,800    6,359,152     (386,160)
                                                           ----------     ----------   ----------   ----------   ----------
Cash at the beginning of the financial period...........    1,229,501        369,837          118          118    7,006,183
Effect of exchange rate changes on cash.................       42,443       (244,998)    (624,735)      (8,715)    (271,686)
                                                           ----------     ----------   ----------   ----------   ----------
Cash at the end of the financial period.................      369,837            118    7,006,183    6,350,555    6,348,337
                                                           ==========     ==========   ==========   ==========   ==========
Supplemental disclosure of cashflow information:
    Interest paid.......................................       59,945        515,763      224,533            -       99,988
    Income taxes paid...................................    1,279,393        946,230    1,249,831            -      148,632


  The accompanying notes are an integral part of these consolidated financial statements

                       HOME SECURITY INTERNATIONAL, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                               Accumulated
                            Capital Stock Issued   Additional                  Retained           Other                    Total
                            --------------------    Paid-in   Comprehensive    Earnings       Comprehensive  Secured   Shareholders'
                              Shares   Amount      Capital       Income     Unappropriated   Income (loss)   Note        Equity
                            --------- ---------  ----------- -------------  --------------  --------------  ---------  ------------
BALANCE, JUNE 30, 1995              2  $      2  $ 2,085,090                $    1,831,194  $     (4,240)  $        -   $ 3,912,046
Comprehensive income
Net Income 1996                                                 [1,658,994]      1,658,994                                1,658,994
Other Comprehensive income,
 net of tax
  Foreign currency
  translation Adjustment                                           390,933
                                                             -------------
Other Comprehensive income                                         390,933                       390,933                    390,933
Comprehensive income                                            [2,049,927]
                                                             =============
Additional paid-in capital                         3,931,854                                                              3,931,854
                            ---------  --------  -----------                --------------  ------------   ----------  ------------
BALANCE, JUNE 30, 1996              2         2    6,016,944                     3,490,188       386,693            -     9,893,827
Comprehensive income
Net Income 1997                                                 [2,291,616]      2,291,616                                2,291,616
Other Comprehensive income,
 net of tax
  Foreign currency
   translation Adjustment                                         (533,335)
                                                             -------------
Other Comprehensive income
(loss)                                                            (553,335)                     (553,335)                  (553,335)
Comprehensive income                                            [1,758,281]
                                                             =============
Additional paid-in capital          1         1    4,803,675                                                              4,803,676
Dividends and Trust
 Distributions and
 return of capital                                  (581,928)                   (5,294,296)                              (5,876,224)
Reorganisation Adjustments  4,499,997     4,497                                   (534,082)     (239,892)                  (769,477)
                            ---------  --------  -----------                --------------  -------------  ----------  ------------
BALANCE, JUNE 30, 1997      4,500,000     4,500   10,238,691                       (46,574)     (406,534)           -     9,790,083
Comprehensive income
Net Income 1998                                                 [5,380,550]      5,380,550                                5,380,550
Other Comprehensive income,
 net of tax
  Foreign currency
  translation Adjustment                                          (570,031)
                                                             -------------
Other Comprehensive income
  (loss)                                                          (570,031)                    (570,031)                   (570,031)
Comprehensive income                                            [4,810,519]
                                                             =============
Additional paid-in capital    400,500       400    4,004,600                                                              4,005,000
Issue of shares to Bradley
  D. Cooper                   250,000       250    2,499,750                                               (2,375,000)      125,000
Less share issue costs                              (631,730)                                                              (631,730)
                            ---------  --------  -----------                --------------  -----------   -----------   -----------
BALANCE, JUNE 30,1998       5,150,500  $  5,150  $16,111,311                $    5,333,976  $  (976,565)  $(2,375,000)  $18,098,872
Comprehensive income
Net Income July 1-
 September 30, 1998                                             [1,604,613]      1,604,613                                1,604,613
Other Comprehensive income,
 net of tax
  Foreign currency
  translation Adjustment                                          (200,900)
                                                             -------------
Other Comprehensive income                                        (200,900)                    (200,900)                   (200,900)
Comprehensive income                                            [1,403,713]
                            ---------  --------  ----------- =============  --------------  -----------    -----------  -----------


BALANCE,
  SEPTEMBER 30, 1998        5,150,500  $  5,150  $16,111,311                $    6,938,589  $(1,177,465)   $(2,375,000) $19,502,585
                            =========  ========  ===========                ==============  ===========    ===========  ===========

                               The movements from July 1, 1998 to September 30, 1998 are unaudited.

The accompanying notes are an integral part of these consolidated financial statements

                       HOME SECURITY INTERNATIONAL, INC
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (All amounts in US$ unless stated otherwise)

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

a) Nature of Business--

     Home Security International, Inc. ("HSI") was incorporated in the state of Delaware, United States of America, on April 11, 1997. On June 30, 1997 HSI acquired from a subsidiary of FAI Insurances Limited the capital stock of FAI Home Security Pty Limited (incorporated in New South Wales, Australia on August 13, 1990) and FAI Home Security (ENZED) Limited (incorporated in Auckland, New Zealand on April 24, 1997) as well as certain tangible and intangible assets of the United Kingdom (including certain European countries), South Africa, Canada and the United States of America home security operations ("International Operations"). Home Security International (Canada), Inc. (incorporated in Ontario, Canada on July 24, 1997), Home Security International (UK) Limited (incorporated in Cardiff, United Kingdom on July 30, 1997) and Home Security International (SA) (Proprietary) Limited (incorporated in Midrand, South Africa on August 7, 1997) were incorporated with HSI being sole shareholder to each. HSI and it's wholly owned subsidiaries are all collectively called "the Company". The background to the acquisition (which was accounted for as a reorganization) is as follows:

     FAI Home Security (ENZED) Limited acquired all of the intangible assets, fixed assets and inventory, net of warranty provision, from FAI Home Security
(NZ) Trust on April 30, 1997. The consideration for the acquisition was the issue of fully paid ordinary shares for the value of the intangibles, and a note payable ("NZ Note") of $208,894 for the net intangible assets acquired. FAI Home Security (NZ) Trust then sold these shares and the NZ Note to FAI Home Security Holdings Pty Limited on June 30, 1997.

     The International Operations were acquired by FAI Home Security Holdings Pty Limited on March 31, 1997 from various companies controlled by Bradley D. Cooper (the "Cooper International Group").

     As part of the reorganization on June 30, 1997 HSI acquired from FAI Home Security Holdings Pty Ltd all of the shares of FAI Home Security Pty Limited and FAI Home Security (ENZED) Limited, plus the NZ Note and the inventory, fixed assets and intangible assets of the International Operations ("International Assets") in exchange for the issue of 4,499,999 shares, the issue of a $911,892 note payable to FAI Home Security Holdings Pty Limited ("FAI Note") equivalent to the book value of assets acquired, being $641,138, plus $270,754, and a further note payable in the amount of $208,894 for the NZ Note.

     The main business activities of the Company are the sale, service and monitoring of security alarm systems, which are sold via a distributor network to residential and small business premises in the countries of operations.

     The security alarm system, "SecurityGuard", and other major components are supplied exclusively by Ness Security Products Pty Limited, an unrelated company based in Sydney, Australia (See Note 18).

     On December 31, 1997 the Company acquired 50 percent of the equity interest in FAI Finance Corporation Pty Limited (together with its subsidiary FAI Finance Corporation (NZ) Limited, herein call "FFC") from FAI Insurances Ltd. FFC is a consumer finance company in both Australia and New Zealand and finances a significant portion of customer accounts financed by the Company's distributorship network in Australia and New Zealand.

b) Principles of Consolidation and Basis of Preparation--

     The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). The investment in FFC and the Partnership (see Note 9) are recorded using the equity method.

     The acquisition of FAI Home Security Pty Limited and FAI Home Security (ENZED) Limited was accounted for as a reorganization of entities under common control on an historic cost basis in a manner similar to a pooling of interests.

                       HOME SECURITY INTERNATIONAL, INC
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (All amounts in US$ unless stated otherwise)

     The acquisition of the International Operations by HSI's predecessor and the acquisition of the interest in FFC and the Partnership were accounted for using the purchase method. The consolidated statements of income for the years ended June 30, 1997 and 1996 include the financial statements of the Company and FAI Home Security (NZ) Limited and FAI Home Security (NZ) Trust as those entities were under common control during those years. Results of the International Operation for the three months ended June 30, 1997 have been included in the 1997 consolidated financial statements as those operations were acquired by HSI's predecessor on March 31, 1997.

     All intercompany accounts and transactions have been eliminated upon consolidation.

c) Cash and Cash Equivalents--

     Cash equivalents consist of short-term investments with maturities of three months or less and are stated at cost, which approximates market.

d) Foreign Currencies--

     The consolidated financial statements are translated into US dollars to reflect the Company's reporting currency. The assets and liabilities are translated at the balance sheet date exchange rate. The profit and loss items have been translated at the average exchange rates for the fiscal year. The resulting translation effects are reflected in shareholders' equity.

     The functional currency of FAI Home Security (ENZED) Limited is New Zealand dollars, for FAI Home Security Pty Limited is Australian dollars, for Home Security International (UK) Limited is British Pound Sterling, for Home Security International (Canada), Inc. is Canadian dollars, and for Home Security International (SA)(Proprietary) Limited is the South African Rand.

e) Use of Estimates--

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences may be material to the financial statements.

f) Income Taxes--

     The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109 ("Accounting for Income Taxes") which requires an asset and liability method of accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

g) Revenue Recognition--

     Revenue is recognized at the time of shipment of products and is shown net of returns and rebates. The Company also sells extended product warranties for periods of one to two years and the revenue derived is recognized on a straight-line basis over the life of the warranties. All unearned portions of the warranties are treated in the balance sheet as "Deferred Income".

                       HOME SECURITY INTERNATIONAL, INC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                 (All amounts in US$ unless stated otherwise)


h) Allowance for Doubtful Accounts --

     Management reviews the collectability of accounts receivable on a regular basis. Amounts, if any, which are determined to be uncollectable, are provided for in the financial statements in the period such determination is made.

i) Inventories --

     Inventories consist of wholesale stock and sales aids and are stated at the lower of cost (first-in, first-out method) or market.

j) Capital assets --

  Capital assets are recorded at cost. Maintenance and repairs are expensed in the period to which they relate. Depreciation on capital assets is calculated using the straight-line method over the following estimated useful lives of the assets:

                                    Years
                                    -----
          Furniture and fixtures..    8.0
          Office equipment........    8.0
          Motor vehicles..........    6.5
          Computer equipment......    3.5
          Leasehold improvements..    3.0

k) Research and Development --

     The Company has no significant research and development activities.

l) Pension and Other Benefit Plans --

     The Company contributes to a pension plan on behalf of its employees. The pension plan is an accumulation fund and the Company has no liability to members under the plan. The Company has no other pension or other employment benefit plans.

m) Intangible Assets --

     Intangible assets represent the excess of cost over fair value of assets acquired and are amortized using the straight-line method over twenty years. The carrying value of intangible assets is periodically reviewed by management based on the expected future undiscounted operating cash flows of the related business unit. Based upon its most recent analysis, management believes that no material impairment of intangible assets exists at September 30, 1998.

     The excess of cost over fair value of the assets of FFC acquired will be amortized using the straight-line method over twenty years and will be recognized as part of the Company's equity in net income of FFC.

n) Warranty --

     The Company warrants its products against defects in design, materials and workmanship for one year from the date of installation. A provision for estimated warranty costs is recorded based on management's best estimate of future warranty costs. Management's estimate is based upon historical warranty costs and is periodically adjusted to reflect actual experience. Changes in these estimates could result in an adjustment to the provision maintained.

                       HOME SECURITY INTERNATIONAL, INC
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (All amounts in US$ unless stated otherwise)


o) Security call-out--

     The Company provides a security call-out service for emergency response for five years from the date of installation. A provision for estimated security call-outs is recorded based on management's best estimate of future security call-out costs. Management's estimate is based upon historical security call-out costs and is periodically adjusted to reflect actual experience. Changes in these estimates could result in an adjustment to the provision maintained.

p) Derivative Financial Instruments--

     The Company periodically enters into forward currency exchange contracts and options to manage the risk of foreign currency fluctuations, since a significant portion of its sales are in foreign currencies. The change in fair value of the contracts is recognized immediately and included in the determination of net income. The Company is not a trader in derivative securities, and it has not used speculative derivative products for the purpose of generating earnings from changes in market conditions.

q) Earnings per Share--

     Earnings per share have been computed according to the provisions of SFAS No. 128, ("Earnings Per Share") using the weighted average number of shares outstanding and assuming the 1997 reorganization occurred as of January 1, 1996. Diluted earnings per share have been computed based on the assumption that all stock options have been exercised.

r) Stock Option Plan--

     The Company accounts for its stock option plans (the "Option Plans") in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ("Accounting for Stock Issued to Employees"). As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. FASB Statement No. 123, which became effective in 1996, allows entities to continue to apply the provisions of APB Opinion No. 25 but requires pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and thereafter as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has determined that the net income and net income per common share would not be materially affected by the provision of SFAS No. 123.

s) New Accounting Pronouncements--

     SFAS No. 130, ("Reporting Comprehensive Income") was issued in June 1997 and has been adopted by the Company effective July 1, 1998. This new pronouncement establishes standards for reporting and display of comprehensive income and its components. Adoption of this standard will not impact the Company's financial position or results of operations.

     SFAS No. 131, ("Disclosure about Segments of an Enterprise and Related Information") was issued in June 1997 and has been adopted by the Company effective July 1, 1998. SFAS No. 131 introduces a new model for segment reporting called the " management approach". The management approach is based on the way that the chief operating decision maker organizes segments within the company for making operating decisions and assessing performance. Management of the Company is evaluating this new pronouncement to determine its impact upon current reporting.

     SFAS No. 132, ("Employers, Disclosure about Pensions and Other Post Retirement Benefits") was issued in February 1998 and has been adopted by the Company effective July 1,1998. This new pronouncement standardizes employers' disclosures about pension and other post retirement benefit plans. It does not change the measurement or recognition of these plans. Adoption of this standard will not have a material impact on the Company's financial position or results of operations.

                       HOME SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                 (All amounts in US$ unless stated otherwise)

NOTE 2: NET SALES

                                                                                                 Three Months Ended
                                                               Year Ended June 30,                  September 30,
                                                       ----------------------------------      -----------------------
                                                         1996         1997         1998          1997           1998
                                                       --------     --------     --------      --------       --------
                                                                                                    (Unaudited)
Direct retail sales.......................            1,366,926            -            -            -               -
Distributor sales.........................           25,053,110   33,183,267   42,858,457   10,878,651       9,908,291
Other.....................................              497,637      516,601    1,553,592      239,163         358,422
                                                     ----------   ----------   ----------   ----------  --------------
Gross sales...............................           26,917,673   33,699,868   44,412,049   11,117,814      10,266,713
Less: Returns and rebates.................             (216,751)    (235,273)    (293,547)     (69,117)        (40,475)
                                                     ----------   ----------   ----------   ----------  --------------
Net sales.................................           26,700,922   33,464,595   44,118,502   11,048,697      10,226,238
                                                     ==========   ==========   ==========   ==========   =============


NOTE 3: ACCOUNTS RECEIVABLE-TRADE

                                                                                      June 30,           September 30,
                                                                               -----------------------   -------------
                                                                                  1997         1998          1998
                                                                               ----------   ----------   -------------
                                                                                                          (Unaudited)

Accounts receivable................................                               745,280    1,643,980       2,233,375
Less: Allowances for doubtful accounts.............                              (129,720)    (769,235)       (609,753)
                                                                               ----------   ----------    ------------
                                                                                  615,560      874,745       1,623,622
                                                                               ==========   ==========    ============

NOTE 4: INVENTORIES

                                                                                      June 30,           September 30,
                                                                               -----------------------   -------------
                                                                                  1997         1998          1998
                                                                               ----------   ----------   -------------
                                                                                                          (Unaudited)

Wholesale stock....................................                               879,476    1,727,670       1,841,732
Sales aids.........................................                               397,628      304,773         303,764
                                                                               ----------   ----------    ------------
                                                                                1,277,104    2,032,443       2,145,496
                                                                               ==========   ==========   =============


NOTE 5: PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                                                      June 30,           September 30,
                                                                               -----------------------   -------------
                                                                                  1997         1998          1998
                                                                               ----------   ----------   -------------
                                                                                                          (Unaudited)

Prepayments........................................                               210,556      557,355         464,901
Sundry debtors.....................................                               238,902      616,094       1,314,943
                                                                               ----------   ----------   -------------
                                                                                  449,458    1,173,449       1,779,844
                                                                               ==========   ==========   =============

                       HOME SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                 (All amounts in US$ unless stated otherwise)


NOTE 6: SECURED NOTE

     The Company has issued 250,000 shares at par value $0.001 to Bradley D. Cooper in exchange for cash of $125,000 and the issuance of a five year, 7.0% semi-annual interest bearing note secured by the shares issued to the value of $2,375,000.

NOTE 7: CAPITAL ASSETS

                                                                     June 30,           September 30,
                                                              ----------------------    -------------
                                                                1997         1998           1998
                                                              ---------    ---------    -------------
                                                                                         (Unaudited)
Furniture and fixtures...................................       216,064      204,373          202,419
Office equipment.........................................       157,051      236,610          232,314
Motor vehicles...........................................       164,884      273,373          248,933
Computer equipment.......................................       255,764      402,906          452,098
Leasehold improvements...................................       114,140      180,895          178,696
Less: Accumulated depreciation...........................       (38,332)    (229,920)        (298,048)
                                                              ---------    ---------     ------------
                                                                869,571    1,068,237        1,016,412
                                                              =========    =========     ============

NOTE 8: INTANGIBLES

                                                                      June 30,           September 30,
                                                              -----------------------    -------------
                                                                 1997         1998          1998
                                                              ----------    ---------    -------------
                                                                                          (Unaudited)
Goodwill on investment...................................     10,803,072   10,803,072     10,803,072
Less: Accumulated amortization...........................       (660,995)  (1,201,149)    (1,336,187)
                                                              ----------   ----------     ----------

                                                              10,142,077    9,601,923      9,466,885
                                                              ==========   ==========     ==========

     Goodwill represents the excess of the purchase price paid by the then ultimate parent entity, FAI Insurances Limited over the fair value of assets acquired as part of the reorganization.

                       HOME SECURITY INTERNATIONAL, INC
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                 (All amounts in US$ unless stated otherwise)


NOTE 9: INVESTMENT IN PARTNERSHIP

    Effective June 30, 1998, the Company purchased a 49 percent interest in a partnership (the "Partnership") that has entered into an agreement with Prime Life Corporation Limited to acquire a retirement village in Melbourne, Australia. The $289,296 investment in the Partnership, which was accounted for using the purchase method. As the acquisition occurred on June 30, 1998, the Company has not recognized any Partnership earnings in either the 1998 fiscal year or the three months ended September 30, 1998.

     In addition to the Company's interest in the Partnership two senior management personnel also purchased a combined interest in the Partnership of 30 percent.

NOTE 10: INVESTMENT IN AFFILIATED COMPANIES

     On December 31, 1997 the Company purchased 50 percent of the issued and outstanding shares (the "FFC Shares") of FAI Finance Corporation Pty Limited and its subsidiary FAI Finance Corporation (NZ) Limited (FFC) from FAI Insurances Ltd (the "FFC Transaction"). FFC, a consumer finance company with operations in Australia and New Zealand, finances a significant portion of the Company's financed sales.

     As part of the FFC Transaction, the Company received an option (the "FFC Option"), at no additional cost, exercisable within four years of the date of the FFC Transaction, to purchase the remaining 50 percent interest in FFC for the same consideration plus 50 percent of the net change in FFC's retained earnings from the date of the FFC Transaction until the date the FFC Option is exercised. If the FFC Option is exercised, the purchase price will be financed by FAI Insurances over a four year period from the date the FFC Option is exercised on terms comparable to the FFC Note (as defined below).

     The purchase price of $6,546,000, including direct costs incurred during the acquisition, was allocated to the net assets of FFC based on the estimated fair market values. As a result of the allocation, $5,617,000 of the purchase price was allocated to goodwill.

     During the fiscal year ended June 30, 1998, FFC declared a dividend of $1,771,200. The Company has classified its 50 percent share of the dividend as "Investment in affiliated companies", as the dividend was reinvested in FFC during the quarter ended September 30, 1998.

     Also included in "Investment in affiliated companies" is an unsecured, non-interest bearing loan to FFC, repayable on demand, of $531,360.

     The purchase price for the FFC Shares was paid through the issuance of a five year promissory note (the "FFC Note"), bearing interest at 7.75% per annum, secured by the FFC Shares. Principal payments, which are payable in Australian dollars, are due on the following dates;

December 31-
                1998              590,400
                1999            1,180,800
                2000            1,180,800
                2001            1,180,800
                2002              383,760
                                ---------
                                4,516,560
                                =========

                                     F-14

                       HOME SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                 (All amounts in US$ unless stated otherwise)

NOTE 11: FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reflected in the consolidated balance sheets for cash equivalents, accounts receivable and payable approximate their respective fair values due to the short maturities of those instruments. The carrying value of the long-term payable to FAI Insurances Limited approximates its fair value as the loan was granted on December 31, 1997 at market rates which have not changed significantly.

NOTE 12: LEASE COMMITMENTS

     The operating lease commitments of the Company consist of property rentals and computer equipment leases.

                                                                                      June 30,      September 30,
                                                                                  ----------------  -------------
                                                                                    1997    1998        1998
                                                                                  -------  -------  -------------
                                                                                                     (Unaudited)
Payable not later than one year...............................                    181,166  175,094        176,202
Payable later than one year but not later than two years......                    181,166  175,094        176,202
Payable later than two years but not later than three years...                    179,243  159,536        154,011
Payable later than three years but not later than four years..                    173,717  100,204         78,887
Payable later than four years but not later than five years...                    126,143        -              -
                                                                                  -------  -------  -------------
                                                                                  841,435  609,928        585,302
                                                                                  =======  =======  =============

                                                                                            Three Months Ended
                                                                   Year Ended June 30,          September 30,
                                                                -------------------------   ------------------
                                                                 1996      1997    1998      1997        1998
                                                                -------  -------  -------   ------      ------
                                                                                                (Unaudited)

Rental expense................................................  218,610  214,229  316,220   65,889      55,025
                                                                =======  =======  =======   ======      ======


NOTE 13: SEGMENT INFORMATION

     The Company operates principally in one industry segment including the sale, service and monitoring of security alarm systems. The Company's area of current operations is principally in Australia and New Zealand with operations in the United Kingdom, Europe, Canada, USA and South Africa. No single customer accounts for more than 10% of the Company's revenues. Information about the Company's operations split by geographic location is shown below.

                       HOME SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                 (All amounts in US$ unless stated otherwise)


                                                                                        Three Months Ended
                                                        Year Ended June 30,                September 30,
                                                ------------------------------------   ----------------------
                                                   1996         1997         1998         1997        1998
                                                ----------   ----------   ----------   ----------  ----------
                                                                                             (Unaudited)
Net sales:
  Australia...........................          21,937,533   22,488,078   31,361,814    7,770,794   7,225,291
  New Zealand.........................           4,763,389   10,327,184    7,622,952    2,192,631   1,137,419
  United Kingdom......................                   -      547,083    3,469,824      876,694   1,442,172
  South Africa........................                   -            -      921,770       54,755     258,975
  Canada..............................                   -      102,250      742,142      153,823      47,755
  United States.......................                   -            -            -            -     114,626
                                                ----------   ----------   ----------   ----------  ----------
                                                26,700,922   33,464,595   44,118,502   11,048,697  10,226,238
                                                ==========   ==========   ==========   ==========  ==========

Income (loss) from operations
 before related party royalty
 payment:
  Australia...........................           3,707,419    3,956,520    7,238,129    1,663,515   1,791,349
  New Zealand.........................           1,553,032    2,839,174    1,111,518      520,248     146,531
  United Kingdom......................                   -       90,175     (124,231)     129,841     767,561
  South Africa........................                   -       (8,481)     105,137        8,255     (16,658)
  Canada..............................                   -      (40,400)    (854,025)     (23,635)    139,445
  United States.......................                   -      (52,120)    (462,983)     (73,910)   (370,713)
                                                ----------   ----------   ----------   ----------  ----------
                                                 5,260,451    6,784,868    7,013,545    2,224,314   2,457,515
Less: Related party royalty payments..          (2,750,468)  (3,647,376)           -            -           -
                                                ----------   ----------   ----------   ----------  ----------
                                                 2,509,983    3,137,492    7,013,545    2,224,314   2,457,515
                                                ==========   ==========   ==========   ==========  ==========


Income (loss) from operations:........
  Australia...........................           1,448,608    1,457,489    7,238,129    1,663,515   1,791,349
  New Zealand.........................           1,061,375    1,690,829    1,111,518      520,248     146,531
  United Kingdom......................                   -       90,175     (124,231)     129,841     767,561
  South Africa........................                   -       (8,481)     105,137        8,255     (16,658)
  Canada..............................                   -      (40,400)    (854,025)     (23,635)    139,445
  United States.......................                   -      (52,120)    (462,983)     (73,910)   (370,713)
                                                ----------   ----------   ----------   ----------  ----------
                                                 2,509,983    3,137,492    7,013,545    2,224,314   2,457,515
                                                ==========   ==========   ==========   ==========  ==========

Depreciation:
  Australia...........................              11,192       36,453      161,421       52,678      60,423
  New Zealand.........................                   -        3,757        3,221          768         432
  United Kingdom......................                   -            -       11,434            -       3,046
  South Africa........................                   -            -            -            -           -
  Canada..............................                   -        2,225        5,759        1,464         454
  United States.......................                   -            -            -            -           -
                                                ----------   ----------   ----------   ----------  ----------
                                                    11,192       42,435      181,835       54,910      64,355
                                                ==========   ==========   ==========   ==========  ==========

                       HOME SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                 (All amounts in US$ unless stated otherwise)

                                                                                        Three Months Ended
                                                          Year Ended June 30,              September 30,
                                               -------------------------------------   ----------------------
                                                  1996          1997         1998         1997        1998
                                              ------------   ----------   ----------   ----------   ---------
                                                                                             (Unaudited)
Amortization..........................             226,498      391,924      540,154      142,880     135,038
                                              ============   ==========   ==========   ==========   =========

Capital expenditure:
  Australia...........................              70,701      856,205      551,668       98,784      83,693
  New Zealand.........................                   -        9,696       20,448        1,985           -
  United Kingdom......................                   -            -       42,305        2,787       1,799
  South Africa........................                   -            -            -            -           -
  Canada..............................                   -       43,648       26,897            -           -
  United States.......................                   -            -            -            -           -
                                              ------------   ----------   ----------   ----------   ---------
                                                    70,701      909,549      641,318      103,556      85,492
                                              ============   ==========   ==========   ==========   =========

                                                        June 30,         September 30,
                                              -------------------------  -------------
                                                  1997          1998         1998
                                              ------------   ----------  -------------
                                                                          (Unaudited)
Identifiable assets:
  Australia...........................          13,055,853   18,164,341    11,062,229
  New Zealand.........................             430,468      518,269       730,631
  United Kingdom......................             418,863    1,765,934     1,556,292
  South Africa........................              24,368      188,227       420,957
  Canada..............................             183,631      882,889       901,060
  United States.......................           1,843,549    1,959,458     9,964,716
                                                ----------   ----------    ----------
                                                15,956,732   23,479,118    24,635,885
  Corporate assets....................                 118    7,006,183     6,348,337
                                                ----------   ----------    ----------
                                                15,956,850   30,485,301    30,984,222
                                                ==========   ==========    ==========

     Identifiable assets are those assets that are identified with the operation in each geographic area. Corporate assets are principally cash and short-term deposits.

                       HOME SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
                 (All amounts in US$ unless stated otherwise)

NOTE 14: INCOME TAX

     The actual income tax expense attributable to net income differed from the amounts computed by applying local federal tax rates to income before taxes as a result of the following:

                                                                                       Three Months Ended
                                                          Year Ended June 30,             September 30,
                                                  ---------------------------------   ---------------------
                                                     1996        1997        1998       1997        1998
                                                  ---------   ---------   ---------   --------  -----------
                                                                                            (Unaudited)
Expected income tax expense at statutory rates..    940,639   1,351,883   2,657,809    823,293      790,901
Tax effect of permanent and other differences:
   Over (under) provision for income tax in
     prior years................................       (862)     (8,538)     (5,622)         -       10,542
   Deduction allocated from investment in
     Partnership................................          -           -    (600,609)         -
   Non-deductible expenses and other items......     32,854     145,535    (129,548)     7,824       43,079
   Amortization of goodwill.....................     81,539     141,093     189,054     47,765       73,342
                                                  ---------   ---------   ---------   --------   ----------
                                                  1,054,170   1,629,973   2,111,084    878,882      916,864
                                                  =========   =========   =========   ========   ==========

 The tax expense is split between:
   Current......................................    699,653   1,711,286   2,578,343    981,204    2,262,214
   Deferred.....................................    354,517     (81,313)   (467,259)  (102,322)  (1,345,350)
                                                  ---------   ---------   ---------   --------   ----------
                                                  1,054,170   1,629,973   2,111,084    878,882      916,864
                                                  =========   =========   =========   ========   ==========

     FAI Home Security Pty Limited purchased tax losses on June 30, 1996 from FAI Home Security Holdings Pty Limited and FAI Insurances Limited for $110,202 and $766,344, respectively. These tax losses were utilized during the 1996 financial year by offsetting them against taxable income.

                                                                       June 30,       September 30,
                                                                -------------------   -------------
                                                                  1997      1998           1998
                                                                -------   ---------   -------------
                                                                                       (Unaudited)
Deferred tax assets are comprised of timing differences on:
   Provisions not currently deductible for tax purposes for:
       Doubtful accounts......................................   46,982     216,023         153,937
       Warranty...............................................  118,293      87,373          85,142
       Security call-out......................................  126,563     146,003         142,183
       Extended warranty......................................  172,550     295,046         303,641
       Other..................................................   60,851      29,130          60,763
   Sundry accruals............................................   29,638      11,146          13,815
   Tax losses carried forward.................................        -     352,898         270,706
   Prepayments................................................   (5,484)   (120,967)        (64,142)
                                                                -------   ---------   -------------
Net deferred tax assets.......................................  549,393   1,016,652         966,045
                                                                =======   =========   =============


                       HOME SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                 (All amounts in US$ unless stated otherwise)

NOTE 15: RELATED PARTY TRANSACTIONS

     At June 30, 1997, FAI Finance Corporation (NZ) Limited was related by the majority holding of the then ultimate parent entity of FFC and the Company, FAI Insurances Limited.

     Interest has been charged on all amounts due to or payable from all related parties, with the exception of the amount payable to FAI Home Security Pty Limited, a subsidiary of the Company, by its previous parent, FAI Home Security Holdings Pty Limited, which was non-interest bearing. Interest has been charged in arrears at an annualized commercial rate on a monthly basis.

     Management fees charged to or received from related parties are an apportionment of overhead costs incurred by the relevant related entity. During fiscal 1997 FAI Home Security Pty Limited incurred staff and administration costs on behalf of FAI Home Security Holdings Pty Limited whereas FAI Finance Corporation (NZ) Limited incurred costs to administer the New Zealand customer loan book.

     During the years ended June 30, 1996 and 1997 royalties were paid to the Company's then ultimate parent entity, FAI Insurances Limited, for naming rights in relation to all business conducted by the Company. The basis of royalty payments was 6% of the final retail value of sales made by the Company entities and its distributors. No further royalties were charged for the use of the FAI trade name after July 1, 1997.

     FAI General Insurance Company Limited, a subsidiary of FAI Insurances Ltd, leases office space to FAI Home Security Pty Limited at a commercial rate.

                                                  June 30,        September 30,
                                              ------------------- -------------
                                                1997     1998        1998
                                              --------- --------- -------------
                                                                   (Unaudited)


Amounts due from related parties:
Current assets:
     FAI Home Security Holdings Pty Limited.. 2,025,455         -             -

Non-current assets:
     FAI Secure Home Finance Pty Limited.....    24,366         -             -

     The FAI Secure Home Finance Pty Limited loan was unsecured and non-interest bearing. The FAI Home Security Holdings Pty Limited loan was unsecured and non-interest bearing until June 30, 1997. As of July 1, 1997 interest was charged on the loan at the Westpac Bank indicator rate.

                                                  June 30,        September 30,
                                              ------------------- -------------
                                                1997     1998        1998
                                              --------- --------- -------------
                                                                   (Unaudited)

Amounts due to related party:
Current liabilities:
      FAI Insurances Limited........                  -   619,233       590,400
Non-current liabilities:
     FAI Insurances Limited.........                  - 4,117,902     3,926,160

     The above loans relate to the acquisition of FFC. Refer to Note 10 for further details on the terms and conditions of the loans.

                       HOME SECURITY INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                 (All amounts in US$ unless stated otherwise)


                                                                                       Three Months Ended
                                                          Year Ended June 30,            September 30,
                                                   --------------------------------    ------------------
                                                     1996       1997        1998        1997        1998
                                                   ---------  ---------  ----------    ------      -------
                                                                                          (Unaudited)
Net income is stated after the following items:
Interest on direct advances to:
    FAI Insurances Limited.......................     47,625     60,046           -        -            -
Non exclusive database license fee paid by
FAI Insurances Limited to:
    FAI Home Security Pty Limited................          -          -     338,362        -            -
    FAI Home Security (ENZED) Limited............          -          -      72,207        -            -
Royalty fees paid to:
    FAI Insurances Limited.......................  2,750,468  3,647,376           -        -            -
Interest on loans paid to:
    FAI Insurances Limited.......................          -          -     216,629        -       98,783
Interest on loans received from:
    FAI Home Security Holdings Pty Limited.......          -          -      26,679        -            -
    FAI Finance Corporation (NZ) Ltd.............     75,087    755,613           -        -            -
Management fees paid to:
    FAI Finance Corporation (NZ) Ltd.............     43,628     58,394           -        -            -
Management fees received from:
    FAI Home Security Holdings Pty Limited.......          -    559,002           -        -            -
Office rentals paid to:
    FAI General Insurance Company Limited........    218,613    213,240     207,870    52,815     109,117
Computer rentals paid to:
    FAI Home Security Holdings Pty Limited.......     96,925     92,937           -        -            -


NOTE 16: STOCK OPTION PLANS

The Company has two stock option plans.

     1997 Stock Option Plan. The Company has adopted the 1997 Stock Option Plan (the "1997 Plan"), under which the Compensation Committee may grant options to purchase up to an aggregate of 750,000 shares of Common Stock to management, employees and advisers of the Company. The 1997 Plan provides for the grant of stock options ("Options"), including incentive stock options within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory stock options that do not qualify as stock options under Section 422 of the Code ("Non-Statutory Options"). The Company has issued a total of 750,000 options under the 1997 Stock Option Plan, all at an exercise price of $10.00 per share, including 250,000 to Mr. Cooper, 90,000 to Mr. Youngman and 80,000 to each of Mr. Whitaker and Ms. Hilbert, granted on July 15, 1997 and 165,000 to Mr. Appleby and 85,000 to Mr. Knowles, granted on April 8, 1998. Each of these Options vests in annual 20% increments over a five year period, with the first 20% vested and exercisable on the first anniversary of the grant date, except that 85,000 Options granted to Mr. Appleby and 55,000 Options granted to Mr. Knowles will vest in increments upon the Company achieving certain unit sales numbers outside of Australia and New Zealand prior to June 30, 1999 or if the Company fails to achieve the targeted unit sales number on October 31, 2003.

                       HOME SECURITY INTERNATIONAL, INC
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (All amounts in US$ unless stated otherwise)

     1997 Non-Employee Director Stock Option Plan. The Company has adopted the 1997 Non-Employee Director Stock Option Plan, under which 50,000 shares of Common Stock have been authorized for issuance. Upon the closing of the Company's initial stock offering ("IPO"), all four non-employee directors received options to purchase 5,000 shares of Common Stock at $10.00 per share under the 1997 Non-Employee Director Stock Option Plan. Commencing with the first annual meeting of the shareholders following the IPO, all non-employee directors continuing to serve as such will receive, on the day following each annual meeting, options to purchase an additional 2,500 shares of Common Stock at an exercise price equivalent to the market price of the stock on the date of such grant. All such grants will be Non-Statutory Options. The Options granted under the 1997 Non-Employee Director Stock Option Plan are exercisable beginning six months from the date of grant.

NOTE 17: DERIVATIVES

    During the year ended June 30, 1998 the Company had entered into a forward currency exchange contract with a maturity date of June 30, 1998. Under the contract the Company agreed to sell AUD$1,000,000 and to receive $680,000 on maturity.

    The Company also entered into two foreign currency options, which matured on June 30, 1998. The Company has purchased an Australian dollar put / United States dollar call for AUD$2,500,000 with an exercise price of AUD$1 = $0.72 and has sold an Australian dollar call / United States dollar put for AUD$2,500,000 with an exercise price of AUD$1 = $0.7461.

    The above derivatives were closed out on June 26, 1998. For the year ended June 30, 1998 the Company recorded a gain of $355,000 on its derivatives. As at September 30, 1998 the Company has no outstanding derivative contracts.


NOTE 18: SUBSEQUENT EVENTS

a) Ness transaction--

    Effective October 1, 1998, the Company purchased all of the issued and outstanding common stock of International Integrated Home Security Limited ("IIHSL"), a British Virgin Islands holding company. IIHSL is the holder of
75.04 percent of the issued and outstanding common stock of Ness Security Products Pty Limited ("Ness"). Ness is a leading manufacturer of security alarm products in Australia and the Company's sole supplier of the SecurityGuard alarm. The purchase price for the issued and outstanding Common Stock of IIHSL consisted of the following: (i) 400,000 shares of the Company's Common Stock,
(ii) warrants convertible into 360,000 shares of Common Stock at an exercise price of $13.00 per share, which will be exercisable through the year 2003 (the "Ness Warrants"), (iii) cash in the amount of $2,426,000 ($126,000 paid concurrent with the execution of the Purchase Agreement and $2,300,000 to be paid upon closing of the Transaction); (iv) a promissory note, secured by the IIHSL Shares, in the amount of $9,098,000, payable in installments of $400,000 on each of June 30,1999 and December 31, 1999, with the balance of the note due on June 30, 2000 ("Note"); and, (v) a non-refundable re-negotiation fee of $200,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Trustees of
FAI Home Security (Canada) Unit Trust and FAI Home Security (UK) Trust ("Cooper International Group"):

  We have audited the accompanying combined statements of loss, changes in shareholders' equity and cash flows of Cooper International Group for the nine months ended March 30, 1997, for the year ended June 30, 1996 and for the period from date of declaration to June 30, 1995. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Australia, which are substantially similar to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Cooper International Group and its cash flows for the nine months ended March 30, 1997, the year ended June 30, 1996 and for the period from date of declaration to June 30, 1995, in conformity with generally accepted accounting principles in the United States of America.

                                          /s/ Arthur Andersen

Sydney, NSW
September 22, 1997

                           COOPER INTERNATIONAL GROUP

                          COMBINED STATEMENTS OF LOSS

                                              Period        Year     Nine months
                                               Ended       Ended        ended
                                              June 30,    June 30,    March 30,
                                             ----------  ----------  -----------
                                     Note     1995 $US    1996 $US    1997 $US
                                     ----    ----------  ----------  -----------
Net sales..........................    2        876,693   1,750,028   1,397,997
Cost of goods sold.................            (446,246) (1,028,583)   (770,155)
                                             ----------  ----------  ----------
Gross profit.......................             430,447     721,445     627,842
General and administrative expenses
    --other........................          (2,378,947) (3,199,590) (1,140,054)
    --related party................    6(a)    (206,344)        --          --
    --FAI Group....................    6(b)         --          --     (560,172)
                                             ----------  ----------  ----------
Loss from operations...............          (2,154,844) (2,478,145) (1,072,384)
Interest income....................                 --        7,927       6,514
Interest expense--FAI Group........    6(b)         --          --     (290,997)
                                             ----------  ----------  ----------
Loss before taxes..................          (2,154,844) (2,470,218) (1,356,867)
Income tax expense.................    5            --          --          --
                                             ----------  ----------  ----------
Net loss...........................          (2,154,844) (2,470,218) (1,356,867)
                                             ==========  ==========  ==========



             The accompanying notes are an integral part of these
                        combined financial statements.

                           COOPER INTERNATIONAL GROUP

                        COMBINED STATEMENTS OF CASHFLOWS

                                                                    Nine Months
                                           Period Ended Year Ended     Ended
                                             June 30,    June 30,    March 30,
                                           ------------ ----------  -----------
                                             1995 $US    1996 $US    1997 $US
                                           ------------ ----------  -----------
Cashflow from operating activities
  Net Loss................................  (2,154,844) (2,470,218) (1,356,867)
  Adjustments to reconcile net loss to net
   cash from operating activities:
    Depreciation..........................      11,307      45,847      21,119
    Provision for losses on accounts
     receivable...........................      15,810     129,602     123,773
    (Increase) decrease in operating
     assets:
      Accounts receivable--trade..........    (184,230)    (38,558)   (366,219)
      Inventories.........................    (347,800)   (115,504)     15,026
      Prepaid expenses and other assets...     (11,645)   (114,911)    (21,051)
    Increase (decrease) in operating
     liabilities:
      Accounts payable....................     281,256     143,349     206,385
      Accrued liabilities.................      56,501       2,928      82,066
                                            ----------  ----------  ----------
        Net cash used in operating
         activities.......................  (2,333,645) (2,417,465) (1,295,768)
                                            ----------  ----------  ----------
Cashflow from investing activities
  Proceeds from sale of plant and
   equipment..............................         --          --        8,472
  Additions to plant and equipment........    (152,878)    (15,475)    (19,569)
                                            ----------  ----------  ----------
        Net cash used in investing
         activities.......................    (152,878)    (15,475)    (11,097)
                                            ----------  ----------  ----------
Cashflow from financing activities
  Increase in bank overdraft..............         --       20,943         --
  Provided by FAI Group debt..............         --    1,655,291     805,179
  Receipts from related parties...........     355,971     425,908     481,752
  Capital subscribed......................   2,207,436     344,598         --
                                            ----------  ----------  ----------
        Net cash provided by financing
         activities.......................   2,563,407   2,446,740   1,286,931
                                            ----------  ----------  ----------
Net increase (decrease) in cash held......      76,884      13,800     (19,934)
                                            ----------  ----------  ----------
Cash at the beginning of the financial
 year.....................................         --       69,982      82,214
Effect of exchange rate change on cash
 held.....................................      (6,902)     (1,568)     (2,074)
                                            ----------  ----------  ----------
Cash at the end of the period.............      69,982      82,214      60,206
                                            ----------  ----------  ----------
Supplemental disclosure of cash flow
 information:
  Interest paid...........................         --          --      290,997


             The accompanying notes are an integral part of these
                         combined financial statements

                           COOPER INTERNATIONAL GROUP

             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                   Foreign                    Total
                            Trust    Trust Units  Currency   Accumulated  Shareholders'
                          Settlement   Issued    Translation   Losses        Equity
                             $US         $US     Reserve $US     $US           $US
                          ---------- ----------- ----------- -----------  -------------
October 14, 1994........         15    690,446         --           --        690,461
March 28, 1995..........  1,516,975                                         1,516,975
Foreign currency
 translation adjustment.                            (5,871)                    (5,871)
Net loss 1995...........                                     (2,154,844)   (2,154,844)
                          ---------    -------     -------   ----------    ----------
Balance June 30, 1995...  1,516,990    690,446      (5,871)  (2,154,844)       46,721
Foreign currency
 translation adjustment.                           (24,080)                   (24,080)
Forgiveness of debt.....    344,598                                           344,598
Net loss 1996...........                                     (2,470,218)   (2,470,218)
                          ---------    -------     -------   ----------    ----------
Balance June 30, 1996...  1,861,588    690,446     (29,951)  (4,625,062)   (2,102,979)
Foreign currency
 translation adjustment.                           (64,301)                   (64,301)
Net loss for nine months
 to March 31, 1997......                                     (1,356,867)   (1,356,867)
                          ---------    -------     -------   ----------    ----------
Balance March 30, 1997..  1,861,588    690,446     (94,252)  (5,981,929)   (3,524,147)
                          =========    =======     =======   ==========    ==========

             The accompanying notes are an integral part of these
                         combined financial statements

                          COOPER INTERNATIONAL GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 (a) Nature of Business--

  FAI Home Security (UK) Trust was declared in Manchester, England on March 28, 1995 and FAI Home Security (Canada) Unit Trust was declared in Toronto, Canada on October 14, 1994.

  The main business activity of FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust, collectively ("the Group"), is the sale, service and monitoring of security alarm systems, which are sold via a distributor network to residential and small business premises in North America, Europe and South Africa.

  The security alarm system, "SecurityGuard", and other major components are supplied exclusively by Ness Security Products Pty Ltd, an unrelated company based in Sydney, Australia.

 (b) Principles of Consolidation and Combined Statements--

  The two entities are subsidiaries of the current ultimate beneficiary, Cooper Investment Trust. Accordingly, the accompanying financial statements have been presented on a combined basis, and include the consolidated accounts of FAI Home Security (UK) Trust, and its wholly-owned subsidiary, FAI Home Security (Africa) Pty Ltd, and the consolidated accounts of FAI Home Security (Canada) Unit Trust, and its wholly-owned subsidiary, FAI Home Security (USA) Inc.

  All intercompany accounts and transactions have been eliminated.

  The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

 (c) Cash and Cash Equivalents--

  Cash equivalents consist of short-term investments with maturities of three months or less and are stated at cost which approximates market.

 (d) Net Income/(Loss) per Common Share--

  There has been no calculation of net income/(loss) per common share because of the combined group structure.

 (e) Foreign Currencies--

  The combined financial statements of the Group are translated into US dollars to reflect the local currency of the proposed ultimate parent entity, Home Security International Inc. The profit and loss items of the Group have been translated at the average exchange rates throughout each period. The resulting translation effects are reflected in shareholders' equity.

  The local currency of FAI Home Security (UK) Trust is British Pound Sterling, the local currency of FAI Home Security (Canada) Unit Trust is Canadian dollars, and the local currency of FAI Home Security (Africa) Pty Ltd is South African Rand. FAI Home Security (USA) Inc. reports its financial statements in United States dollars.

 (f) Use of Estimates--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences may be material to the financial statements.

 (g) Income Taxes--

  The group accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109 ("Accounting for Income Taxes") which requires an asset and liability method of accounting for income

                          COOPER INTERNATIONAL GROUP
taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (h) Revenue Recognition--

  Revenue is recognized at the time of shipment of products and is shown net of returns and rebates.

 (i) Allowance for Doubtful Accounts--

  Management reviews the collectibility of accounts receivable on a regular basis. Amounts, if any, which are determined to be uncollectable are provided for in the financial statements in the period such determination is made.

 (j) Plant and Equipment--

  Plant and equipment are recorded at cost. Maintenance and repairs are expensed in the period to which they relate. Depreciation on plant and equipment is calculated using the straight-line method with the exception of Canada which uses the declining balance method for all assets except leasehold improvements, over the following estimated useful lives:

                                                           United
                                                           Kingdom Canada
                                                            Years  Years
                                                           ------- ------
      Furniture and fixtures..............................   4.0    5.0
      Office equipment....................................   4.0    5.0
      Plant...............................................   4.0    --
      Computer equipment..................................    --    3.3
      Motor vehicles......................................   4.0    --
      Leasehold improvements..............................    --    5.0

 (k) Research and Development--

     The Group has no significant research and development activities.

 (l) Pension and Other Benefit Plans--

     The Group has no pension or other post-employment benefit plans.

NOTE 2: NET SALES

                                                                     Nine Months
                                            Period Ended Year Ended     Ended
                                              June 30,    June 30,    March 30,
                                            ------------ ----------  -----------
                                                1995        1996        1997
                                                $US         $US          $US
                                            ------------ ----------  -----------
Direct retail sales........................   377,983      539,845       88,626
Distributor sales..........................   513,368    1,251,325    1,330,031
Other......................................       --        12,996        1,834
                                              -------    ---------    ---------
Gross sales................................   891,351    1,804,166    1,420,491
Less: returns and rebates..................   (14,658)     (54,138)     (22,494)
                                              -------    ---------    ---------
Net sales..................................   876,693    1,750,028    1,397,997
                                              =======    =========    =========

                          COOPER INTERNATIONAL GROUP

NOTE 3: ACCOUNTS RECEIVABLE--TRADE

                                                       June 30,       March 30,
                                                   -----------------  ---------
                                                    1995      1996      1997
                                                     $US      $US        $US
                                                   -------  --------  ---------
Accounts receivable............................... 185,443   238,589   578,706
Less: allowances for doubtful accounts............ (15,810) (145,412) (269,326)
                                                   -------  --------  --------
                                                   169,633    93,177   309,380

NOTE 4: INVENTORIES

                                                          June 30,     March 30,
                                                       --------------- ---------
                                                        1995    1996     1997
                                                         $US     $US      $US
                                                       ------- ------- ---------
Service stock.........................................     --   30,023   10,600
Sales aids............................................  47,274  37,372  111,705
Goods for resale...................................... 302,013 367,883  337,563
                                                       ------- -------  -------
                                                       349,287 435,278  459,868

NOTE 5: PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                           June 30,    March 30,
                                                        -------------- ---------
                                                         1995   1996     1997
                                                         $US     $US      $US
                                                        ------ ------- ---------
Prepayments............................................  5,193  19,934   47,307
Pre-paid VAT...........................................    --  106,622   65,536
Sundry debtors.........................................  6,452     --     3,112
                                                        ------ -------  -------
                                                        11,645 126,556  115,955

NOTE 6: PLANT AND EQUIPMENT

                                                        June 30,       March 30,
                                                     ----------------  ---------
                                                      1995     1996      1997
                                                       $US      $US       $US
                                                     -------  -------  ---------
Furniture and fixtures..............................  42,739   65,718    82,395
Plant and equipment.................................  98,775   98,117    97,117
Motor vehicles......................................  11,895      --        --
less: Accumulated depreciation...................... (11,350) (54,208)  (76,883)
                                                     -------  -------   -------
                                                     142,059  109,627   102,629

NOTE 7: FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reflected in the combined balance sheets for cash and cash equivalents, and accounts receivable and payable approximate their respective fair values due to the short maturities of these instruments.

                           COOPER INTERNATIONAL GROUP

NOTE 8: LEASE COMMITMENTS

  Operating leases exist for the premises and motor vehicles in Canada and the United Kingdom.

                                                          June 30,    March 30,
                                                        ------------- ---------
                                                         1995   1996    1997
                                                         $US    $US      $US
                                                        ------ ------ ---------
   The future minimum payments on operating leases are
    as follows:
     Payable no later than one year...................  21,004 45,163   53,620
     Payable later than one year but not later than
      two years.......................................  14,988 35,836   39,124
     Payable later than two years but not later than
      three years.....................................   5,749  7,688   13,081
     Payable later than three years but not later than
      four years......................................     --     --       --
     Payable later than four years but not later than
      five years .....................................     --     --       --
                                                        ------ ------  -------
                                                        41,741 88,687  105,825
                                                        ====== ======  =======

NOTE 9: SEGMENT INFORMATION

  The Group operates principally in one industry segment which includes the sale, service and monitoring of security alarm systems. The Group's area of operations includes Canada, South Africa, United Kingdom and United States and no single customer accounts for more than 10% of the Group's revenues. Information about the Group's operations split by geographic location is shown below.

                                                                    Nine Months
                                           Period Ended Year Ended     Ended
                                             June 30,    June 30,    March 30,
                                           ------------ ----------  -----------
                                               1995        1996        1997
                                               $US         $US          $US
                                           ------------ ----------  -----------
Net Sales:
  --United Kingdom........................     386,639     698,508     960,847
  --South Africa..........................         --          --       23,975
  --Canada................................     490,054     999,268     437,647
  --United States.........................         --       52,252      34,148
                                            ----------  ----------  ----------
                                               876,693   1,750,028   1,456,617
less: Eliminations........................         --          --      (58,620)
                                            ----------  ----------  ----------
    Total Net Sales.......................     876,693   1,750,028   1,397,997
                                            ==========  ==========  ==========
Operating Loss
  --United Kingdom........................  (1,606,332) (1,995,479)   (597,883)
  --South Africa..........................         --          --       (3,917)
  --Canada................................    (548,512)   (429,911)   (391,521)
  --United States.........................         --      (52,755)    (79,063)
                                            ----------  ----------  ----------
                                            (2,154,844) (2,478,145) (1,072,384)
less: Eliminations........................         --          --          --
                                            ----------  ----------  ----------
    Total Operating Loss..................  (2,154,844) (2,478,145) (1,072,384)
                                            ==========  ==========  ==========
Capital Expenditure
  --United Kingdom........................      91,042      10,350         --
  --South Africa..........................         --          --          661
  --Canada................................         --          --       18,908
  --United States.........................         --          --          --
                                            ----------  ----------  ----------
                                                91,042      10,350      19,569
                                            ==========  ==========  ==========
Depreciation
  --United Kingdom........................       5,371      28,280       8,800
  --South Africa..........................         --          --          --
  --Canada................................       5,936      17,567      12,319
  --United States.........................         --          --          --
                                            ----------  ----------  ----------
                                                11,307      45,847      21,119
                                            ==========  ==========  ==========

                          COOPER INTERNATIONAL GROUP

NOTE 10: INCOME TAXES

  The Group has estimated, unconfirmed income tax loss carry forwards available to offset future taxable income, the tax benefit of which has not been recorded in these combined financial statements. These losses expire as follows (using the balance sheet date exchange rate):

                                                        June 30,       March 30,
                                                   ------------------- ---------
                                                     1995      1996      1997
                                                      $US       $US       $US
                                                   --------- --------- ---------
   2002........................................... 2,154,997 2,154,997 2,154,997
   2003...........................................       --  2,470,150 2,470,150
   2004...........................................       --        --  1,356,867
                                                   --------- --------- ---------
                                                   2,154,997 4,625,147 5,982,014
                                                   ========= ========= =========

  These income tax losses are not available to the Home Security
International, Inc.

NOTE 11: RELATED PARTY TRANSACTIONS

 (a) Related party transactions

  FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust were related to FAI Home Security Holdings Pty Limited by the ultimate holdings of the ultimate parent company FAI Insurances Ltd. until November 11, 1995 at which time the trusts were sold to entities related to Mr. Cooper.

                                                       June 30,     March 30,
                                                    --------------- ---------
                                                     1995    1996     1997
                                                      $US     $US      $US
                                                    ------- ------- ---------
   Portion of debt forgiven by FAI Home Security
    Holdings Pty Limited to:
     FAI Home Security Trust.......................     --  344,598    --

  The debt forgiven by FAI Home Security Holdings Pty Limited was part of the total consideration for the sale of international operations that occurred on November 15, 1995.

   Management fees paid to FAI Home Security Pty
    Limited by:
     FAI Home Security (UK) Trust..................  71,283     --     --
     FAI Home Security (Canada) Trust.............. 135,061     --     --

  The management fees relate to an apportionment of costs incurred by FAI Home Security Pty Limited on behalf of FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust.

 (b) Transactions with FAI Group

  On November 15, 1995 the FAI Group sold its interest in the International Group to Mr. Cooper at which time the international group ceased to be related to the FAI Group. FAI Home Security Holdings Pty Limited contracted to provide management services to the International Group at market rates. The loans outstanding from the International Group to FAI Home Security Holdings Pty Limited became interest bearing after the sale carrying an interest rate of 10% per annum.


                                                           June 30,    March 30,
                                                        -------------- ---------
                                                        1995   1996      1997
                                                        $US     $US       $US
                                                        ---- --------- ---------
   Current Liabilities:
     FAI Home Security Holdings Pty Limited............ --   2,012,472 2,845,560

                          COOPER INTERNATIONAL GROUP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Concluded)


     The amount due to FAI Home Security Holdings Pty Limited has been subordinated to June 30, 1998.

                                                                            June 30,      March 30,
                                                                          ------------    ---------
                                                                          1995   1996       1997
                                                                          $US    $US        $US
                                                                          ----   ----     ---------
     Management fees received by FAI Home Security Holdings Pty Limited from--
        FAI Home Security (UK) Trust...................................   --     --       448,138
        FAI Home Security (Canada) Trust...............................   --     --       112,034


     The management fees relate to an apportionment of costs incurred by FAI Home Security Holdings Pty Limited on behalf of FAI Home Security (UK) Trust and FAI Home Security (Canada) Unit Trust.

                                                                            June 30,      March 30,
                                                                          ------------    ----------
                                                                          1995   1996       1997
                                                                          $US    $US        $US
                                                                          ----   ----     --------
     Interest paid to FAI Home Security Holdings Pty Limited by:
        FAI Home Security (UK) Trust....................................  --     --       238,246
        FAI Home Security (Canada) Trust................................  --     --        52,751

     The interest was charged on the balance of the loans outstanding from FAI Home Security Holdings Pty Limited from June 30, 1996.

NOTE 12: POST BALANCE SHEET EVENTS

     The Group has entered into the International asset purchase agreement with FAI Home Security Holdings Pty Limited. Under the agreement FAI Home Security Holdings Pty Limited has agreed to purchase from the Group all of its intangible and tangible assets, (including but not limited to inventories, fixed assets, licenses, goodwill but excluding accounts receivable) in exchange for a cash payment of approximately $2,784,431 as at March 30, 1997.

NOTE 13: CONTINGENT LIABILITIES

     In the United Kingdom an estimated 400 alarm units have been sold with an extended warranty period of 10 years by a distributor of FAI Home Security (UK) Trust. FAI Home Security (UK) Trust has undertaken with the Office of Fair Trading to honor this warranty in full.

     The Company's historical experience with these warranties has been that less than 10% of units sold will require a service call outside the normal 12 month warranty period. Based upon these assumptions 400 units at the maximum service cost of US$70 per visit over the 10 year period would give rise to a potential liability of $28,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of FAI Finance Corporation Pty
Limited:

  We have audited the accompanying consolidated balance sheet of FAI Finance Corporation Pty Limited as of June 30, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Australia, which are substantially similar to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FAI Finance Corporation Pty Limited as of June 30, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended 30 June 1998 in conformity with generally accepted accounting principles in the United States of America.

  The consolidated financial statements of FAI Finance Corporation Pty Limited as of and for the nine months ended September 30, 1998, and 1997, which are presented solely for comparative purposes, were not audited by Independent Public Accountants.

                                          /s/ Arthur Andersen

Sydney
August 20, 1998

                            FAI FINANCE CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                                    Three Months Ended
                                                                   Year Ended June 30,                 September 30,
                                                         -------------------------------------    -----------------------
                                                           1996          1997          1998          1997          1998
                                                Note       $US           $US           $US           $US           $US
                                               ------    ---------    ----------    ----------    ----------    ---------
                                                                                                         (Unaudited)

Interest income..............................            2,814,877     6,399,516     8,589,957     2,033,792    2,102,711
Interest expenses - related party............     11       (75,087)     (755,741)   (1,297,681)     (217,268)    (374,220)
                  - other....................             (145,479)   (1,170,662)   (1,154,521)     (316,755)    (298,843)
                                                         ----------   ----------    ----------    ----------    ---------
Net interest income..........................            2,594,311     4,473,113     6,137,755     1,499,769    1,429,648
Management fee income - related party........     11        43,628        61,675        69,075        20,878        7,706
                                                       -----------   -----------   -----------    ----------    ---------
Operating revenues...........................            2,637,939     4,534,788     6,206,830     1,520,647    1,437,354
General and administrative expenses - other..      4      (888,377)   (2,042,788)   (3,001,603)     (718,295)    (761,755)
Bad debts and allowance for losses...........      2      (402,017)     (807,800)     (766,270)     (219,477)    (307,960)
                                                       -----------   -----------    ----------    ----------    ---------
Income before taxes..........................            1,347,545     1,684,200     2,438,957       582,875      367,639
Income tax expense...........................     10      (491,898)     (580,205)     (919,232)     (207,872)      76,075
                                                       -----------   -----------   -----------   ----------     ---------
Net income...................................              855,647     1,103,995     1,519,725       375,003      443,714
                                                        ==========   ===========   ===========   ===========    =========

  The accompanying notes are an integral part of these consolidated financial statements

                            FAI FINANCE CORPORATION
                          CONSOLIDATED BALANCE SHEETS

                                                                June 30,                September 30,
                                                        -------------------------       -------------
                                                           1997           1998              1998
                                                 Note       $US            $US               $US
                                                 ----   ----------      ----------      -------------
                                                                                         (Unaudited)
ASSETS
------

Cash and cash equivalents.....................    5        211,096         241,889         2,621,802
Receivables...................................    2
  Consumer loans..............................          29,780,843      38,138,274        33,118,933
  Business finance loans......................           1,020,528         592,076           609,148
                                                        ----------      ----------        ----------
      Total receivables.......................          30,801,372      38,730,350        33,728,081
  Less: Allowance for losses of receivables...    2        550,974         592,709           639,917
                                                        ----------      ----------        ----------
      Net receivables.........................          30,250,398      38,137,641        33,088,164
Prepaid expenses and other current assets.....    6        684,198         873,729           118,864
Restricted Deposits...........................   7,14      893,588         913,553         1,080,181
Plant and equipment, net......................    8        343,050         410,415           414,289
Deferred income taxes.........................    10       208,814         209,319           228,846
Intangibles...................................    9        296,440         232,387           218,243
                                                        ----------      ----------        ----------
     Total  assets............................          32,887,583      41,018,933        37,770,389
                                                        ==========      ==========        ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
  Bank overdraft..............................           1,541,954         441,916                 -
  Borrowing--Westpac Banking Corporation......    14    11,641,113      16,260,681        13,894,234
  Payables--trade.............................              84,793         637,975            32,518
  Accrued liabilities.........................              43,141          55,532            62,007
  Provision for interim dividend..............                   -       1,857,700                 -
  Income tax payable..........................               1,063         375,645           522,644
  Payables--related party.....................    11    17,445,050      20,582,441        20,398,608
                                                        ----------      ----------        ----------
     Total liabilities........................          30,757,113      40,211,890        34,910,011
                                                        ----------      ----------        ----------
Shareholders' equity
  Common stock ($A1.00 value;
    100,000 shares authorized;
    50,002 shares outstanding)................              36,976          36,976            36,976
  Additional paid in capital..................             335,592         335,592         2,193,292
  Accumulated other comprehensive loss........             (64,101)     (1,049,553)       (1,297,632)
  Retained earnings...........................           1,822,003       1,484,028         1,927,742
                                                        ----------      ----------        ----------
     Total shareholders' equity...............           2,130,470         807,043         2,860,378
                                                        ----------      ----------        ----------
     Total liabilities and
       shareholders' equity...................          32,887,583      41,018,933        37,770,388
                                                        ==========      ==========        ==========

  The accompanying notes are an integral part of these consolidated financial statements

                            FAI FINANCE CORPORATION
                      CONSOLIDATED STATEMENTS OF CASHFLOWS

                                                                                                           Three Months Ended
                                                                    Year Ended June 30,                       September 30,
                                                       --------------------------------------------   ----------------------------
                                                            1996           1997            1998            1997           1998
                                                             $US            $US             $US             $US            $US
                                                       -------------   ------------   -------------   -------------   ------------
                                                                                                               (Unaudited)
Cashflow from operating activities
  Net income.........................................        855,647      1,103,995       1,519,725         375,003        443,714
  Adjustments to reconcile net income to
      Net cash from Operating activities:
  Depreciation.......................................         24,860         55,318         127,353          27,238         40,159
  Amortization of goodwill...........................         17,185         35,020          15,333           3,834          3,324
  Deferred taxes and income tax payable..............         43,308       (613,974)        364,378         201,008        137,362
  Provision for losses on term loans receivable......        257,633        279,192         150,871          91,050         74,155
  (Increase) decrease in operating assets:
  Prepaid expenses and other assets..................       (244,198)      (450,320)       (332,444)        394,800        724,138
  Increase (decrease) in operating liabilities:
  Accounts payable...................................        201,529          7,443         639,357         (64,507)      (592,196)
  Accrued liabilities................................        (15,679)        12,306          21,888          12,114          8,999
                                                       -------------   ------------   -------------    ------------   ------------
Net cash provided by operating activities............      1,140,285        428,980       2,506,461       1,040,540        839,655
                                                       -------------   ------------   -------------    ------------   ------------

Cashflow from investing activities
  Additions to plant and equipment...................       (107,277)      (258,225)       (273,951)        (46,279)       (61,554)
  Term loans funded..................................    (22,930,642)   (33,411,428)    (53,485,579)    (12,800,376)    (6,246,914)
  Collection of principal............................      9,950,145     23,706,843      38,112,514       9,126,255      9,559,455
                                                       -------------   ------------   -------------    ------------   ------------
Net cash provided by (used in) investing activities..    (13,087,774)    (9,962,810)    (15,647,016)     (3,720,400)     3,250,987
                                                       -------------   ------------   -------------    ------------   ------------

Cashflow from financing activities
  Net proceeds from borrowings.......................      8,444,131       (420,924)      7,244,019         489,791     (1,609,300)
  Decrease in restricted deposits....................       (788,600)      (104,988)       (188,062)        (93,114)      (209,166)
  Receipts from related parties......................      3,890,195      8,679,306       7,094,301       2,997,292        538,635
  Increase (decrease) in bank overdraft..............         11,819      1,530,134        (923,065)       (604,300)      (421,339)
                                                       -------------   ------------   -------------    ------------   ------------
Net cash provided by (used in) financing activities..     11,557,545      9,683,528      13,227,193       2,789,669    (1,701,170)
                                                       -------------   ------------   -------------    ------------   ------------
Net increase (decrease) in cash held.................       (389,944)       149,699          86,638         109,809      2,389,472
                                                       -------------   ------------   -------------    ------------   ------------
Cash at the beginning of the financial period........        379,406         17,576         211,096         211,096        241,889
Effect of exchange rate change on cash held..........         28,114         43,821         (55,845)        (46,893)        (9,559)
                                                       -------------   ------------   -------------    ------------   ------------
Cash at the end of the financial period..............         17,576        211,096         241,889         274,012      2,621,802
                                                       =============   ============   =============    ============   ============

Supplemental disclosure of cashflow information
Interest paid........................................        220,566        755,742       2,452,201         534,023        673,063
Income taxes paid....................................        497,783      1,200,788         286,592               -              -

  The accompanying notes are an integral part of these consolidated financial statements

                            FAI FINANCE CORPORATION
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                        Capital Stock Issued
                       ----------------------
                       ($1 Australian dollar                                               Accumulated
                             par value)        Additional                    Retained         Other                       Total
                         Shares                 Paid-in    Comprehensive     Earnings     Comprehensive                Shareholders'
                         Equity      Amount     Capital        Income      Unappropriated  Income(Loss)     Cash         Dividend
                           $US        $US         $US          $US              $US            $US          $US             $US
                       ----------  ----------  ----------  -------------  --------------- -------------  ------------  ------------
BALANCE, JUNE 30, 1995     50,002     36,976      335,592                        (137,639)      (14,151)            -       220,778
Comprehensive income
Net income 1996                                                 [855,647]         855,647                                   855,647
Other Comprehensive
 income, (loss) net
 of tax
  Foreign currency
   translation
   adjustment                                                     50,729
                                                           -------------
Other Comprehensive
 income (loss)                                                    50,729                         50,729                      50,729
Comprehensive income                                            [906,376]
                                                            ============
                       ----------  ----------  ----------                 --------------- -------------  ------------  ------------
BALANCE, JUNE 30, 1996     50,002     36,976      335,592                         718,008        36,578             -     1,127,154
Comprehensive income
Net income 1997                                               [1,103,995]       1,103,995                                 1,103,995
Other Comprehensive
 income, (loss) net
 of tax
  Foreign currency
   translation
   adjustment                                                   (100,679)
                                                           -------------
Other Comprehensive
 income (loss)                                                  (100,679)                      (100,679                    (100,679)
Comprehensive income                                          [1,003,316]
                                                            ============
                       ----------  ----------  ----------                 --------------- -------------  ------------  ------------
BALANCE, JUNE 30, 1997     50,002      36,976     335,592                       1,822,003       (64,101)           -      2,130,470
Comprehensive income
Net income 1997                                               [1,519,725]       1,519,725                                 1,519,725
Other Comprehensive
 income, (loss) net
 of tax
  Foreign currency
   translation
   adjustment                                                   (985,452)
                                                             -----------
Other Comprehensive
 income (loss)                                                  (985,452)                      (985,452)                   (985,452)
Comprehensive income                                            [534,273]
                                                             ===========
Cash dividend declared
 ($36.15 per share)                                                                                        (1,857,700)   (1,857,700)
                       ----------  ----------  ----------                  --------------  ------------  ------------   -----------
BALANCE, JUNE 30, 1998     50,002      36,976     335,592                       3,341,728    (1,049,553)   (1,857,700)      807,043
Comprehensive income
Net income
 July 1-September 30,
 1998                                                           [443,714]         443,714                                   443,714
Other Comprehensive
 income, (loss) net
 of tax
  Foreign currency
   translation
   Adjustment                                                   (236,000)
                                                           -------------
Other Comprehensive
 income (loss)                                                  (236,000)                      (248,079)                   (248,079)
Comprehensive income                                            [207,714]
                                                             ===========
Additional paid in
  capital                                       1,857,700                                                                 1,857,700
                        ---------  ----------  ----------                  --------------   -----------  ------------  ------------
BALANCE, SEPT 30, 1998  $  50,002  $   36,976  $2,193,292                  $    3,785,442   $(1,297,632) $ (1,857,700) $  2,860,378
                        =========  ==========  ==========                  ==============  ============  ============  ============

                               The movements from July 1, 1998 to September 30, 1998 are unaudited.

  The accompanying notes are an integral part of these consolidated financial statements

                            FAI FINANCE CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

a) Nature of Business--

     FAI Finance Corporation Pty Ltd was incorporated in New South Wales, Australia on October 15, 1991 and FAI Finance Corporation (NZ) Ltd was incorporated in Auckland, New Zealand on May 23, 1996. The capital stock of FAI Finance Corporation (NZ) Ltd is owned by FAI Finance Corporation Pty Ltd.

     FAI Finance Corporation Pty Ltd and FAI Finance Corporation (NZ) Ltd, collectively ("FFC") or ("FAI Finance Corporation") is a consumer and business finance company operating in Australia and New Zealand. The main business activity of FFC is the sale and management of consumer, commercial and business finance products. Currently more than 80 percent of all consumer loans rise from Home Security International, Inc's ("the Company") distributor network in Australia and New Zealand.

b) Principles of Consolidation and Basis of Preparation--

     The consolidated financial statements comprise the accounts of FAI Finance Corporation Pty Limited and its controlled entity FAI Finance Corporation (NZ) Ltd and have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

     All intercompany accounts and transactions have been eliminated.

c) Cash and Cash Equivalents--

     Cash equivalents consist of short-term investments with maturities of three months or less and are stated at cost, which approximates market.

d) Foreign Currencies--

     The consolidated financial statements of FFC are translated into US dollars to reflect the reporting currency of the Company. The assets and liabilities of FFC are translated at the balance sheet date exchange rate. The profit and loss items of FFC have been translated at the average exchange rates for each period. The resulting translation effects are reflected in shareholders' equity.

     The functional currency of FAI Finance Corporation Pty Limited is Australian dollars and the functional currency of FAI Finance Corporation (NZ) Ltd is New Zealand dollars.

e) Use of Estimates--

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences may be material to the financial statements.

f) Income Taxes--

     FFC accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109 ("Accounting for Income Taxes") which requires an asset and liability method of accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                            FAI FINANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

g) Receivables--

     Receivables are presented net of unearned interest. Unearned interest is amortized to interest income using the effective interest method over the life of the related loan or commitment period.

h) Allowance for Losses--

     The allowance for losses of receivables is established through direct charges to income. The allowance for losses is determined by management after analysis of the current trend in the loan portfolio including charge offs, loan arrears and recoveries. FFC has adopted the policy of charging off receivables for which no loan installment has been received in the last six months.

i) Plant and Equipment--

     Plant and equipment are recorded at cost. Maintenance and repairs are expensed in the period to which they relate. Depreciation on plant and equipment is calculated using the straight-line method over the following estimated useful lives of the assets:

                                                  Years
                                                  -----

                         Office equipment........  7.7
                         Plant...................  4.0
                         Motor vehicles..........  6.5
                         Computer equipment......  4.0
                         Leasehold improvements..  6.0

j) Research and Development--

     FFC has no significant research and development activities.

k) Pension and Other Benefit Plans--

     FFC contributes to a pension plan on behalf of its employees. The pension plan is an accumulation fund and FFC has no liability to members under the plan. FFC has no other pension or other employment benefit plans.

l) Derivative Financial Instruments--

     FFC uses derivatives as part of its asset/liability management to reduce its overall level of financial risk arising from normal business operations. FFC currently uses interest rate options to cap its interest expense on part of its external borrowings. FFC is not a trader in derivatives, and it has not used speculative derivative products for the purpose of generating earnings from changes in market conditions.

m) New Accounting Pronouncements--

     Certain reclassifications have been made to the prior year statements to make them consistent with the current year presentation.

                            FAI FINANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 2: LENDING ASSETS

Lending assets include loan receivables.

a) Diversification of Credit Risk -

     FFC predominantly lends to consumers. There are no individual loans which exceed 5% of the lending assets at June 30, 1996, June 30, 1997, June 30, 1998, September 30, 1997 and September 30, 1998.

b) Contractual Maturity of Loan Receivables (unaudited) -

     The contractual maturities of FFC's receivables at September 30, 1998 are due as follows:

                             1998         1999      After2000      Total
                              $US          $US         $US          $US
                          -----------  -----------  ----------  -----------
Consumer loans..........   16,559,467   13,247,573   3,311,893   33,118,933
Business finance loans..      426,404      182,744           -      609,148
                           ----------   ----------   ---------   ----------
     Total loans........   16,985,871   13,430,317   3,311,893   33,728,081
                           ==========   ==========   =========   ==========

     The average yield on FFC's receivables for the three months ended September 31, 1998 was 24.41% per annum.

c) Allowance for Losses -

                                               June 30,   September 30,
                                        ----------------  -------------
                                         1997     1998        1998
                                          $US      $US         $US
                                        -------  -------  -------------
                                                           (Unaudited)

Balance at the beginning of the year..  271,781  550,974     592,709
Provision for losses..................  279,193   41,735      47,208
                                        -------  -------     -------
Balance at the end of the year........  550,974  592,709     639,917
                                        =======  =======     =======

     FFC maintains an allowance for losses of receivables based upon management's best estimate of future possible losses in the portfolio of receivables. Management's estimate is based upon current economic conditions, previous loss history, and knowledge of clients' financial position. Changes in these estimates could result in an increase in the reserves maintained.

d) Bad Debts and Allowance for losses -

     Bad debts and allowance for losses comprise:

                                                                      Three Months Ended
                                           Year Ended June 30,          September 30,
                                       ---------------------------    ------------------
                                        1996      1997      1998       1997       1998
                                         $US       $US       $US        $US        $US
                                       --------  --------  -------    -------    -------
                                                                         (Unaudited)

Increase in allowance for losses..     257,633   279,193    41,735     79,389     47,208
Bad debts charged off.............     144,384   528,607   724,535    140,088    260,752
                                       -------   -------   -------    -------    -------
Total.............................     402,017   807,800   766,270    219,477    307,960
                                       =======   =======   =======    =======    =======

NOTE 3: LEGAL PROCEEDINGS

     FFC is party to a number of legal proceedings as plaintiff and defendant, all arising in the ordinary course of its business. Although the ultimate amount for which FFC may be held liable, if any, is not ascertainable, FFC believes that the amounts, if any, which may ultimately be funded or paid with respect to these matters will not have a material adverse effect on the financial condition or results of operations of FFC.

                            FAI FINANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 4: GENERAL AND ADMINISTRATIVE EXPENSES

     The following table sets forth a summary of the major components of general and administrative expenses:

                                                                   Three Months Ended
                                 Year Ended June 30,                  September 30,
                        -------------------------------------      --------------------
                         1996          1997           1998          1997         1998
                          $US           $US            $US           $US          $US
                        -------      ---------      ---------      -------      -------
                                                                       (Unaudited)
Employee salaries.....  370,786        836,372      1,255,840      272,278      326,692
Communications........   68,925        315,020        303,533      102,420       63,403
Space costs...........   39,138        104,812        190,607       46,491       48,415
Legal fees............   16,642         81,337         92,107       37,509        9,422
Depreciation..........   24,860         55,318        127,355       27,238       40,159
Research information..   43,699         99,591        133,126       31,920       39,692
Office expenses.......  130,280        175,695        379,379       88,280       81,195
Travel................    3,256          6,319         59,200        5,229       28,080
Bank charges..........  108,151         72,081        140,893       41,563       32,238
Other.................   82,640        296,243        319,563       65,367       92,459
                        -------      ---------      ---------      -------      -------
   Total..............  888,377      2,042,788      3,001,603      718,295      761,755
                        =======      =========      =========      =======      =======

NOTE 5: CASH

                                                  June 30,         September 30,
                                              -----------------    -------------
                                              1997       1998          1998
                                               $US        $US           $US
                                             -------    -------      ---------
                                                                   (Unaudited)
Cash on hand...............................      373        594            569
Cash at bank...............................  210,723    241,295      2,621,233
                                             -------    -------      ---------
                                             211,096    241,889      2,621,802
                                             =======    =======      =========

NOTE 6: PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                     June 30,         September 30,
                                                ------------------    -------------
                                                 1997       1998          1998
                                                  $US        $US           $US
                                                -------    -------    -------------
                                                                       (Unaudited)
Prepayments...................................   46,628     25,208        19,543
Sundry debtors................................  637,570    848,521        99,321
                                                -------    -------       -------
                                                684,198    873,729       118,864
                                                =======    =======       =======

NOTE 7: RESTRICTED DEPOSITS

                                                     June 30,         September 30,
                                                ------------------    -------------
                                                 1997       1998          1998
                                                  $US        $US           $US
                                                -------    -------    -------------
                                                                       (Unaudited)
Deposits - Westpac Banking Corporation........  893,588    913,553     1,080,181
                                                -------    -------     ---------
                                                893,588    913,553     1,080,181
                                                =======    =======     =========

Access to the funds in this account is restricted in accordance with the Receivables Purchase Agreement entered into with Westpac Banking Corporation. Refer to Note 14.

                            FAI FINANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 8: PLANT AND EQUIPMENT

                                                           June 30,            September 30,
                                                      ------------------    ------------------
                                                       1997        1998             1998
                                                       $US         $US              $US
                                                      -------    -------    ------------------
                                                                                (Unaudited)
Office equipment....................................  104,574    165,836           160,188
Plant...............................................   29,318     32,587            60,152
Motor vehicles......................................   47,210     73,121            70,054
Computer equipment..................................  177,738    246,211           266,560
Leasehold improvements..............................   68,582     77,200            73,825
Less: Accumulated depreciation......................  (84,372)  (184,540)         (216,490)
                                                      -------   --------         ---------
                                                      343,050    410,415           414,289
                                                      =======   ========         =========

NOTE 9: INTANGIBLES

                                                           June 30,            September 30,
                                                      ------------------    ------------------
                                                       1997        1998             1998
                                                       $US         $US              $US
                                                      -------    -------    ------------------
                                                                                (Unaudited)
Initial goodwill on investment......................  335,592    278,864           265,880
Amortization of goodwill............................  (39,152)   (46,477)          (47,637)
                                                      -------    -------           -------
                                                      296,440    232,387           218,243
                                                      =======    =======           =======

Goodwill represents the excess of the purchase price paid by FAI Insurances Limited, over the fair value of assets acquired when FAI General Insurance Company Limited acquired the shares in Secure Home Finance Pty Limited (later FAI Finance Corporation Pty Limited) from FAI Home Security Holdings Pty Limited on March 1, 1995. The goodwill associated with this acquisition has been pushed down to FFC and is being amortized over 20 years.


NOTE 10: INCOME TAX


     The actual income tax expense attributable to net income differed from the amounts computed by applying local federal tax rate to net income before taxes as a result of the following:

                                                                                           Three Months Ended
                                                            Year Ended June 30,               September 30,
                                                      -------------------------------     --------------------
                                                       1996        1997        1998         1997        1998
                                                       $US         $US         $US          $US         $US
                                                      -------     -------     -------     -------     --------
                                                                                               (Unaudited)
Expected income tax expense at statutory rates......  474,017     591,684     852,599     204,198      129,621
Tax effect of permanent and other differences:......
  Over provision for income tax in prior years......      696     (42,152)          -           -     (214,265)
  Non-deductible expenses and other items...........        -      24,336      61,113       3,674        7,458
Amortization of goodwill............................   17,185       6,337       5,520           -        1,111
  Change in tax rates in deferred tax benefits......        -           -           -           -            -
                                                     -------     -------     -------     -------      --------
                                                     491,898     580,205     919,232     207,872       (76,075)
                                                     =======     =======     =======     =======      ========
The tax expense is split between:

Current.............................................  482,101     710,273     880,302     183,038      (85,957)
Deferred............................................    9,797    (130,068)     38,930      24,834        9,882

Tax losses have been purchased by FFC at June 30, 1996 for $497,783 and June 30, 1997 for $671,751 from FAI Insurances Group. These were utilized during the financial year.

                            FAI FINANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

                                                               June 30,      September 30,
                                                        -------------------- -------------
                                                            1997       1998       1998
                                                             $US        $US        $US
                                                        ----------- -------- -------------
                                                                               (Unaudited)

Deferred tax assets are comprised of timing
  differences on:
   Provisions not currently deductible for
    tax purposes for:
        Doubtful debts................................    198,351     192,179      221,042
        Leave.........................................     15,530      17,948       20,352
        Other.........................................      4,389       3,648        5,483
   Sundry accruals....................................          -       4,205        4,656
   Deferred costs.....................................          -      (5,374)     (12,606)
   Prepayments........................................     (9,456)      4,972       (2,206)
   Tax losses carried forward.........................          -      (8,259)      (7,875)
                                                          -------     -------      -------
Net deferred tax asset................................    208,814     209,319      228,846
                                                          =======     =======      =======

NOTE 11: RELATED PARTY TRANSACTIONS

FAI Home Security (NZ) Trust, FAI Home Security Holdings (New Zealand) Limited and FAI General Insurance Company Ltd, each of which is owned by FAI Insurances Limited, are related by the 50 percent holding of FAI Insurances Limited, in FAI Finance Corporation Pty Limited as at September 30, 1998.

FAI Home Security Pty Limited, which is owned by the Company, is related by its 50 percent holding in FAI Finance Corporation Pty Limited as at September 30, 1998.

Management fees charged to related parties are an allocation of overhead costs incurred by the relevant related entity. FAI Finance Corporation (NZ) Limited incurred costs to administer the FAI Home Security Holdings (New Zealand) Limited's New Zealand customer loans book.

                                                               June 30,      September 30,
                                                        -------------------- -------------
                                                            1997       1998       1998
                                                             $US        $US        $US
                                                        ----------- -------- -------------
                                                                               (Unaudited)

Amounts due to related party:
Non Current Liabilities
   FAI Insurances Limited............................           -   9,563,073   9,412,988
   FAI General Insurance Company Ltd.................   7,511,515  10,424,200  10,180,291
   FAI Home Security Pty Limited.....................           -     309,617     531,360
   FAI Home Security (NZ) Trust......................   9,546,227           -           -
   FAI Home Security Holdings (New Zealand) Limited..     387,308     285,551     273,969
                                                       ----------  ----------  ----------
                                                       17,445,050  20,582,441  20,398,608
                                                       ==========  ==========  ==========

     The above loans are unsecured, bear interest at the Westpac Bank indicator rate and are repayable on demand, with the exception of the FAI Insurances Limited, FAI General Insurance Company Ltd and FAI Home Security Pty Limited loans. The FAI Insurances Limited and FAI General Insurance Company Ltd loans were non-interest bearing and repayable on demand as at December 31, 1997. As from January 1, 1998, these two loans bear interest at the Westpac Bank indicator rate. The FAI Home Security Pty Limited loan is non interest bearing and repayable on demand. As from January 1, 1998, FAI Insurances Limited and FAI General Insurances Company Ltd, together, agreed to match funding provided by FAI Home Security Pty Limited to FFC. These loans are noninterest bearing and repayable on demand. As at September 30, 1998 $531,360 of the FAI General Insurances Company Ltd loan balance and all of the FAI Home Security Pty Limited loan balance fell under this category.

                            FAI FINANCE CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

                                                                                    Three Months Ended
                                                        Year Ended June 30,           September 30,
                                                    ----------------------------    ------------------
                                                     1996       1997      1998       1997       1998
                                                      $US        $US       $US        $US        $US
                                                    -------   -------    ------     -------    -------
                                                                                        (Unaudited)
Net income is stated after the following items:
Interest on loans paid by FAI Finance
Corporation (NZ) Limited to:
   FAI Home Security (NZ) Trust..................   67,174    754,176    314,582    214,701          -
   FAI Home Security Holdings
     (New Zealand) Limited.......................    7,913      1,565     28,957      2,567      6,302
Interest on loans paid by FAI Finance
Corporation Pty Limited to:
   FAI General Insurance Company Ltd. ...........        -          -    414,619          -    189,087
   FAI Insurances Ltd. ..........................        -          -    539,523          -    180,829
Management fees received by FAI Finance
Corporation (NZ) Limited from:
   FAI Home Security Holdings
      (New Zealand) Limited......................   43,628     61,675     40,701     11,697      7,706
   Vision Publishing Pty Limited.................        -          -     28,374      9,181          -
Office rentals paid by FAI Finance
Corporation Pty Limited to:
   FAI General Insurance Company Limited.........   65,611     51,535     98,503      8,629      9,373

NOTE 12: FAIR VALUE DISCLOSURES

     SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information for certain financial instruments, for which it is practicable to estimate that value. Since there is no well-established market for many of FFC's assets, fair values are estimated using present value and other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. These assumptions are inherently judgmental and changes in such assumptions could significantly affect fair value calculations. The derived fair value estimates may not be substantiated by comparison to independent markets and may not be realized in immediate liquidation of the instrument.

     For variable rate borrowings that reprice frequently, fair values were assumed to equal carrying values. The loans from FAI Insurances Limited and FAI General Insurance Company Limited were renegotiated as part of the Company's acquisition of a 50% interest in FFC. These loans bear interest from January 1, 1998, and as a consequence their carrying values approximate fair values.

     For fixed rate consumer and business loans, the fair values were assumed to equal carrying values as the market interest rates charged on the loans have not changed significantly since the loans were granted.

     Carrying values approximate fair values for all other financial instruments.

NOTE 13: SEGMENT INFORMATION

    The following table shows certain financial information by geographical region.

                            FAI FINANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

                                                                                          Three Months Ended
                                                       Year Ended June 30,                   September 30,
                                              -------------------------------------     -----------------------
                                                1996          1997          1998          1997          1998
                                                 $US           $US           $US           $US           $US
                                              ---------     ---------     ---------     ---------     ---------
                                                                                              (Unaudited)
Net interest income:
         - Australia......................... 2,480,922     3,496,927     4,452,019     1,379,506     1,512,885
         - New Zealand.......................   113,389       976,186     1,685,736       654,286       589,826
                                              ---------     ---------     ---------     ---------     ---------
                                              2,594,311     4,473,113     6,137,755     2,033,792     2,102,711
                                              =========     =========     =========     =========     =========

Operating revenues:
         - Australia......................... 2,481,860     3,496,927     4,480,393     1,103,342     1,048,803
         - New Zealand.......................   156,079     1,037,861     1,726,437       417,306       388,551
                                              ---------     ---------     ---------     ---------     ---------
                                              2,637,939     4,534,788     6,206,830     1,520,648     1,437,354
                                              =========     =========     =========     =========     =========

Bad debts and allowance for losses:
         - Australia.........................   401,610       754,141       579,972       215,900       136,602
         - New Zealand.......................       407        53,659       186,298         3,577       171,358
                                              ---------     ---------     ---------     ---------     ---------
                                                402,017       807,800       766,270       219,477       307,960
                                              =========     =========     =========     =========     =========

Net income:
     - Australia.............................   781,853       750,864     1,021,385       216,104       102,916
     - New Zealand...........................    73,794       353,131       498,340       158,899       340,798
                                              ---------     ---------     ---------     ---------     ---------
                                                855,647     1,103,995     1,519,725       375,003       443,714
                                              =========     =========     =========     =========     =========

                                                                              June 30,            September 30,
                                                                     --------------------------   -------------
                                                                        1997            1998          1998
                                                                         $US             $US           $US
                                                                     ----------      ----------   -------------
                                                                                                   (Unaudited)
Identifiable assets
     - Australia.................................................... 22,543,219      30,225,503      27,434,522
     - New Zealand.................................................. 10,344,364      10,793,430      10,335,867
                                                                     ----------      ----------   -------------
                                                                     32,887,583      41,018,933      37,770,389
                                                                     ==========      ==========   =============

NOTE 14: FINANCE FACILITIES

     On June 28, 1996, FFC entered into the Receivables Purchase Agreement with Westpac Banking Corporation ("Westpac"). Under this agreement, FFC has the right to sell eligible receivables to Westpac and undertakes to continue to service the receivables in exchange for a management fee.

     FFC also has the option to re-purchase the receivables at an amount determined by Westpac which is to take into account the outstanding principal on purchased loans and any outstanding obligations to Westpac under the agreement, including unpaid interest and facility fees.

     Under the Receivables Purchase Agreement, FAI General Insurance Company Limited must maintain a sub-ordinated loan with Westpac equal to the greater of $2,362,000 and 25% of the outstanding sold receivable in the first year or not less than 20% in subsequent years. The right of FAI General Insurance Company Limited to receive interest and principal repayments in respect of the loan are subject to Westpac's prior ranking as agreed between the parties. FAI General Insurance Company Limited has agreed to provide a sub-ordinated loan to Westpac to a maximum of $3,542,000.

     FFC is required to maintain a cash reserve account (restricted deposit) with Westpac, the balance of which is not less than the greater of $590,000 and 5% of the outstanding principal on sold receivables. Interest on the cash reserve account is only paid after the interest obligations under the Westpac loan and sub-ordinated loan have been met. The balance of the account is only available to FFC after all outstanding obligations to Westpac and the sub-ordinated loans have been met.

     FFC has not recognized the sales of receivables under the agreement as a sale for financial reporting purposes. The sales proceeds received from Westpac have been recognized as secured borrowing, and interest, program and line fees under the Westpac facility have been recognized as interest expense. Under the agreement FFC pays interest to Westpac at the Australian Bank Bill rate plus 1.25% per annum. In addition, FFC pays program and line fees as agreed between the parties.

                            FAI FINANCE CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

     The current limit of the facility provided by Westpac is $17,712,000 (utilized at June 30, 1998 - $13,894,000). The scheduled commitment termination date for the Receivables Purchase Agreement is the third anniversary of the date the agreement was entered into. This date may be extended at the sole discretion of Westpac on the second or any subsequent anniversary of the Agreement for a further period of one year. If FFC wants an extension of the scheduled commitment termination date it must give a written request to Westpac at least 60 days before the relevant anniversary. If Westpac agrees, it must give written notice to FFC not later than the day of the relevant anniversary.

NOTE 15: DERIVATIVES

     FFC has entered an interest rate collar with Westpac. Under the collar FFC has capped its interest payable on a notional borrowing of $17,712,000 at 13.5% per annum, until August 14, 2000. FFC has also set a floor on the same notional principal and maturity, at 5.53% per annum.

                       [LETTERHEAD OF DELOITTE & TOUCHE]


INDEPENDENT AUDITORS' REPORT



To the Shareholders of
        Integrated International Home Security Limited

We have audited the consolidated balance sheets of Integrated International Home Security Limited (the "Company") as of June 30, 1998 and 1997, the related consolidated statements of income and cashflows for the years ended June 30, 1998 and 1997 and the period from September 19, 1995 (date of incorporation) to June 30, 1996 and the related consolidated statements of changes in shareholders' equity for the years ended June 30, 1998 and 1997 (all expressed in United States dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 1998 and 1997, the results of its operations and its cashflows for the years ended June 30, 1998 and 1997 and the period from September 19, 1995 to June 30, 1996 and its changes in shareholders' equity for the years ended June 30, 1998 and 1997 in accordance with generally accepted accounting principles in the United States of America.

The consolidated balance sheet of the Company as of September 30, 1998, the consolidated statements of income and cashflows for the three month period ended September 30, 1998 and 1997 and the consolidated statement of changes in shareholders' equity for the three month period ended September 30, 1998 were not audited by us and, accordingly, we do not express an opinion on them.


/s/ Deloitte & Touche

November 27, 1998
British Virgin Islands

                INTEGRATED INTERNATIONAL HOME SECURITY LIMITED
                       CONSOLIDATED STATEMENTS OF INCOME

                                                            Nine Months
                                                               Ended               Year Ended               Three Months Ended
                                                              June 30,              June 30,                   September 30,
                                                            -----------    --------------------------    --------------------------
                                                               1996            1997           1998           1997           1998
                                                    Note        $US            $US            $US            $US            $US
                                                    ----    -----------    -----------    -----------    -----------    -----------
                                                                                                                (Unaudited)

Net Sales.........................................    2      12,416,172     16,193,399     24,223,877      6,085,312      5,720,174
Cost of goods sold................................           (8,261,507)    (9,451,379)   (13,455,073)    (3,500,920)    (3,561,727)
                                                             ----------     ----------     ----------     ----------     ----------
Gross profit......................................            4,154,665      6,742,020     10,768,804      2,584,392      2,158,447
General and administrative expenses...............           (2,348,876)    (3,554,358)    (5,705,936)      (939,944)    (1,075,202)
Research and development expenses.................             (293,266)      (594,904)      (851,159)      (191,708)      (175,822)
                                                             ----------     ----------     ----------     ----------     ----------
Income from operations............................            1,512,523      2,592,758      4,211,709      1,452,740        907,423
Interest income    - other........................               10,158          8,361         13,899              -          1,829
Interest expenses  - related party................   13        (249,003)             -              -              -              -
                   - other........................               (9,561)      (200,674)      (126,997)       (40,898)       (15,439)
                                                             ----------     ----------     ----------     ----------     ----------
Income before taxes and minority interest.........            1,264,117      2,400,445      4,098,611      1,411,842        893,813
Income tax expense................................   12        (321,529)      (719,857)    (1,451,887)     (520,015)       (403,365)
                                                             ----------     ----------     ----------     ----------     ----------
Income before minority interest...................              942,588      1,680,588      2,646,724       891,827         490,448
Minority interest.................................             (456,450)      (444,392)      (781,785)     (258,273)       (122,416)
                                                             ----------     ----------     ----------     ----------     ----------
Net Income........................................              486,138      1,236,196      1,864,939       633,554         368,032
                                                             ==========     ==========     ==========     ==========     ==========

             The accompanying notes are an integral part of these
                       consolidated financial statements

                 INTEGRATED INTERNATIONAL HOME SECURITY LIMITED
                           CONSOLIDATED BALANCE SHEET


                                                             Year Ended June 30,    September 30,
                                                           ----------------------  --------------
                                                             1997          1998          1998
                                                    Note      $US          $US           $US
                                                    ----   ---------    ----------    -----------
                                                                                      (Unaudited)
ASSETS
------

Current assets
  Cash and cash equivalents.......................            66,824       458,355        28,263
  Accounts receivable, net........................     3   3,013,841     3,772,704     3,641,870
  Inventories.....................................     4   3,981,194     4,771,845     5,515,991
  Prepaid expenses and other current assets.......     5      93,955        45,191       466,237
                                                          ----------    ----------    ----------
      Total current assets.........................        7,155,814     9,048,095     9,652,361
                                                          ----------    ----------    ----------
Non - current assets
  Capital assets, net.............................     6   1,671,287     1,536,605     1,588,336
  Intangibles, net................................     7           -       234,022       216,791
  Deferred income taxes...........................    12     315,096       375,470       343,263
  Other non-current assets........................            10,227             -             -
                                                          ----------    ----------    ----------
     Total non - current assets...................         1,996,610     2,146,097     2,148,390
                                                          ----------    ----------    ----------
     Total assets.................................         9,152,424    11,194,192    11,800,751
                                                          ==========    ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities
  Bank overdraft..................................                 -             -        25,092
  Payables - trade................................         2,213,940     3,027,063     3,409,859
  Accrued liabilities.............................           443,867       621,432       689,234
  Lease liability.................................    10     217,443       219,367       158,791
  Income tax payable..............................    12     852,898     1,142,889     1,322,662
  Current portion of long term borrowings.........     8     745,200       619,200       442,800
                                                          ----------    ----------    ----------
     Total current liabilities....................         4,473,348     5,629,951     6,048,438
                                                          ----------    ----------    ----------
Non - current liabilities
  Lease liability.................................    10     694,813       476,719       454,546
  Long term borrowings............................     8     745,200             -             -
  Payables - related party........................    13     593,998             -             -
  Accrued liabilities.............................            74,558        53,212             -
                                                          ----------    ----------    ----------
     Total non - current liabilities..............         2,108,569       529,931       454,546
                                                          ----------    ----------    ----------
     Total liabilities............................         6,581,917     6,159,882     6,502,984
                                                          ----------    ----------    ----------

Minority interest in subsidiary company...........           895,476     1,546,615     1,669,033

Shareholders' equity
  Common stock $1.00 value; 52,557 (1997--1,000)
     shares authorized issued and outstanding.....             1,000        52,557        52,557
  Additional paid-in capital......................                 -       470,610       470,610
  Accumulated other comprehensive income..........           (48,303)     (622,745)     (849,738)
  Retained earnings...............................         1,722,334     3,587,273     3,955,305
                                                          ----------    ----------    ----------
     Total shareholders' equity...................         1,675,031     3,487,695     3,628,734
                                                          ----------    ----------    ----------
     Total liabilities and shareholders' equity...         9,152,424    11,194,192    11,800,751
                                                          ==========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements

                INTEGRATED INTERNATIONAL HOME SECURITY LIMITED
                     CONSOLIDATED STATEMENTS OF CASHFLOWS

                                                       Nine Months
                                                          Ended             Year Ended           Three Months Ended
                                                        June 30,             June 30,              September 30,
                                                       ----------   ------------------------    --------------------
                                                          1996         1997          1998         1997        1998
                                                          $US          $US           $US          $US         $US
                                                       ----------   ----------    ----------    --------    --------
                                                                                                     (Unaudited)
Cashflow from operating activities
    Net income.......................................     486,138    1,236,196     1,864,939     633,554     368,032
    Adjustments to reconcile net income to net cash
      from operating activities:
    Minority interest................................     867,260       28,216       755,985     258,273     122,418
    Depreciation.....................................      50,826      211,711       186,778      99,645      86,192
    Amortisation of goodwill.........................           -            -       299,920      11,031       6,297
    Amortisation of leased assets....................      28,279      154,439       229,515      57,670      50,761
    Profit on sale of property, plant and equipment..     (15,031)      (9,486)       53,380      10,880           -
    Finance lease costs..............................       9,969       88,470        88,882      24,265      17,238
    Deferred taxes and income tax payable............     332,233      338,091       315,778     509,348     247,675
    Provision for losses on accounts receivable......      28,390        2,079        82,227       8,614       3,542
    Provision for obsolescence.......................     235,963       28,362       193,926      21,534      26,568
    (Increase) decrease in operating assets:
    Accounts receivable - trade......................  (2,662,253)     317,515    (1,285,683)   (808,158)    (48,183)
    Inventories......................................     415,968     (799,957)   (1,358,512)   (273,667)   (992,661)
    Prepaid expenses and other assets................    (171,274)      79,209        19,090    (104,290)   (309,580)
    Increase (decrease) in operating liabilities:
    Accounts payable.................................   2,277,389     (577,571)      564,113     480,106     111,711
    Accrued liabilities..............................     488,195       91,520       243,874      42,820     334,721
                                                       ----------   ----------    ----------    --------    --------
Net cash provided by operating activities............   2,372,052    1,188,794     2,254,212     971,625      24,731
                                                       ----------   ----------    ----------    --------    --------
Cashflow from investing activities...................
    Proceeds from sale of plant and equipment........      49,183       59,398        11,573       2,153           -
    Acquisition of business assets...................  (3,686,726)    (914,570)            -           -           -
    Consideration for acquisition of subsidiary,
      net of cash acquired...........................           -            -      (411,936)   (407,509)          -
    Additions to plant and equipment.................    (973,513)    (484,830)     (465,427)   (105,132)   (252,923)
                                                       ----------   ----------    ----------    --------    --------
Net cash used in investing activities................  (4,611,056)  (1,340,002)     (865,790)   (510,488)   (252,923)
                                                       ----------   ----------    ----------    --------    --------
Cashflow from financing activities
    Capital subscribed...............................       1,000            -       522,167           -           -
    Finance lease payments...........................     (31,891)    (157,536)     (294,389)    (61,272)    (67,467)
    Increase in bank overdraft.......................           -            -             -           -      25,092
    Funds from sale and leaseback of fixed assets....           -      458,298             -           -           -
    Receipts from related parties....................     410,539      183,898      (493,564)          -           -
    Net proceeds from (repayments of) borrowings.....   2,365,800     (745,200)     (681,000)   (200,567)   (147,600)
                                                       ----------   ----------    ----------    --------    --------
Net cash provided by (used in) financing activities..   2,745,448     (260,540)     (946,786)   (261,839)   (189,975)
                                                        ---------     --------      --------    --------    --------
Net increase/(decrease) in cash held.................     506,444     (411,748)      441,636     199,298    (418,167)
                                                       ----------   ----------    ----------    --------    --------
Cash at the beginning of the financial period........           -      506,445        66,824      66,824     458,355
Effect of exchange rate change on cash held..........           -      (27,873)      (50,105)    (23,424)    (11,925)
                                                       ----------   ----------    ----------    --------    --------
Cash at the end of the financial period..............     506,444       66,824       458,355     242,698      28,263
                                                       ==========   ==========    ==========    ========    ========
Supplemental disclosure of cashflow information:
Interest paid........................................     258,565      235,101       126,997      40,898      13,592
Income taxes paid....................................           -      472,948     1,104,592           -     157,708

  The accompanying notes are an integral part of these consolidated financial statements

                INTEGRATED INTERNATIONAL HOME SECURITY LIMITED
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                                      Accumulated
                           Capital Stock Issued     Additional                       Retained            Other             Total
                           --------------------      Paid-in     Comprehensive       Earnings        Comprehensive     Shareholders'
                           Shares        Amount      Capital         Income        Unappropriated         Loss             Equity
                           --------    --------     ----------   -------------     --------------    -------------     -------------

BALANCE, JUNE 30, 1996       1,000       1,000              -                            486,138           16,260         503,398
Comprehensive income
Net Income 1997                                                  [1,236,196]           1,236,196                        1,236,196
Other Comprehensive income,
  net of tax
    Foreign currency
      translation
         Adjustment                                                 (64,563)
                                                                 ----------
Other Comprehensive income                                          (64,563)                              (64,563)        (64,563)
Comprehensive income                                             [1,171,633]
                                                                 ==========
                          --------    --------       --------                          ---------          -------       ---------
BALANCE, JUNE 30, 1997       1,000       1,000              -                          1,722,334          (48,303)      1,675,031
Comprehensive income
Net Income 1998                                                  [1,864,939]           1,864,939                        1,864,939
Other Comprehensive income,
  net of tax
    Foreign currency
      translation
         Adjustment                                                (574,442)
                                                                 ----------
Other Comprehensive income                                         (574,442)                             (574,442)       (574,442)
Comprehensive income                                             [1,290,497]
                                                                 ==========
Additional paid-in capital  51,557      51,557        470,610                                                             522,167
                          --------    --------       --------                          ---------          -------       ---------
BALANCE, JUNE 30, 1998      52,557      52,557        470,610                          3,587,273         (622,745)      3,487,695

Comprehensive income
Net Income July 1 -
  September 30, 1998                                               [368,032]             368,032                          368,032
Other Comprehensive income,
  net of tax
    Foreign currency
      translation
        Adjustment                                                 (226,993)
                                                                 ----------
Other Comprehensive income                                         (226,993)                             (226,993)       (226,993)
Comprehensive income                                               [141,039]
                                                                 ==========
                          --------    --------       --------                          ---------          -------       ---------
BALANCE, SEPTEMBER 30,
  1998                      52,557      52,557        470,610                          3,955,305         (849,738)      3,628,734
                          ========    ========       ========                          =========          =======       =========

  The accompanying notes are an integral part of these consolidated financial statements

                INTEGRATED INTERNATIONAL HOME SECURITY LIMITED
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 : NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

a) Nature of Business -

     Integrated International Home Security Pty Limited (the "Company") was incorporated in the British Virgin Islands on September 19, 1995 under the International Business Companies Act and acts as an investment holding company. On October 3, 1995 the Company acquired 51.84 % of Ness Security Products Pty Limited ("Ness"), incorporated in Sydney, Australia on June 22, 1995. Subsequently the Company acquired a further 23.2% to bring its total holdings in Ness to 75.04 % as at June 30, 1998. On October 3, 1995 Ness acquired the business of manufacture, assembly and sale of security alarms from Westinghouse Break & Signal Company (Australia) Limited ("Westinghouse") a member of the BTR Nylex Group for the fair value of net business assets, being $3,686,726. On July 29, 1997 Ness acquired 100% of National Fire & Safety (S.E. Asia) Limited ("NF&S"), incorporated in Hong Kong on May 12, 1992. On September 3, 1997 Ness acquired a 50% holding in Ness Security USA, Inc ("Ness USA"), incorporated in Florida on November 12, 1996. Ness acquired the remaining 50% of shares in Ness USA on March 3, 1998.

     The Company acts as an investment holding company. Ness is the principal trading entity. The main business activities of Ness are the design, manufacture and sale of high quality security products. Ness is the exclusive supplier of Home Security International, Inc.'s ("HSI") security alarm system, "SecurityGuard". Currently more than 67 percent of all Ness sales are made to subsidiary's of HSI.

b) Principles of Consolidation and Basis of Preparation -

     The accompanying consolidated financial statements comprise the accounts of the Company and its controlled entities, Ness, Ness USA and NF&S and have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). All intercompany accounts and transactions have been eliminated on consolidation.

     The minority interest represents the 24.96% separate public ownership of Ness Security Products Pty Limited.

     The acquisition of both NF&S and Ness USA as at September 30, 1998 were accounted for as 100% acquisitions.

c) Cash and Cash Equivalents -

     Cash and cash equivalents consist of cash and short-term investments with maturities of three months or less from the date of purchase. Cash and cash equivalents are stated at cost, which approximates market value.

d) Foreign Currencies -

     The consolidated financial statements are translated into US dollars to reflect the Company's reporting currency. The assets and liabilities are translated at the balance sheet date exchange rate. The profit and loss items have been translated at the average exchange rates throughout each period. The resulting translation effects are accumulated as a separate component in shareholders' equity.

     The functional currency of each entity is as follows:


    Integrated International Home Security Limited  -    US dollars
    Ness                                            -    Australian dollars
    Ness USA                                        -    US dollars
    NF&S                                            -    Hong Kong dollars.

e) Use of Estimates -

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

f) Income Taxes -

                INTEGRATED INTERNATIONAL HOME SECURITY LIMITED
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

     The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109 ("Accounting for Income Taxes") which requires an asset and liability method of accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

g) Revenue Recognition -

     Revenue is recognized at the time of shipment of products and is shown net of returns and rebates. Ness warrants its products against defects in design, materials and workmanship for one year. A provision for estimated future costs relating to warranty expenses is recorded when products are shipped.

h) Allowance for Doubtful Accounts -

     Management reviews the collectability of accounts receivable on a regular basis. Amounts, if any, which are determined to be uncollectable, are provided for in the financial statements in the period such determination is made.

i) Inventories -

     Inventories consist of work in progress, finished goods and raw materials. Inventories are stated at the lower of cost (first-in, first-out method), or market. The elements of cost include direct labour and materials, variable overhead and the full absorption of fixed manufacturing overhead. Provision for potentially obsolete or slow moving inventory is made based on managements' analysis of inventory levels and future sales forecasts.

j) Capital assets -

     Capital assets are recorded at cost. Maintenance and repairs are expenses in the period to which they relate. Depreciation on plant and equipment is calculated using the straight-line method over the following estimated useful lives of the assets:


                                    Years
                                    -----
          Furniture and fixtures..   10.0
          Office equipment........    6.5
          Plant and machinery.....    5.0
          Motor vehicles..........    6.5

k) Leased Assets -

    Leased assets classified as finance leases are capitalized as fixed assets. The amount initially brought to account is the present value of minimum lease payments. A financed lease is one, which effectively transfers from the lessor to the lessee substantially all the risks and benefits incidental to ownership of the leased property. Capitalized leased assets are amortized on a straight-line basis over the estimated useful life of the asset. Finance lease payments are allocated between interest expense and the reduction of lease liability over the term of the lease. The interest expense is determined by applying the interest rate implicit in the lease to the outstanding lease liability at the beginning of each lease payment period.

    Operating lease payments are charged as an expense in the period in which they are incurred.

l) Acquisition of assets -

    Assets acquired are recorded at the cost of acquisition, being the purchase consideration determined as at the date of acquisition, plus costs incidental to the acquisition.

m) Research and Development -

    Research and development costs consist of expenditures incurred during the course of planned search and investigation aimed at discovery of new knowledge which will be useful in developing new products or processes, or significantly enhancing existing products or production processes, and the implementation of such through design, testing of product alternatives or construction of prototypes. Ness expenses all research and development costs as they are incurred.

n) Pension and other Benefit Plans -

    Ness contributes to a pension plan on behalf of its employees. The pension plan is an accumulation fund and Ness has no liability to members under the plan. Ness has no other pension or other employment benefit plans.

o) Intangible Assets -

     Intangible assets represent the excess of cost over fair value of assets acquired and are amortized using the straight-line method over ten years. The carrying value of intangible assets is periodically reviewed by Ness based on the expected future undiscounted operating cash flows of the related business unit. Goodwill relating to Ness USA was fully amortized as at June 30, 1998, based on management's assessment of the expected future undiscounted operating cash flows of Ness USA. Based upon its most recent analysis and subsequent adjustments, management believes that no material impairment of intangible assets exists at September 30, 1998.

p) Derivative Financial Instruments -

    Ness periodically enters into forward currency exchange contracts and options to manage the risk of foreign currency fluctuations when purchasing raw materials offshore. The change in fair value of the contracts is recognized immediately and included in the determination of net income. Ness is not a trader in derivative securities, and has not used speculative derivative products for the purpose of generating earnings from changes in market conditions.

q) New Accounting Pronouncements -

    As of July 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in a financial statement for the period in which they are recognized. The Company has chosen to disclose Comprehensive Income, which encompasses net income and foreign currency translation adjustments, in the statement of changes in shareholders' equity.

                INTEGRATED INTERNATIONAL HOME SECURITY LIMITED
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

NOTE 2: NET SALES

                              Nine Months Ended          Year Ended              Three Months Ended
                                   June 30,               June 30,                  September 30,
                                  ----------     -------------------------     -----------------------
                                     1996           1997           1998          1997          1998
                                      $US            $US            $US           $US           $US
                                  ----------     ----------     ----------     ---------     ---------
                                                                                     (Unaudited)
Product sales.................    12,409,843     16,195,419     24,473,427     6,084,027     5,616,674
Other.........................        46,255         21,373         18,111         1,285       103,500
                                  ----------     ----------     ----------     ---------     ---------
Gross sales...................    12,456,098     16,216,792     24,491,538     6,085,312     5,720,174
Less: returns and rebates.....       (39,926)       (23,393)      (267,661)            -             -
                                  ----------     ----------     ----------     ---------     ---------
Net sales.....................    12,416,172     16,193,399     24,223,877     6,085,312     5,720,174
                                 ===========     ==========     ==========     =========     =========

NOTE 3: ACCOUNTS RECEIVABLE-TRADE

                                                     June 30,             September 30,
                                             ------------------------     -------------
                                               1997           1998            1998
                                                $US            $US             $US
                                             ---------      ---------     -------------
                                                                           (Unaudited)
Accounts Receivable......................... 3,042,747      3,883,837         3,752,490
Less: allowances for doubtful debts.........   (28,906)      (111,133)         (110,620)
                                             ---------      ---------     -------------
                                             3,013,841      3,772,704         3,641,870
                                             =========      =========     =============

NOTE 4: INVENTORIES

                                                 June 30,            September 30,
                                         -----------------------     -------------
                                           1997          1998            1998
                                            $US           $US             $US
                                         ---------     ---------     -------------
                                                                      (Unaudited)
Finished goods.......................... 1,142,485     2,568,648         2,651,202
Work in progress........................   567,470       367,872           548,140
Raw materials........................... 2,522,578     2,280,590         2,771,524
                                         ---------     ---------     -------------
                                         4,232,533     5,217,110         5,970,866
Less: provision for obsolescence........  (251,339)     (445,265)         (454,875)
                                         ---------     ---------     -------------
                                         3,981,194     4,771,845         5,515,991
                                         =========     =========     =============

NOTE 5: PREPAID EXPENSES AND OTHER CURRENT ASSETS

                              June 30,          September 30,
                         -----------------      -------------
                          1997       1998           1998
                           $US        $US            $US
                         ------     ------      -------------
                                                 (Unaudited)
Prepayments............. 60,264      9,077            302,240
Director's loan.........      -          -             95,375
Sundry debtors.......... 33,691     36,114             68,622
                         ------     ------      -------------
                         93,955     45,191            466,237
                         ======     ======      =============

     The Director's loan is unsecured, repayable on demand and bears interest at commercial rates.

NOTE 6: CAPITAL ASSETS

                                                June 30,              September 30,
                                        ------------------------      -------------
                                          1997           1998             1998
                                           $US            $US              $US
                                        ---------      ---------      -------------
                                                                       (Unaudited)
Furniture and fixtures.................   100,372        126,873            124,410
Office equipment.......................   107,120        196,095            204,114
Plant.................................. 1,532,546      1,594,828          1,761,004
Motor vehicles.........................   343,899        326,004            310,841
Less: Accumulated depreciation.........  (412,650)      (707,195)          (812,033)
                                        ---------      ---------      -------------
                                        1,671,287      1,536,605          1,588,336
                                        =========      =========      =============

                INTEGRATED INTERNATIONAL HOME SECURITY LIMITED
                  NOTES TO FINANCIAL STATEMENTS--(Continued)


NOTE 7: INTANGIBLES
                                     June 30,         September 30,
                                  -----------------   -------------
                                   1997      1998         1998
                                    $US       $US          $US
                                  -------  --------   -------------
                                                       (Unaudited)
Initial goodwill on Investment..     -      506,724       450,280
Amortisation of goodwill........     -     (272,702)     (233,489)
                                  -------  --------   -----------
                                     -      234,022       216,791
                                  =======  ========   ===========

     Goodwill represents the excess of the purchase price paid by the immediate parent entity, Ness Security Products Pty Limited, over the fair value of assets acquired when Ness purchased its 100% shareholding in Ness Asia on July 29, 1997, its 50% shareholding in Ness USA on September 3, 1997 and the remaining 50% shareholding in Ness USA on March 3, 1998. Goodwill relating to Ness Asia is being amortized on the straight-line basis over a period of 10 years. Goodwill relating to Ness USA was fully amortized as at June 30, 1998, based on management's assessment of the expected future undiscounted operating cash flows of Ness USA.


NOTE 8: LONG TERM BORROWINGS


     On June 6, 1996 Ness entered into a $1,771,200 loan agreement with Westpac Banking Corporation with a duration of 3 years maturing on March 31, 1999. Interest is payable quarterly in advance at a rate of 10.2%. The loan is secured by a registered mortgage debenture over all assets and uncalled capital of Ness Security Products Pty Limited.


                                                  June 30,         September 30,
                                               -----------------   -------------
                                                 1997      1998         1998
                                                  $US       $US          $US
                                               ---------  --------   -----------
                                                                    (Unaudited)
Total long term borrowings...................  1,490,400   619,200    442,800
Less: current portion of long term borrowing.    745,200   619,200    442,800
                                               ---------  --------   ---------
              Long term borrowings...........    745,200         -           -
                                               =========  ========   =========

NOTE 9: FAIR VALUE OF FINANCIAL INSTRUMENTS


     SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information for certain financial instruments, for which it is practicable to estimate that value. The carrying amounts reflected in the combined balance sheets for cash equivalents, accounts receivable and payable approximate their respective fair values due to short maturities of those instruments.

                INTEGRATED INTERNATIONAL HOME SECURITY LIMITED
                  NOTES TO FINANCIAL STATEMENTS--(Continued)

NOTE 10: LEASE COMMITMENTS

     Ness leases several production facilities and motor vehicles under long - term leases and has the option to purchase the facilities for a normal cost at the termination of the lease. Included in plant and equipment are the following assets held under capital leases:

                                                  June 30,        September 30,
                                              ----------------    -------------
                                                1997      1998        1998
                                                $US        $US         $US
                                              --------  --------- -------------
                                                                   (Unaudited)
Motor vehicles..............................   331,137    286,991    273,643
Office equipment............................    37,260     32,829     29,520
Plant and machinery.........................   719,102    721,748    688,179
                                             ---------  ---------   --------
                                             1,087,499  1,041,568    991,342

Less: accumulated amortization..............  (154,439)  (401,803)  (433,625)
                                             ---------  ---------   --------
                                               933,060    639,765    557,717
                                             =========  =========   ========


     The following is a schedule by year of future gross minimum rental payments for all finance leases reconciled to the present value of net minimum finance lease payments as of September 30, 1998.

                                                 June 30,       September 30,
                                            ------------------- -------------
                                               1997      1998      1998
                                               $US       $US        $US
                                            ----------  ------- -------------
                                                                 (Unaudited)
Payable not later than one year............    307,883  283,201     269,873
Payable later than one year but not
 later than two years......................    307,883  339,860     310,194
Payable later than two years but not
 later than three years....................    372,634  137,909      85,413
Payable later than three years
 but not later than four years.............    121,270   31,572      30,092
Payable later than four years
 but not later than five years.............          -   18,417      10,035
                                             ---------  -------    --------
Minimum finance lease payments.............  1,109,670  810,959     705,607
Less: amount representing interest.........    197,414  114,873      92,270
                                             ---------  -------    --------
Present value of net minimum
 finance lease payments....................    912,256  696,086     613,337
Less: current portion......................    217,443  219,367     158,791
                                             ---------  -------    --------
Long-term obligations under finance lease..    694,813  476,719     454,546
                                             =========  =======    ========

     The operating lease commitments of the Ness consist of property rentals used as offices in Sydney, Melbourne, Brisbane and Perth.

                                                  June 30,      September 30,
                                            ------------------- -------------
                                               1997      1998      1998
                                               $US        $US       $US
                                            ----------  ------- -------------
                                                                  (Unaudited)
Payable not later than one year...........    244,981  268,511     238,116
Payable later than one year
 but not later than two years.............    241,034  192,049     178,335
Payable later than two years
 but not later than three years...........    231,130  173,659     165,582
Payable later than three years
 but not later than four years............    200,054  166,229     154,955
Payable later than four years
 but not later than five years............    191,112  105,866      63,089
Payable later than five years.............    143,334        -           -
                                            ---------  -------    --------
                                            1,251,645  906,314     800,077
                                            =========  =======    ========

                INTEGRATED INTERNATIONAL HOME SECURITY LIMITED
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

NOTE 11: SEGMENT INFORMATION

     The Company's subsidiaries operate principally in one industry segment, which includes the design, manufacture and sale of high quality security products. Ness's area of current operations is principally in Australia, with subsidiaries in the USA and Hong Kong. Information about the Company's operations split by geographic location is shown below.

                               Nine Months Ended         Year Ended            Three Months Ended
                                    June 30,               June 30,               September 30,
                               -----------------  ------------------------   ----------------------
                                     1996             1997         1998         1997        1998
                                      $US              $US          $US          $US         $US
                                  ----------      ----------    ----------   ----------   ---------
Net Sales:                                                                        (Unaudited)
   Australia....................  12,416,172      16,193,399    22,454,219    5,930,911   5,520,250
   Hong Kong....................           -               -     1,113,169      125,109     199,924
   United States................           -               -       656,489       29,292           -
                                  ----------      ----------    ----------   ----------   ---------
                                  12,416,172      16,193,399    24,223,877    6,085,312   5,720,174
                                  ==========      ==========    ==========   ==========   =========
Income (Loss) from Operations:
   Australia....................   1,517,712       2,598,383     3,999,244    1,473,857   1,004,704
   Hong Kong....................           -               -         4,298       (2,635)     (3,334)
   United States................      (5,189)         (5,625)      208,167      (18,482)    (93,947)
                                  ----------      ----------    ----------   ----------   ---------
                                   1,512,523       2,592,758     4,211,709    1,452,740     907,423
                                  ==========      ==========    ==========   ==========   =========
Depreciation:
   Australia....................      50,826         211,711       180,677       99,486      61,139
   Hong Kong....................           -               -         1,979          159         545
   United States................           -               -         4,122            -      24,508
                                  ----------      ----------    ----------   ----------   ---------
                                      50,826         211,711       186,778       99,645      86,192
                                  ==========      ==========    ==========   ==========   =========
Amortization:
   Australia....................      28,279         154,439       491,514        4,315      57,058
   Hong Kong....................           -               -         6,856        6,716           -
   United States................           -               -        31,065            -           -
                                  ----------      ----------    ----------   ----------   ---------
                                      28,279         154,439       529,435       11,031      57,058
                                  ==========      ==========    ==========   ==========   =========
Capital expenditure:
   Australia....................   1,312,029         844,114       458,368      175,356     258,830
   Hong Kong....................           -               -         1,998        1,236       1,808
   United States................           -               -         5,061            -           -
                                  ----------      ----------    ----------   ----------   ---------
                                   1,312,029         844,114       465,427      176,592     260,638
                                  ==========      ==========    ==========   ==========   =========

                                                                        June 30,        September 30,
                                                                ----------------------- -------------
                                                                   1997        1998         1998
                                                                    $US         $US          $US
                                                                ----------   ---------- -------------
                                                                                         (Unaudited)
Identifiable Assets
   Australia.............                                        9,085,600   10,138,759    11,516,427
   Hong Kong.............                                                -      347,028       256,061
   United States.........                                                -      250,050             -
                                                                ----------   ----------    ----------
                                                                 9,085,600   10,735,837    11,772,488
   Corporate assets......                                           66,824      458,355        28,263
                                                                ----------   ----------    ----------
                                                                 9,152,424   11,194,192    11,800,751
                                                                ==========   ==========    ==========

     Identifiable assets are those assets that are identified with the operation in each geographic area. Corporate assets are principally cash and short-term deposits.

                INTEGRATED INTERNATIONAL HOME SECURITY LIMITED
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)


NOTE 12: INCOME TAX


     The actual income tax expense attributable to net income differed from the amounts computed by applying local federal tax rates to income before taxes as a result of the following:


                                                Nine Months Ended         Year Ended            Three Months Ended
                                                    June 30,                June 30,               September 30,
                                                -----------------    ----------------------    --------------------
                                                      1996             1997         1998        1997        1998
                                                       $US              $US          $US         $US         $US
                                                    ---------        --------     ---------    --------    --------
                                                                                                   (Unaudited)
Expected income tax expense at statutory rates.....   456,950         742,604     1,475,884     516,985     399,963
Tax effect of permanent and other differences:
   Non-deductible expenses and other items.........    19,834          28,927        27,967       3,030       3,266
   Non-assessable expenses and other items.........   (57,246)        (51,674)      (61,956)          -      (2,131)
   Amortization of goodwill........................         -               -        96,788           -       2,267
   Timing difference and tax losses not bought to
      account as deferred tax assets...............         -               -      (101,718)          -           -
   Other...........................................         -               -        14,922           -           -
   Restatement of purchased future tax benefits....   (98,009)              -             -           -           -
                                                     --------        --------     ---------   ---------   ---------
                                                      321,529         719,857     1,451,887     520,015     403,365
                                                     ========        ========     =========   =========   =========
The tax expense is split between:
   Current.........................................   479,179         852,898     1,142,889   1,304,438   1,322,662
   Deferred........................................  (157,650)       (133,041)      308,998    (784,423)   (919,297)
                                                     --------        --------     ---------   ---------   ---------
                                                      321,529         719,857     1,451,887     520,015     403,365
                                                     ========        ========     =========   =========   =========


                                                                            June 30,             September 30,
                                                                        ----------------         -------------
                                                                         1997      1998               1998
                                                                          $US       $US                $US
                                                                        ------    ------             -------
                                                                                                   (Unaudited)
Deferred tax assets are comprised of timing differences on:
   Provisions not currently deductible for tax purposes for:
       Doubtful debts............................................       10,406    19,347              19,722
       Warranty..................................................       40,613    33,746              32,176
       Stock obsolescence........................................       90,482    86,226              91,780
       Investment dimunition.....................................            -    83,944              36,538
       Employee entitlements.....................................      142,885   152,213             162,972
       Other.....................................................       24,180   (36,544)            (35,819)
   Sundry accruals...............................................       26,186    46,310              43,455
   Prepayments...................................................      (19,656)   (9,772)             (7,561)
                                                                      --------  --------            --------
Net deferred tax assets..........................................      315,096   375,470             343,263
                                                                      ========  ========            ========

                INTEGRATED INTERNATIONAL HOME SECURITY LIMITED
                   NOTES TO FINANCIAL STATEMENTS-(Continued)

Note 13: RELATED PARTY TRANSACTIONS

     The Company and Integral Investments Limited ("IIL") are related by IIL's 100% holding in the share capital of the Company as of June 30, 1997.

     The Company and Vanuatu International Trust Company Limited ("VITCO") are related by the VITCO's 4% minority holding in Ness as of June 30, 1996. On October 3, 1995 VITCO agreed to lend Ness $2,066,400 to finance the remainder of the purchase price of business assets from Westinghouse. The duration of the loan was 3 years, with monthly repayment of $68,990, bearing interest at a rate of 15% on outstanding balances. On June 6, 1996 Ness paid out the VITCO loan in full, using funds from a $1,771,200 loan agreement with Westpac Banking Corporation taken out on June 6, 1996.

                                                    June 30,           September 30,
                                               -------------------     -------------
                                                1997        1998           1998
                                                 $US         $US            $US
                                               -------     -------     -------------
                                                                        (Unaudited)
Amounts due to related party:
Non-current liabilities
  Integral Investments Limited...............  593,989           -                 -

     The above loan is repayable on demand and bears no interest.

                                                      Nine Months Ended      Year Ended      Three Months Ended
                                                          June  30,           June 30,         September 30,
                                                          ---------         ------------     ------------------
                                                            1996            1997    1998       1997       1998
                                                             $US            $US     $US        $US        $US
                                                          ---------        -----   ------     ------     ------
                                                                                                 (Unaudited)
Net income is stated after the following items:
Interest on direct advances paid by Ness:
     VITCO...........................................       249,003            -        -          -          -

                        PRO FORMA FINANCIAL STATEMENTS


Introduction

     The accompanying unaudited pro forma statements of operations for the fiscal year ended June 30, 1998 and the three months ended September 30, 1998 have been prepared after giving effect to the pro forma adjustments described in the notes thereto as if the 50% acquisition of FAI Finance Corporation Pty Limited ("FFC") and the 100% acquisition of Integrated International Home Security Limited ("IIHSL") took place on July 1, 1997. The unaudited pro forma balance sheet as of September 30, 1998 has been prepared as if the IIHSL acquisition took place on September 30, 1998. Pro forma earnings per share amounts have been included in the pro forma statements of operations assuming the shares issued pursuant to the events included in the statements of operations were outstanding during the period described therein.

     The unaudited pro forma statements of operations do not purport to represent what the results of operations or financial condition of the Company would actually have been for the corresponding period if the respective events or transactions described above had in fact been in effect throughout such periods or to project the results of operations or financial condition of the Company for any future date or period.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of IIHSL as found in this Form-8KA, and the historical financial statements of Home Security International, Inc ("HSI") and FFC, as found in the Annual Report on Form 10-K for the fiscal year ended June 30, 1998, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

  Pro Forma Statement of Operations for three months ended September 30, 1998

                                                       HSI              IIHSL
                                                  Consolidated     Consolidated                                     Pro Forma
                                                  September 30,   September 30,      Pro Forma                    September 30,
                                                      1998           1998 (1)       Adjustments        Note           1998
                                                  -------------   -------------     -----------        ----       -------------
                                                      (in thousands, except per share data)

Net sales                                            $10,226         $ 5,720         $(3,169)           (2)       $12,777
Cost of goods sold - other                            (5,862)         (3,562)          3,169            (2)        (6,255)
                   - inventory revaluation                 -               -             (66)           (3)           (66)
                                                     -------         -------                                      -------
Gross profit                                           4,364           2,158                                        6,456
General and administrative expenses                   (1,907)         (1,075)           (158)           (4)        (3,140)
Research and development                                   -            (176)                                        (176)
                                                     -------         -------                                      -------
Income from operations                                 2,457             907                                        3,140
Interest income (expense), net                            18             (14)           (150)           (5)          (146)
                                                     -------         -------                                      -------
Income before income taxes, equity in income
 of affiliated companies and minority interest         2,475             893                                        2,994
Income tax expense                                      (917)           (403)             78            (6)        (1,242)
                                                     -------         -------                                      -------
Income before equity in income of affiliated
 companies and minority interest                       1,558             490                                        1,752
Equity in income of affiliated companies                  48               -                                           48
Minority interest                                          -            (122)                                        (122)
                                                     -------         -------                                      -------
Net income (loss)                                    $ 1,606         $   368                                      $ 1,678
                                                     =======         =======                                      =======
Diluted weighted average shares of Common Stock
 outstanding                                           5,162                             400            (7)         5,562
Diluted net income per share of Common Stock         $  0.31                                                      $  0.30

----------------------


(1) The consolidated information reported for IIHSL reflects 100% of the statement of operations data of Ness Security Products Pty Limited ("Ness"), adjusted by the "Minority Interest" line entry to reflect IIHSL's historical ownership of 75.04% of Ness.
(2) Represents elimination of all sales and purchases between Ness and HSI for the three months ended September 30, 1998.
(3) Represents elimination of profit recognized by Ness on the net change in inventory carried by HSI for the three months ended September 30, 1998.
(4) Represents the amortization charge for the period of $158,000 resulting from the amortization of intangible assets of $12,664,000 arising from the acquisition of IIHSL using an amortization period of 20 years.
(5) Represents the imputed interest expense on the promissory note balance outstanding during the period, a non-cash item.
(6) Represents the tax effect of the adjustments referred to in Notes 3 and 5 listed above. The amortization of intangible assets has no tax effect. Taxation expense has been calculated at the Australian effective tax rate of 36%.
(7) Represents issuance of 400,000 shares of Common Stock in connection with the IIHSL acquisition and the dilutive effect, if any, of all outstanding options and warrants.

     Pro Forma Statement of Operations for fiscal year ended June 30, 1998




                                                       HSI
                                                   Consolidated         IIHSL                               Pro Forma
                                                    June 30,      Consolidated (1)    Pro Forma              June 30,
                                                      1998        June 30, 1998      Adjustments    Note       1998
                                                   ------------   ----------------   -----------   ------   ---------
                                                                (in thousands, except per share data)
Net sales                                            $ 44,119         $ 24,224        $(18,802)      (2)    $  49,541
Cost of goods sold - other                            (26,295)         (13,455)         18,802       (2)      (20,948)
                   - inventory revaluation                  -                -            (348)      (3)         (348)
                                                     --------         --------                              ---------
Gross profit                                           17,824           10,769                                 28,245
General and administrative expenses                   (10,810)          (5,706)           (633)      (4)      (17,149)
Research and development                                    -             (851)                                  (851)
                                                     --------         --------                              ---------
Income from operations                                  7,014            4,212                                 10,245
Interest income (expense), net                            226             (113)           (622)      (5)         (509)
                                                     --------         --------                              ---------
Income before income taxes, equity in income
 of affiliated companies and minority interest          7,240            4,099                                  9,736
Income tax expense                                     (2,111)          (1,452)            349       (6)       (3,214)
                                                     --------         --------                              ---------
Income before equity in income of affiliated
 companies and minority interest                        5,129            2,647                                  6,522
Equity in income of affiliated companies                  252                -             (19)      (7)          233
Minority interest                                           -             (782)            106       (8)         (676)
                                                     --------         --------                              ---------
Net income (loss)                                    $  5,381         $  1,865                              $   6,079
                                                     ========         ========                              =========

Diluted weighted average shares of Common Stock
  outstanding                                           5,182                              456       (9)        5,638
Diluted net income per share of Common Stock         $   1.04                                               $    1.08

----------------------

(1) The consolidated information reported for IIHSL reflects 100% of the statement of operations data of Ness, adjusted by the "Minority Interest" line entry to reflect IIHSL's historical ownership of 71.04% of Ness, which increased to 75.04% in June 1998. See Note 8 below.
(2) Represents elimination of all sales and purchases between Ness and HSI for the fiscal year ended June 30, 1998.
(3) Represents elimination of profit recognized by Ness on the net change in inventory carried by HSI for the fiscal year ended June 30, 1998.
(4) Represents the amortization charge for the period of $633,000 resulting from the amortization of intangible assets of $12,664,000 arising from the acquisition of IIHSL using an amortization period of 20 years.
(5) Represents the imputed interest expense on the promissory note balance outstanding during the period, a non-cash item.
(6) Represents the tax effect of the adjustments referred to in Notes 3 and 5 listed above. The amortization of intangible assets has no tax effect. Taxation expense has been calculated at the Australian effective tax rate of 36%.

(7) Represents the Company's 50% equity in income (loss) of affiliated companies for the six months ended December 31, 1997 as computed below.



             (Pro Forma Reconciliation of Equity in Income (Loss)
      Of Affiliated Companies for the six months ended December 31, 1997)

                                         FFC        Pro Forma
                                    Consolidated   Adjustments        Pro Forma
                                    ------------   -----------        ---------
    Income before taxes             $    938,000      (539,000)       $ 399,000
    Income tax expense                  (336,000)      194,000         (141,000)
                                    ------------                      ---------
    Net income                      $    602,159                      $ 258,000
                                    ============                      =========

    50 percent equity in income of FFC                                $ 129,000
    Amortization of goodwill                                           (148,000)
                                                                      ---------
    Equity in loss of affiliated companies                            $ (19,000)
                                                                      =========

     The equity in loss of FFC has been calculated on a pro forma basis after adjusting for the inclusion of an interest expense on the loan balances due from FFC to FAI Insurances Limited and FAI General Insurances Limited. Prior to January 1, 1998 these loans were non interest bearing. Pro forma interest has been charged monthly in arrears at the historic Westpac Banking Corporation ("Westpac") indicator rate.

     Equity in loss of affiliated companies is calculated after amortization of goodwill of $5,891,000 arising from the acquisition of FFC on December 31, 1997. Goodwill has been amortized as if the acquisition of FFC had taken place on July 1, 1997, over a period of 20 years, which result in an amortization charge for the six month period ended December 31, 1997 of $148,000.

(8) Represents the adjustment needed to reflect IIHSL's acquisition of an additional 4% interest in Ness in June 1998.

(9) Represents issuance of 400,000 shares of Common Stock in connection with the IIHSL acquisition and the dilutive effect, if any, of all outstanding options and warrants.

                Pro Forma Balance Sheet as of September 30, 1998

                                                 HSI            IIHSL                                    Pro
                                             Consolidated    Consolidated                               Forma
                                             September 30,   September 30,    Pro Forma              September 30,
                                                 1998            1998        Adjustments     Note        1998
                                             -------------   -------------   -----------   -------   -------------

                                                                    (in thousands)
ASSETS
Current assets
Cash and cash equivalents                          $ 6,348        $    28       $(2,500)     (1)        $ 3,876
Accounts receivable, net                             1,624          3,642        (2,747)     (2)          2,519
Inventories                                          2,145          5,516                                 7,661
Prepaid expenses and other current assets            1,780            466          (585)     (3)          1,661
                                                   -------        -------       -------                 -------
  Total current assets                              11,897          9,652        (5,832)                 15,717
                                                   -------        -------       -------                 -------
Non-current assets
Investment in partnership                              289              -                                   289
Investment in affiliated companies                   7,345              -                                 7,345
Plant and equipment, net                             1,016          1,588                                 2,604
Intangibles, net                                     9,467            217        12,664      (5)         22,348
Deferred income taxes                                  966            344                                 1,310
Other non-current asset                                  4              -                                     4
                                                   -------        -------       -------                 -------
  Total non-current assets                          19,087          2,149        12,664                  33,900
                                                   -------        -------       -------                 -------
    Total assets                                   $30,984        $11,801       $ 6,832                 $49,617
                                                   =======        =======       =======                 =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Bank overdraft                                     $     -        $    25       $     -                 $    25
Note payable--FAI Insurances Group                     590              -                                   590
Note payable--Integral Investments Limited               -              -           378      (4)            378
Accounts payable--trade                              2,945          3,410        (2,747)     (2)          3,608
Accrued liabilities                                    744            689                                 1,433
Lease liability                                         26            158                                   184
Income taxes payable                                 2,262          1,323                                 3,585
Deferred income                                        683              -                                   683
Current portion of long term borrowings                  -            443                                   443
                                                   -------        -------       -------                 -------
  Total current liabilities                          7,250          6,048        (2,369)                 10,929
                                                   -------        -------       -------                 -------
Non-current liabilities
Long term lease liability                               29            455                                   484
Accrued liabilities                                     92              -                                    92
Deferred income                                        185              -                                   185
Note payable--FAI Insurances Group                   3,926              -                                 3,926
Note payable--Integral Investments Limited               -              -         8,225      (4)          8,225
                                                   -------        -------       -------                 -------
  Total non-current liabilities                      4,232            455         8,225                  12,912
                                                   -------        -------       -------                 -------
     Total liabilities                              11,482          6,503         5,856                  23,841
                                                   -------        -------       -------                 -------
Minority interest                                                   1,669                                 1,669
Shareholders' equity
Common stock                                             5             53           (52)     (6)              6
Additional paid-in capital                          16,111            471         4,133      (6)         20,715
Secured note issue                                  (2,375)             -                                (2,375)
Accumulated other comprehensive loss                (1,178)          (850)          850      (7)         (1,178)
Retained earnings                                    6,939          3,955        (3,955)     (7)          6,939
                                                   -------        -------       -------                 -------
  Total shareholders' equity                        19,502          3,629           976                  24,107
                                                   -------        -------       -------                 -------
  Total liabilities and shareholders' equity       $30,984        $11,801       $ 6,832                 $49,617
                                                   =======        =======       =======                 =======

(1) Represents the cash effect of the acquisition of IIHSL summarized as follows:

          Cash payment (reduced by $126,000 deposit paid concurrent
              with the execution of the Purchase Agreement)             $(2,300,000)
          Non-refundable re-negotiation fee                                (200,000)
                                                                        -----------
               Cash reserves utilized                                   $(2,500,000)
                                                                        ===========

(2) Represents the elimination of Accounts receivable and Accounts payable between HSI and IIHSL of $2,747,000.
(3)  Represents prepaid acquisition expenses as of September 30, 1998.
(4) Represents the present value of a promissory note, secured by the IIHSL Shares, discounted at a rate appropriate for a debt with similar terms and credit ratings. Total nominal amount payable of $9,098,000, $400,000 of which is due on June 30, 1999.
(5)  Represents the goodwill generated from the Acquisition computed as follows:

          Cash payment                                                      $ 2,300,000
          Initial deposit                                                       126,000
          Re-negotiation fee                                                    200,000
          Fair value of promissory note                                       8,603,000
          Issuance of 400,000 shares in Common Stock at $10.25 per share      4,100,000
          Issuance of 360,000 warrants (valued at $1.40 per share)              504,000
          Acquisition expenses                                                  460,000
          Net identifiable assets IIHSL                                      (3,629,000)
                                                                            -----------
                Purchase price in excess of tangible and other intangible
                   net assets                                               $12,664,000
                                                                            ===========

(6)  Represents the impact of the Equity transactions of the Acquisition:

          Issuance of 400,000 shares in Common Stock at $10.25 per share    $4,100,000
          Issuance of 360,000 warrants (valued at $1.40 per share)             504,000
          Elimination of IIHSL Common Stock and Paid-in-Capital               (523,000)
                                                                            ----------

               Total                                                        $4,081,000
                                                                            ==========

(7) Elimination of IIHSL accumulated other comprehensive loss and retained earnings.

          (c)  Exhibits

               23.1  Consent of Deloitte and Touche

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

  The following table sets forth the costs and expenses, payable in connection with the sale of the Shares being registered hereby. All amounts are estimates: the total estimated fees set forth below shall be paid in full by the Selling Shareholder.

      SEC Registration Fees (includes State)........................  $ 6,500
      Accountants' Fees and Expenses................................  $25,000
      Legal Fees and Expenses.......................................  $40,000
      Printing and Engraving........................................  $10,000
                                                                      -------
          Total.....................................................  $81,500
                                                                      =======

Item 14. Indemnification of officers and directors

  Section 102(b) of the Delaware General Corporations Law (the "DGCL") permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

  Section 145 of the DGCL ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any nonderivative suit or proceeding, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

  With respect to derivative actions, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit as brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

  Reference is made to Section 7 of Article VII of the Registrant's By-laws and Article Seventh of the Certificate of Incorporation of the Registrant for the provisions which the Registrant has adopted relating to indemnification of officers, directors, employees and agents, which provides for the indemnification of such persons to the full extent permitted by Delaware law.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  Reference is also made to Section 7 of the Underwriting Agreement filed as
Exhibit 1 to this Registration Statement which provides for the indemnification of the Company, its controlling persons, directors and certain of its officers by the Underwriters against certain liabilities, including liabilities under the securities laws.

  Reference is also made to Section 7 of the underwriting agreement between the Company, National and Nolan Securities Corporation, which also provides for the indemnification of the Company, its controlling persons, directors and National and Nolan against certain liabilities under the securities laws.

  The Registrant has purchased directors' and officers' liability insurance.

Item 15. Recent sales of unregistered securities

                                                         Aggregate
                         Date of              Number of  Purchase          Form of
       Purchasers         Sale    Securities   Shares      Price        Consideration
       ----------        -------  ----------  --------- ----------- ----------------------
FAI Home Security
 Holdings Pty Ltd....... 4/11/97 Common Stock         1 $      .001 Cash
FAI Home Security
 Holdings Pty Ltd....... 6/30/97 Common Stock 4,499,999 $10,538,213 Common Stock of FAI
                                                                    Home Security Pty Ltd.
                                                                    and FAI Home Security
                                                                    (ENZED) Ltd.
Bradley D. Cooper....... 7/15/97 Common Stock   250,000 $ 2,500,000 $125,000 Cash and
                                                                    $2,375,000 Note
                                                                    Payable
Integral Investments
 Limited............... 10/1/98  Common Stock   400,000 $4,100,000  Common Stock of Integrated
                                                                    International Home Security
                                                                    Limited


  The sales of all of the aforementioned securities were made, in reliance upon the exemption from the registration provisions of the Act afforded by section 4(2) thereof and/or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. To the best of the Registrant's knowledge, the purchasers of securities described above acquired them for their own account.

Item 16. Exhibits

  (a) Exhibits

      2.1 Share Purchase Agreement relating to the purchase of shares in FAI Home Security Pty Limited and FAI Home Security (ENZED)
               Limited (4)
      2.2      NZ Asset Purchase Agreement between FAI Home Security Holdings
               New Zealand Limited and FAI Home Security (ENZED) Limited (4)
      2.3      NZ Share Sale Agreement between FAI Home Security Holdings New
               Zealand Limited and FAI Home Security Holdings Pty Limited (4)
      2.4      Trade Mark License Agreement between FAI Insurances and FAI Home
               Security Pty Limited (4)
      3.1      Certificate of Incorporation of the Company (1)
      3.2      Bylaws of the Company (1)
      4.1      National Securities Corporation Warrant Agreement (1)
      4.2      Form of the Company Common Stock Certificate (3)
      5.1      Opinion and Consent of D'Ancona & Pflaum
     10.1      1997 Employee Stock Option Plan (5)


      10.2     1997 Non-Employee Directors' Stock Option Plan (5)
      10.3     International Asset Purchase Agreement between FAI Insurances and Cooper International Group (2)
      10.4     Manufacturing Agreement among Ness Security Products Pty
               Limited, FAI Home Security Pty Limited and FAI Home Security
               Holdings Pty Limited (4)
      10.5     Executive Service Agreement with Bradley D. Cooper (4)
      10.6     Amendment to Executive Service Agreement with Bradley D. Cooper
               (4)
      10.7     Executive Service Agreement dated July 15, 1997 between the
               Company and Terrance J. Youngman (4)
      10.8     Executive Service Agreement dated July 15, 1997 between the
               Company and Robert D. Appleby (4)
      10.9     Executive Service Agreement dated July 15, 1997 between the
               Company and Mark Whitaker (4)
      10.10    Executive Service Agreement dated July 15, 1997 between the
               Company and Geoffrey D. Knowles (4)
      10.11    Executive Service Agreement dated July 15, 1997 between the
               Company and Felicity A. Hilbert (4)
      10.12    Option Agreement dated September 5, 1994 between Bradley D.
               Cooper and FAI Insurances Limited (2)
      10.13    Sale Agreement dated November 11, 1995, among Bradley D. Cooper,
               FAI Insurances Ltd, FAI Home Security Holding Pty Ltd. and
               Kamarasi Pty Ltd. (2)
      10.14    Management Services Agreement with Speakeasy Ltd. (2)
      10.15    Promissory Note Payable to Bradley D. Cooper (4)
      10.16    Promissory Note Payable to FAI Home Security Holdings Pty
               Limited (4)
      10.17    Promissory Note Payable to FAI Home Security (ENZED) Limited (4)
      10.18    Share Sale Agreement dated December 31, 1997 by and between FAI
               Insurances Limited and FAI Home Security Pty. Limited (6)
      10.19    Shareholders Agreement dated December 31, 1997 by and between
               FAI Insurances Limited and FAI Home Security Pty. Limited (6)
      10.20    Consultancy Engagement Agreement effective October 1, 1997, among the Company, Speakeasy Pty. Ltd. and Bradley D. Cooper (7)
      10.21    Stock Purchase Agreement dated July 17, 1998, and as amended
               October 1, 1998, between the Company and International Home
               Security Investments Limited.
      10.22    Registration Rights Agreement
     +21.1     List of Subsidiaries
      23.1     Consent of D'Ancona & Pflaum (to be included in Exhibit 5.1)


     23.2      Consent of Arthur Andersen
    +23.3      Consent of Paul Brown
     23.4      Consent of Deloitte & Touche
     24.1      Power of Attorney for Paul Brown

--------
(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-26399), as amended, filed with the Securities Exchange Commission on May 2, 1997
(2) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-26399), as amended, filed with the Securities Exchange Commission on June 10, 1997
(3) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-26399), as amended, filed with the Securities Exchange Commission on June 25, 1997
(4) Incorporated by reference to the Company's Registration Statement on Form 10-K (Registration No. 333-26399), filed with the Securities Exchange Commission on September 29, 1997
(5) Incorporated by reference to the Company's Registration Statement on Form 10-Q (Registration No. 333-26399), filed with the Securities Exchange Commission on November 14, 1997
(6) Incorporated by reference to the Company's Registration Statement on Form 8-K (Registration No. 333-26399), filed with the Securities Exchange Commission on January 15, 1998
(7) Incorporated by reference to the Company's Registration Statement on Form 10-Q (Registration No. 333-26399), filed with the Securities Exchange Commission on February 17, 1998
+   Previously Filed.

Item 17. Undertakings

  (1) The Company will file, during any period in which offers or sells securities are being made, all post-effective amendments to this Registration Statement as to: (i) Include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) Reflect in this Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information.

  (2) For the purpose of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted (other than the expenses of a successful defense), the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and the Company will be governed by the final adjudication of such issues.

  (e) The Company will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

  For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe the registrant meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned in the city of Sydney, Australia on February 9, 1999.

                                          Home Security International, Inc.

                                                 /s/ Bradley D. Cooper
                                          By:__________________________________
                                                     Bradley D. Cooper
                                                  Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

             Signature                           Title                    Date
             ---------                           -----                    ----


      /s/ Bradley D. Cooper          Chairman and Chief Executive    February 9, 1999
____________________________________  Officer (Principal
         Bradley D. Cooper            Executive Officer)

        /s/ Mark Whitaker            Chief Financial Officer,        February 9, 1999
____________________________________  Executive Vice President of
           Mark Whitaker              Finance and Treasurer
                                      (Principal Financial and
                                      Accounting Officer)

                *                    Director                        February 9, 1999
____________________________________
        Timothy M. Mainprize

                *                    Director                        February 9, 1999
____________________________________
          Steve Rabinovici

          /s/ Paul Brown             Director                        February 9, 1999
____________________________________
             Paul Brown


 /s/ Bradley D. Cooper
*----------------------------------
Bradley D. Cooper, Attorney-In-Fact